Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

SABRA HEALTH CARE REIT, INC.,

SABRA HEALTH CARE LIMITED PARTNERSHIP,

PR SUB, LLC,

CARE CAPITAL PROPERTIES, INC.

and

CARE CAPITAL PROPERTIES, LP

Dated as of May 7, 2017

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A	Certificate of Formation
Exhibit B	Limited Liability Company Agreement
Exhibit C	Company 368 Opinion
Exhibit D	Parent REIT Opinion
Exhibit E	Parent 368 Opinion
Exhibit F	Company REIT Opinion

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2017 (this “Agreement”), is by and among Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), Sabra Health Care Limited Partnership, a Delaware limited partnership (“Parent OP”), PR Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Care Capital Properties, Inc., a Delaware corporation (the “Company”) and Care Capital Properties, LP, a Delaware limited partnership (“Company OP”). Parent, Merger Sub, Parent OP, the Company and the Company OP are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties wish to effect a business combination through the merger of the Company with and into Merger Sub, with Merger Sub being the surviving company of such merger (the “Surviving Company”), and in which merger each outstanding share of Company Common Stock, other than Excluded Shares, shall be converted into the right to receive 1.123 (the “Exchange Ratio”) newly issued shares of Parent Common Stock (the “Merger Consideration”), as more fully described in this Agreement and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (a) approved and adopted this Agreement, the Mergers and the transactions contemplated hereby and declared this Agreement and the transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of the Company and its stockholders, (b) duly and validly authorized the execution and delivery of this Agreement, (c) subject to Section 5.4, directed that this Agreement be submitted for consideration at a meeting of the Company’s stockholders and (d) subject to Section 5.4, recommended that the Company’s stockholders vote in favor of the adoption of this Agreement and determined to include such recommendation in the Joint Proxy Statement/Prospectus;

WHEREAS, the Board of Directors of Parent has unanimously (a) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Mergers and the issuance of Parent Common Stock in connection with the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement, (b) declared this Agreement and the transactions contemplated by this Agreement, including the Mergers and the issuance of Parent Common Stock in connection with the Merger, in each case on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of Parent and its stockholders, (c) duly and validly authorized the execution and delivery of this Agreement, (d) subject to Section 5.4, directed that the issuance of Parent Common Stock in connection with the Merger be submitted for consideration at a meeting of Parent’s stockholders and (e) subject to Section 5.4, recommended that Parent’s stockholders vote in favor of the approval of the issuance of Parent Common Stock in connection with the Merger and determined to include such recommendation in the Joint Proxy Statement/Prospectus;

WHEREAS, Parent, in its capacity as the sole member and managing member of Merger Sub, has taken all actions required for the execution and delivery of this Agreement by Merger Sub and to adopt and approve this Agreement and to approve the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, immediately following the Merger and simultaneously with the Partnership Merger, Parent will cause the Surviving Company to merge with and into Parent on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the Maryland General Corporation Law, as amended (the “MGCL”);

WHEREAS, Care Capital Properties GP, LLC, the sole general partner of Company OP (the “Company OP GP”), the requisite limited partners of the Company OP, Parent, the sole general partner of Parent OP (the “Parent OP GP”) and the requisite limited partners of the Parent OP have each approved the merger of Company OP and Parent OP, with Company OP merging with and into Parent OP and Parent OP being the surviving partnership in the Partnership Merger (the “Surviving Partnership”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended (the “DRUPA”);

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be a “plan of reorganization” for purposes of Section 354 and Section 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.1 The Mergers.

(a) The Mergers.

(i) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), and the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, the Company shall be merged with and into Merger Sub (the “Merger”). As a result of the Merger, the separate existence of the Company shall cease, and Merger Sub shall continue as the Surviving Company, such that following the Merger, the Surviving Company will be a wholly owned subsidiary of Parent. The Merger will have the effects provided in this Agreement and as specified in the DLLCA and the DGCL, as applicable.

(ii) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the MGCL, and the DLLCA, at the Subsequent Merger Effective Time, the Surviving Company shall be merged with and into Parent (the “Subsequent Merger”). As a result of the Subsequent Merger, the separate existence of the Surviving Company shall cease, and Parent shall continue as the surviving corporation in the Subsequent Merger (the “SM Surviving Corporation”). The

Subsequent Merger will have the effects provided in this Agreement and as specified in the MGCL and the DLLCA.

(iii) Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the DRUPA, at the Partnership Merger Effective Time, the Company OP shall be merged with and into the Parent OP (the “Partnership Merger”). As a result of the Partnership Merger, the separate existence of the Company OP shall cease, and the Parent OP shall continue as the Surviving Partnership. The Partnership Merger will have the effects provided in this Agreement and as specified in the DRUPA.

(b) Effective Time of the Mergers.

(i) Parent and the Company shall cause the Merger to be consummated by filing as soon as practicable on the Closing Date a certificate of merger for the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary”), in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA and the DGCL, respectively. Parent and each officer of Merger Sub is hereby designated as an “authorized person” of Merger Sub within the meaning of the DLLCA and is hereby authorized, for and on behalf of Merger Sub, to execute, deliver and cause the filing of the Certificate of Merger with the Delaware Secretary. The Merger shall become effective when the Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as may be agreed by Parent and the Company and specified in the Certificate of Merger (not to exceed 90 days from filing) (the date and time the Merger becomes effective being the “Effective Time”).

(ii) Parent and Merger Sub shall cause the Subsequent Merger to be consummated by filing as soon as practicable on the Closing Date (A) articles of merger for the Subsequent Merger (the “MDSM Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the relevant provisions of the MGCL and (B) a certificate of merger for the Subsequent Merger (the “DESM Certificate of Merger”) with the Delaware Secretary, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA. The Subsequent Merger shall become effective when the MDSM Articles of Merger are duly filed with and accepted for record by, the SDAT and DESM Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as may be agreed by Parent and the Company and specified in the MDSM Articles of Merger and the DESM Certificate of Merger (not to exceed 30 days from filing or acceptance, as applicable) and in any event following the Effective Time (the date and time the Subsequent Merger becomes effective being the “Subsequent Merger Effective Time”).

(iii) Parent shall cause the Partnership Merger to be consummated by filing as soon as practicable on the Closing Date a certificate of merger for the Partnership Merger (the “Partnership Certificate of Merger”) with the Delaware Secretary, in such form as required by, and executed in accordance with, the relevant provisions of the DRUPA. The Partnership Merger shall become effective when the Partnership Certificate of Merger is duly filed with the Delaware Secretary, or at such later time as agreed by Parent and the Company and specified in the Partnership Certificate of Merger (not to exceed 90 days from filing), and in any event simultaneous with the Subsequent Merger Effective Time (the date and time the Partnership Merger becomes effective being the “Partnership Merger Effective Time”).

Section 1.2 Closing. The closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California 92660, at 7:00 a.m., California time, on the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), unless another date, time or place is agreed to in writing by the Parties (the date on which the Closing occurs, the “Closing Date”).

Section 1.3 Governing Documents of the Surviving Company. At the Effective Time, the certificate of formation and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time and attached hereto as Exhibit A and Exhibit B, respectively, shall be the certificate of formation and limited liability company agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 1.4 Officers of the Surviving Company. From and after the Effective Time, the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Company, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the applicable provisions of the limited liability company agreement of the Surviving Company.

Section 1.5 Governing Documents of the SM Surviving Corporation. At the Subsequent Merger Effective Time, the charter and bylaws of Parent as in effect immediately prior to the Subsequent Merger Effective Time, shall be the charter and bylaws of the SM Surviving Corporation, until thereafter amended in accordance with applicable Law and the applicable provisions of such charter and bylaws.

Section 1.6 Officers of the SM Surviving Corporation. From and after the Subsequent Merger Effective Time, the officers and, subject to Section 5.8, directors of Parent at the Subsequent Merger Effective Time shall be the directors and officers of the SM Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law and the applicable provisions of the charter and bylaws of the SM Surviving Corporation.

Section 1.7 General Partner; Organizational Documents of the Surviving Partnership. At the Partnership Merger Effective Time, (i) the Parent OP GP shall continue as the general partner of the Surviving Partnership until the Parent OP GP ceases to be the general partner of Parent OP in accordance with applicable Law and the limited partnership agreement of the Surviving Partnership, (ii) the limited partners of Parent OP immediately prior to the Partnership Merger Effective Time shall continue as limited partners of the Surviving Partnership until such Persons cease to be a limited partner of Parent OP in accordance with applicable law and the limited partnership agreement of the Surviving Partnership, (iii) the certificate of limited partnership of the Parent OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership of the Surviving Partnership, until thereafter amended as provided by applicable Law and (iv) the limited partnership agreement of the Partner OP, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership, until thereafter amended as provided therein or by Law.

Section 1.8 Tax Consequences. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be, and is hereby adopted by the Parties as, a “plan of reorganization” for purposes of Section 354 and Section 361 of the Code.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1 Treatment of Securities.

(a) Treatment of Company Common Stock. Subject to Section 2.2(e), Section 2.2(h) and Section 2.6 at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock or limited liability company interests, as applicable, of Parent, Merger Sub or the Company, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (such shares that are not Excluded Shares are referred to herein as the “Eligible Shares”), shall be automatically converted into the right to receive the Merger Consideration.

(b) Conversion of Company Common Stock. Subject to Section 2.2(e), Section 2.2(h) and Section 2.6 at the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock or limited liability company interests, as applicable, of Parent, Merger Sub or the Company, as of the Effective Time, all of the Eligible Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and each evidence of shares in book-entry form previously evidencing any of the Eligible Shares immediately prior to the Effective Time (“Company Book-Entry Shares”) and each certificate previously representing any Eligible Shares immediately prior to the Effective Time (“Company Certificates”), if any, shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 2.2(e) cash in lieu of fractional shares into which such Eligible Shares have been converted pursuant to Section 2.1(a) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c).

(c) Cancellation of Excluded Shares. At the Effective Time, as a result of the Merger and without any action on the part of the Parties or any holder of any shares of capital stock or limited liability company interests, as applicable, of Parent, Merger Sub or the Company, each Excluded Share issued and outstanding immediately prior to the Effective Time shall cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(d) Merger Sub Limited Liability Company Interests. At the Effective Time, all of the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as limited liability company interests in the Surviving Company, and Parent shall continue as the sole member and managing member of the Surviving Company owning all of the limited liability company interests in the Surviving Company.

(e) Surviving Company Limited Liability Company Interests. At the Subsequent Merger Effective Time, all of the limited liability company interests in the Surviving Company issued and outstanding immediately prior to the Subsequent Merger Effective Time shall, as a result of the Subsequent Merger and without any action on the part of the Parties or any holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist.

(f) Surviving Partnership Partnership Interests. At the Partnership Merger Effective Time, all of the partnership interests in Parent OP issued and outstanding immediately prior to the Partnership Merger Effective Time shall, as a result of the Partnership Merger and without any action on the part of the Parties or any holder thereof, remain unchanged and continue to remain issued and outstanding as partnership interests in the Surviving Partnership, Parent OP GP shall continue as the sole general partner of the Surviving Partnership and each Person that is a limited partner of Parent OP immediately prior to the Partnership Merger Effective Time shall continue as a limited partner of the Surviving Partnership.

(g) Company OP Partnership Interests. At the Partnership Merger Effective Time, all of the partnership interests in the Company OP issued and outstanding immediately prior to the Partnership Merger Effective Time shall, as a result of the Partnership Merger and without any action on the part of the Parties or any holder thereof, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, and all certificates, if any, evidencing such partnership interests in the Company OP shall automatically be deemed cancelled and shall be surrendered to the Surviving Partnership.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Immediately prior to the Effective Time on the Closing Date, Parent or Merger Sub shall deposit or shall cause to be deposited with a nationally recognized financial institution or trust company selected by Parent and reasonably acceptable to the Company to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Eligible Shares, (i) an aggregate number of duly authorized, validly issued and fully paid and non-assessable shares of Parent Common Stock to be issued in uncertificated or book-entry form comprising the number of shares of Parent Common Stock required to be issued pursuant to Section 2.1(a), and (ii) an aggregate amount of cash comprising a good faith estimate of the amount required to be delivered pursuant to Section 2.2(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Eligible Shares may be entitled pursuant to Section 2.2(c) with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Shares or pursuant to Section 5.10(c).

Such shares of Parent Common Stock, cash in lieu of any fractional shares payable pursuant to Section 2.2(e) and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2(a) are referred to collectively in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than for the purpose provided for in this Agreement and shall be held in trust for the benefit of the holders of Eligible Shares. In the event that the Exchange Fund shall be insufficient to make the payments contemplated by this Section 2.2, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount sufficient to make such payments. Funds made available to the Exchange Agent shall be invested by the Exchange Agent, as directed by Parent, in short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America with maturities of no more than thirty (30) days or in commercial paper obligations rated P1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, pending payment thereof by the Exchange Agent to the holders of Eligible Shares pursuant to this Section 2.2; provided, that no investment of such deposited funds shall relieve Parent, the Surviving Company or the Exchange Agent from promptly making the payments required by this Section 2.2, and following any losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent, for the benefit of the holders of Eligible Shares, in the amount of such losses (but only to the extent such losses result in the Exchange Fund being less than the amounts that remain payable to the holders of Eligible Shares under this Section 2.2), which additional funds will be held and disbursed in the same manner as funds initially deposited with the Exchange Agent to make the payments contemplated by this Section 2.2. Any interest or income produced by such investments will be payable to Merger Sub or Parent, as Parent directs. Parent shall direct the Exchange Agent to hold the Exchange Fund for the benefit of the former holders of Eligible Shares and to make payments from the Exchange Fund in accordance with this Section 2.2.

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Company shall cause the Exchange Agent to mail to each holder of record of Eligible Shares that are evidenced by a Company Certificate notice advising such holders of the effectiveness of the Merger, including (A) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 2.7) to the Exchange Agent (the “Letter of Transmittal”), and (B) instructions for surrendering Company Certificates (or affidavits of loss in lieu of Company Certificates, as provided in Section 2.7) to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor, and any dividends or other distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement. Payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, to be issued or paid in consideration therefor and any dividends or other distributions, in each case to which such holders are entitled pursuant to the terms of this Agreement with respect to Company Book-Entry Shares shall be made promptly following the Effective Time without any action on the part of the person in whose name such Company Book-Entry Shares are registered.

(ii) No interest will be paid or accrued on any amount payable upon due surrender of Eligible Shares, and any Company Certificate or ledger entry relating to Company Book-Entry Shares formerly representing shares of Company Common Stock that have been so surrendered shall be cancelled by the Exchange Agent.

(iii) In the event of a transfer of ownership of certificated Eligible Shares that is not registered in the transfer records of the Company, the number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to Section 2.1(a), together with an amount (if any) in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after deducting any required Tax withholdings as provided in Section 2.2(h)) of cash in lieu of fractional shares to be paid upon due surrender of the Company Certificate pursuant to Section 2.2(e) and any dividends or other distributions in respect thereof in accordance with Section 2.2(c) or Section 5.10(c), may be issued or paid to such a transferee if the Company Certificate formerly representing such Eligible Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer and other similar Taxes have been paid, in each case, in form and substance reasonably satisfactory to the Exchange Agent and the Surviving Company. Payment of the Merger Consideration (and any cash in lieu of fractional shares or dividends or other distributions payable thereon) with respect to Company Book-Entry Shares shall only be made to the Person in whose name such Company Book-Entry Shares are registered in the stock transfer books of the Company. Until surrendered as contemplated by this Section 2.2(b), each Company Certificate and Company Book-Entry Share shall be deemed at any time at or after the Effective Time to represent only the right to receive the Merger Consideration in accordance with this Article II, including any amount payable in cash in lieu of fractional shares in accordance with Section 2.2(e), and any dividends or other distributions in accordance with Section 2.2(c) or Section 5.10(c), in each case without interest.

(c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is authorized by the Board of Directors of Parent and declared by Parent in respect of Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. With respect to Eligible Shares represented by a Company Certificate, no dividends or other distributions in respect of Parent Common Stock shall be paid to any holder of any unsurrendered Eligible Share until the Company Certificate (or affidavit of loss in lieu of the Company Certificate as provided in Section 2.7) is surrendered for exchange in accordance with this Article II. Subject to applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Eligible Shares in accordance with this Article II, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Transfers.

(i) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Company Certificates or Company Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Company Certificates or Company Book-Entry Shares are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(ii) From and after the Partnership Merger Effective Time, there shall be no transfers on the transfer books of the Company OP of the partnership interests of the Company OP that were outstanding immediately prior to the Partnership Merger Effective Time. From and after the Partnership Merger Effective Time, the holders of partnership interests of the Company OP outstanding immediately prior to the Partnership Merger Effective Time shall cease to have any rights with respect to such partnership interests, except as otherwise provided in this Agreement or by applicable Law. If, after the Partnership Merger Effective Time, certificates, if any, evidencing partnership interests of the Company OP are presented to the Surviving Partnership for any reason, they shall be cancelled as provided in this Agreement.

(e) No Fractional Shares. Notwithstanding any other provision of this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued upon the conversion of Eligible Shares pursuant to this Agreement. Any holder of Eligible Shares otherwise entitled to receive a fractional share of Parent Common Stock but for this Section 2.2(e) shall be entitled to receive, upon surrender of the applicable Eligible Shares, a cash payment, without interest, in lieu of any fractional share, equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the NASDAQ Global Select Market (“NASDAQ”), as reported in The Wall Street Journal, for a share of Parent Common Stock on the last trading day immediately preceding the Closing Date. No holder of Eligible Shares shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 2.2(e) to any dividends, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions in the exchange.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to holders of Eligible Shares on the first anniversary of the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and any payment of cash and any dividends and other distributions in respect thereof payable or issuable pursuant to Section 2.1(a), Section 2.2(c), Section 2.2(e) and Section 5.10(c), in each case, without any interest thereon and subject to applicable abandoned property, escheat or similar Laws.

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Surviving Company, Parent, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund that remains undistributed to the holders of Eligible Shares immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Withholding. Each of Parent, the Company, the Exchange Agent and the Surviving Company shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as it is required by Law to deduct and withhold with respect to the making of such payment. To the extent an amount is so deducted and withheld, the amount withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3 Further Assurances.

(a) Surviving Company. If at any time following the Effective Time the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Company and its members and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Company’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

(b) SM Surviving Corporation. If at any time following the Subsequent Merger Effective Time the SM Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the SM Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (ii) otherwise to carry out the purposes of this Agreement, the SM Surviving Corporation and its directors and officers or their designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the SM Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

(c) Surviving Partnership. If at any time following the Partnership Merger Effective Time the Surviving Partnership shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Partnership and its general partner or its designees shall be authorized to execute and deliver, in the name and on behalf of any Party, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Partnership right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

Section 2.4 Treatment of Company Equity Awards.

(a) Company Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each option to purchase shares of Company Common Stock granted under the Company Equity Plans (each, a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time shall vest in full (if not already vested) and be assumed by Parent and shall be converted into an option (a “Parent Stock Option”) to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to the exercise price per share of Company Common Stock under such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Except as otherwise provided in this Section 2.4(a), each Company Stock Option assumed and converted into a Parent Stock Option pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option as of immediately prior to the Effective Time. Notwithstanding the foregoing, (A) in the case of any Company Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code and (B) in the case of any Company Stock Option to which Section 421 of the Code does not apply as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable), the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of each Company Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) Company Restricted Stock Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each outstanding share of Company Common Stock granted under the Company Equity Plans that is subject to vesting, repurchase or other lapse restriction as of immediately prior to the Effective Time (each, a “Company Restricted Stock Award”) shall vest in full and shall, subject to Section 2.2(h), be converted into the right to receive the Merger Consideration and the right, if any, to receive cash in lieu of fractional shares into which the shares subject to such Company Restricted Stock Award have been converted in the same manner as provided under Section 2.1 and Section 2.2(e) and any dividends or other distributions pursuant to Section 2.2(c) or Section 5.10(c). In connection with the vesting of Company Restricted Stock Awards pursuant to this Section 2.4(b), holders of Company Restricted Stock Awards shall have the right to have shares of Parent Common Stock withheld to satisfy any tax liabilities associated with such vesting. As of the Effective Time, all shares of Company Common Stock subject to any Company Restricted Stock Award shall no longer be outstanding and shall be automatically cancelled and shall cease to exist.

(c) Company Restricted Stock Unit Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each outstanding restricted stock unit award (other than a Company Deferred Stock Unit Award) in respect of shares of Company Common Stock granted under the Company Equity Plans (each, a “Company Restricted Stock Unit Award”) that is outstanding as of immediately prior to the Effective Time shall vest in full (if not already vested) (it being acknowledged that any Company Restricted Stock Unit Award subject to performance-based vesting terms (each, a “Company Performance Stock Unit Award”) shall vest at the greater of (1) 100% of the target number of shares of Company Common Stock subject to such Company Performance Stock Unit Award as of immediately prior to the Effective Time and (2) the number of shares of Company Common Stock subject to such Company Performance Stock Unit Award as of immediately prior to the Effective Time that is eligible to be paid to the holder based on actual performance as determined as of the last trading day immediately prior to the Effective Time pursuant to the terms of the Company Equity Plans and the award agreement entered into thereunder evidencing such Company Performance Stock Unit Award). Each Company Restricted Stock Unit Award shall be assumed by Parent and shall be converted into a stock unit award with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) (each, a “Parent Restricted Stock Unit Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio. The amount of any cash dividends or other distributions previously credited (but not paid) to the holder thereof in respect of such Company Restricted Stock Unit Award shall be paid to the holder thereof in cash within ten Business Days following the Effective Time. Except as otherwise provided in this Section 2.4(c), each Company Restricted Stock Unit Award assumed and converted into a Parent Restricted Stock Unit Award pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Restricted Stock Unit Award as of immediately prior to the Effective Time, and shall be settled on the same settlement date or dates applicable to such Company Restricted Stock Unit Award. In connection with the settlement of Parent Restricted Stock Unit Awards pursuant to this Section 2.4(c), holders of Parent Restricted Stock Unit Awards shall have the right to have shares of Parent Common Stock withheld to satisfy any tax liabilities associated with such settlement.

(d) Company Deferred Stock Unit Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holders thereof, each outstanding stock unit or restricted stock unit award in respect of shares of Company Common Stock granted under the Company Equity Plans and either deferred pursuant to an applicable deferral election form previously executed by the holder thereof or credited under the Company Non-Employee Director Deferred Stock Compensation Plan (each, a “Company Deferred Stock Unit Award”) that is outstanding as of immediately prior to the Effective Time shall vest in full (if not already vested) and be assumed by Parent and shall be converted into a stock unit award with respect to a number of whole shares of Parent Common Stock (rounded to the nearest whole share) (each, a “Parent Deferred Stock Unit Award”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Deferred Stock Unit Award as of immediately prior to the Effective Time and (ii) the Exchange Ratio. Except as otherwise provided in this Section 2.4(d), each Company Deferred Stock Unit Award assumed and converted into a Parent Deferred Stock Unit Award pursuant to this Section 2.4(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Deferred Stock Unit Award as of immediately prior to the Effective Time, and shall be settled on the same settlement date or dates applicable to such Company Deferred Stock Unit Award.

(e) Company Actions. Prior to the Effective Time, the Company shall adopt resolutions to provide for the treatment of the Company Equity Awards as contemplated by this Section 2.4. As of no later than the Business Day immediately prior to the Closing Date, the Company shall adopt resolutions to terminate the Company Equity Plans (which termination shall be effective no later than the Effective Time); provided that all Company Equity Awards assumed by Parent pursuant to this Section 2.4 shall remain outstanding in accordance with the terms of the Company Equity Plans and this Section 2.4.

(f) Company Equity Awards Assumed by Parent; Parent Actions. At the Effective Time, Parent shall assume all of the obligations of the Company under the Company Equity Plans in respect of Company Stock Options, Company Restricted Stock Unit Awards and Company Deferred Stock Unit Awards, and shall assume such outstanding awards and the obligations under the agreements evidencing such awards. Parent shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Parent Common Stock for delivery upon settlement of Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Deferred Stock Unit Awards in accordance with this Section 2.4. Promptly after the Closing Date, Parent shall file or otherwise have available a registration statement on Form S-8 (or other appropriate form) with respect to the shares of Parent Common Stock subject to Parent Stock Options, Parent Restricted Stock Unit Awards and Parent Deferred Stock Unit Awards.

Section 2.5 Employee Stock Purchase Plan. The Company shall take all necessary action to ensure that (a) no new offering periods under the Care Capital Properties, Inc. Employee and Director Stock Purchase Plan (the “Company ESPP”) will commence during the period from the date of this Agreement through the Effective Time, (b) there will be no increase in the amount of payroll deductions permitted to be made by the participants under the Company ESPP during the current offering periods, except those made in accordance with payroll deduction elections that are in effect as of the date of this Agreement, and (c) no individuals shall commence participation in the Company ESPP during the period from the date of this Agreement through the Effective Time. The accumulated contributions of the participants in the current offering periods shall be used to purchase shares of Company Common Stock as of no later than ten Business Days prior to the Closing Date and the participants’ purchase rights under such offerings shall terminate immediately after such purchase. As of the Closing, the Company shall terminate the Company ESPP.

Section 2.6 Adjustments to Prevent Dilution. If, at any time during the period between the date of this Agreement and the Effective Time, (a) there is a change in the number of issued and outstanding shares of Company Common Stock or shares of Parent Common Stock, or securities convertible or exchangeable into shares of Company Common Stock or shares of Parent Common Stock, in each case, as a result of a reclassification, stock split (including reverse stock split), stock dividend or stock distribution, recapitalization, merger, combination, exchange of shares, subdivision or other similar transaction or (b) there shall have been declared on the Parent Common Stock a stock dividend, stock distribution or stock split (including reverse stock split) with a record date prior to the Effective Time, the Exchange Ratio shall be equitably adjusted to provide the holders of Eligible Shares and Company Equity Awards and Parent with the same economic effect as contemplated by this Agreement prior to such event.

Section 2.7 Lost Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if requested by Parent in its reasonable discretion, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Company Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(f), the Surviving Company) shall deliver, in exchange for such lost, stolen or destroyed Company Certificate, the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Certificate were converted pursuant to Section 2.1(a), any cash in lieu of fractional shares and any dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

Section 2.8 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company. The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (x) in the Company SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after August 17, 2015 and prior to the date hereof (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Company SEC Documents to a matter covered by a representation or warranty set forth in this Section 3.1 is reasonably apparent on its face as to matters and items which are the subject of such representation or warranty and (ii) other than matters required to be disclosed for purposes of Section 3.1(a) and Section 3.1(b), which matters shall only be qualified by specific disclosure in the corresponding section of the Company Disclosure Letter); and (y) set forth in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

(a) Organization, Standing and Power.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except where the failure to have such corporate power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or to be in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the articles or certificates of incorporation, certificates of formation, charter, bylaws, limited liability company agreements, certificates of partnership, bylaws, partnership agreement or other similar organizational documents (“Organizational Documents”), as applicable, of the Company and its Significant Subsidiaries, in each case as in effect as of the date hereof. The Company’s Organizational Documents are in full force and effect and the Company is not in violation of any of its Organizational Documents. All issued and outstanding shares of capital stock of, or other equity interests in the Company OP and any Significant Subsidiary of the Company are wholly owned, directly or indirectly, by the Company free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(ii) Section 3.1(a)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary, and the status of such Subsidiary for U.S. federal income tax purposes as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, a partnership, or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3. The Organizational Documents of all Significant Subsidiaries of the Company are in full force and effect and the Significant Subsidiaries of the Company are not in violation of any of their respective Organizational Documents in any material respect.

(iii) All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company (other than the Company OP and any Significant Subsidiary of the Company, which are addressed in clause (i) above) are wholly owned, directly or indirectly, by the Company free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the close of business on May 4, 2017 (the “Company Capitalization Date”), (A) 84,049,657 shares of Company Common Stock were issued and outstanding (including 338,162 shares underlying Company Restricted Stock Awards), (B) no shares of Company Preferred Stock were issued and outstanding, (C) 6,877,470 shares of Company Common Stock were reserved for issuance under the Company Equity Plans and 999,461 shares of Company Common Stock were reserved for issuance under the Company ESPP, (D) Company Restricted Stock Unit Awards relating to 153,024 shares of Company Common Stock were outstanding, which number includes 153,024 shares of Company Common Stock subject to outstanding Company Performance Stock Unit Awards assuming the achievement of maximum performance, (E) Company Deferred Stock Unit Awards relating to 7,816 shares of Company Common Stock were outstanding, (F) Company Stock Options to purchase 1,543,337 shares of Company Common Stock were outstanding with a weighted average strike price of $28.74 and (G) no shares of Company capital stock were held by any Subsidiaries of the Company. All the outstanding shares of Company Common Stock are and all shares of Company Common Stock that may be issued prior to the Effective Time shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

(ii) Section 3.1(b)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (A) each Company Equity Award, (B) the name of each Company Equity Award holder, (C) the number of shares of Company Common Stock underlying each Company Equity Award, including the target and maximum number of shares of Company Common Stock underlying each Company Performance Stock Unit Award, (D) the date on which each Company Equity Award was granted, (E) the exercise price of each Company Equity Award, if applicable and (F) the expiration date of each Company Equity Award, if applicable.

(iii) Except as set forth in Section 3.1(b)(i), as of the date hereof: (A) the Company does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date as a result of the exercise of Company Stock Options or settlement of Company Restricted Stock Unit Awards or Company Deferred Stock Unit Awards as set forth in Section 3.1(b)(ii) or the issuance of Company Common Stock pursuant to the terms of the Company ESPP as would be permitted by this Agreement, and (B) other than issuances in connection with the Company’s ESPP, as would be permitted by this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or otherwise bound obligating the Company or any of its Subsidiaries to (1) issue, transfer or sell any shares of capital stock or other equity interests of the Company or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or any wholly owned Subsidiary of the Company); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, in each case with respect to capital stock or other equity interest of the Company or any of its Subsidiaries; (3) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company that is not wholly owned. The Company has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests that remain outstanding.

(iv) As of the date hereof, no bonds, debentures, notes or other Indebtedness having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”) of the Company or any of its Subsidiaries are issued or outstanding.

(v) As of the date hereof, there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(vi) As of the date hereof, all dividends or other distributions on Company Common Stock and any material dividends or other distributions on any securities of any Subsidiary of the Company which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(vii) The Company has made available to Parent and Merger Sub all waivers granted by the Company prior to the execution hereof under its Organizational Documents with respect to ownership limits of capital stock of the Company.

(c) Authority; No Violation.

(i) Each of the Company and Company OP has all requisite corporate power and authority, or limited partnership power and authority, as applicable, to execute, deliver and perform its obligations under this Agreement and, subject to the receipt of the Company Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Company OP and the performance by the Company and Company OP of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, the sole Company OP GP, and the requisite limited partners of the Company OP, respectively, and all other necessary corporate or partnership action on the part of the Company and the Company OP, respectively, other than the receipt of the Company Required Vote, the due filing of the Certificate of Merger, the DESM Certificate of Merger and the Partnership Certificate of Merger with the Delaware Secretary and the MDSM Articles of Merger with SDAT, and no other corporate or partnership proceedings on the part of the Company or Company OP are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company and Company OP and constitutes, subject to the execution and delivery by Parent, Parent OP and Merger Sub, a valid and binding obligation of each of the Company and Company OP, enforceable against the Company and Company OP in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and subject to general principles of equity (the “Bankruptcy and Equitable Exceptions”).

(ii) The execution and delivery by each of the Company and Company OP of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by each of the Company and Company OP will not (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon the Company or any Subsidiary of the Company or result in the creation of any Lien upon any of the properties or assets of the Company, Company OP or any other Subsidiary of the Company, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of the Company, Company OP or any other Subsidiary of the Company or (C) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of Section 3.1(c)(iii) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in any violation of any Laws applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets, other than in the case of clauses (A), (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(iii) Except for (A) the applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), (B) required filings or approvals under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended (the “Securities Act”), (C) any filings or approvals required under the rules and regulations of the NYSE or NASDAQ and (D) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA, the due filing of the Partnership Certificate of Merger with the Delaware Secretary pursuant to the DRUPA, the due filing of the DESM Certificate of Merger with the Delaware Secretary pursuant to the DLLCA and the due filing of the MDSM Articles of Merger with the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”) is required by or with respect to the Company, Company OP or any other Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the Company OP or the consummation by each of the Company and Company OP of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since and including July 31, 2015, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and, except to the extent information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed or furnished Company SEC Document, none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of the Company: none of the Company SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, the Company has not received any comments from the SEC with respect to any of the Company SEC Documents which remain unresolved. As of the date of this Agreement, no Subsidiary of the Company is separately subject to the periodic reporting requirements of the Exchange Act.

(ii) The financial statements of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the periods shown (subject, in the case of the unaudited statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(iii) The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) which is designed to provide reasonable assurances regarding the reliability of financial reporting. The Company (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent, the Company’s outside auditors and the audit committee of the Board of Directors of the Company (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since July 31, 2015, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise other than: (A) liabilities or obligations reflected or reserved against in the Company’s most recent balance sheet or in the notes thereto contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; (D) for future performance under any Contracts to which the Company or any of its Subsidiaries is a party or bound; and (E) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will as to the Company comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. No representation or warranty is made by the Company with respect to statements made in the Form S-4 or the Joint Proxy Statement/Prospectus or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. The Company and each of its Subsidiaries are in, and have since December 31, 2014 been in, compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2014, asserting a failure to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, or Representative of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(g) Legal Proceedings. There is no claim, suit, action, arbitration, alternative dispute resolution action, investigation or proceeding (whether judicial, arbitral, administrative or other) (each, a “Legal Proceeding”) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or any executive officer or director of the Company or any of its Subsidiaries (in their capacity as such), which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Legal Proceeding pending, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries nor is there any Order against the

Company or any of its Subsidiaries, in each case, that would reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement.

(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has (A) duly and timely filed (or caused to be filed) all Tax Returns required to have been filed by it (taking into account any extensions actually received), and all such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full), or made adequate provision for, all Taxes required to have been paid by it (whether or not shown on any Tax Return) and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code and any similar provisions of state or foreign Law) and has duly and timely withheld and paid over to the appropriate governmental authorities any and all amounts required by Law to have been so withheld and paid over.

(ii) In the past two years, neither the Company nor any of its Subsidiaries has received a claim by any governmental authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iii) There are no unresolved disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for or with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any unresolved litigation or administrative proceeding relating to Taxes.

(iv) No deficiency for Taxes of the Company or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Company’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled or satisfied.

(v) Neither the Company nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(vi) Neither the Company nor any of its Subsidiaries has extended or waived (nor granted any extension or waiver of) the limitation period for the assessment or collection of any Tax, which extension or waiver remains in effect.

(vii) Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled.

(viii) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(ix) Since the Company’s formation, (A) neither the Company nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither the Company nor any of its Subsidiaries has incurred any liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries is a party to or has any liability or potential obligation under any agreement or arrangement that provides for the allocation, indemnification or sharing of any Tax (including any Tax Protection Agreement), other than any customary commercial or credit agreement not relating primarily to Taxes.

(xi) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(xii) The Company (A) for the taxable years ended December 31, 2015, and December 31, 2016, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, (B) has operated since January 1, 2017 in a manner consistent with the requirements for qualification and taxation as a REIT, (C) intends to continue to operate in a manner consistent with the requirements for qualification and taxation as a REIT and (D) has not taken any action that could, or omitted to take any action the omission of which could, reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of the Company, threatened.

(xiii) For U.S. federal income tax purposes, each Subsidiary of the Company has been treated since the later of its acquisition or formation and continues to be treated for U.S. federal income tax purposes as (A) a partnership (or a disregarded entity) and not as an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(xiv) Neither the Company nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(xv) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xvi) Neither the Company nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xvii) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

(xviii) As of the date hereof, the Company is not aware of any fact, circumstance or theory of tax liability that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xix) Except for the Spinoff, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. The Spinoff is not a distribution to which Section 355(e) of the Code applies.

(xx) Neither the Company nor any of its Subsidiaries has acquired replacement property within the last two (2) years, or has not yet acquired replacement property, in connection with a transaction intended to qualify under Section 1031 or 1033 of the Code.

(xxi) None of the Company or any of its Affiliates has taken any action that could, or failed to take any action which failure could, reasonably be expected to adversely affect the tax-free status of the Spinoff.

(xxii) The Company has delivered to Ventas, Inc., a Delaware corporation (“Ventas”), pursuant to the Tax Matters Agreement, by and between Ventas and the Company (the “Tax Matters Agreement”), an opinion of its counsel, Sidley Austin LLP, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Mergers will not cause the Spinoff to fail to be tax-free under Section 368(a)(1)(D) or Section 355 (including, for the avoidance of doubt, Section 355(e) and Section 361) of the Code (the “Ventas Opinion”). Prior to the date of this Agreement, the Company has delivered to Parent a true and complete copy of the Ventas Opinion and written confirmation by Ventas that (i) the Ventas Opinion is satisfactory to Ventas for purposes of Section 8.02(d)(y)(ii) of the Tax Matters Agreement and constitutes an “Unqualified Tax Opinion” (within the meaning of the Tax Matters Agreement) and (ii) the requirements of Section 8.02(d) of the Tax Matters Agreement have been met with respect to the Merger. Assuming the accuracy as of the date hereof and as of the Closing Date as though made on such dates of the representations and warranties in Section 3.2(h)(xxi), without giving effect to any qualifications as to Parent Material Adverse Effect therein, the Ventas Opinion has not been withdrawn.

(xxiii) None of the Company’s Subsidiaries is treated as a “qualified REIT subsidiary” (within the meaning of Section 856(i)(2) of the Code).

(i) Material Contracts. (A) Section 3.1(a)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Material Contracts as of the date of this Agreement and (B) a true, complete and correct copy of each Company Material Contract, as of the date of this Agreement, has been made available by Company to Parent prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of the Company or the Subsidiary of the Company that is a party thereto, and, to the knowledge of the Company, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Company Material Contract to which the Company or any Subsidiary of the Company is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any material breach, violation or default under any Company Material Contract, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.1(j)(i) of the Company Disclosure Letter contains a true, correct and complete list of each material Benefit Plan sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Company or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Company Benefit Plans”). No Company Benefit Plan is established or maintained outside of the United States.

(ii) The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of each Company Benefit Plan in effect as of the date hereof and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (C) the most recent determination or opinion letter from the IRS (if applicable) for such Company Benefit Plan and (D) any material correspondence with a Governmental Entity regarding any Company Benefit Plan.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion letter from the

IRS as to its qualification, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither the Company nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of the Company, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all periods ending prior to the date hereof have been timely made or paid by the Company or its Subsidiaries in accordance with the provisions of each of the Company Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of the Company in accordance with GAAP and (F) there are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law (or during any post-termination period during which the former employee is receiving severance).

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of the Company or any of its Subsidiaries under any Company Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Company Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) there are no pending, or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (B) there is no union organizing effort pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees, and (D) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees, nor has the Company or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and have been since December 31, 2014, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) From December 31, 2016 through the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2016, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) From December 31, 2016 through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s prior written consent, would constitute a breach of any of clauses (iii), (iv), (vii), (viii), (ix), (xi), (xiv), (xv), (xvi), (xix), (xx) or (xxii) or, with respect to any of the forgoing clauses, clause (xxiv) of Section 4.1(b).

(m) Board Approval; GP Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and declared this Agreement and the transactions contemplated hereby (including the Mergers), on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of the Company and its stockholders, (ii) duly and validly authorized the execution of this Agreement, (iii) subject to Section 5.4, directed that the adoption of this Agreement be submitted for consideration by the Company stockholders at the Company Stockholders Meeting, (iv) subject to Section 5.4, recommended that the stockholders of the Company adopt this Agreement and determined to include such recommendation in the Joint Proxy Statement/Prospectus and (v) taken all appropriate and necessary actions to render any and all limitations on mergers, business combinations and ownership of shares of Company Common Stock as set forth in the Company’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement. The sole Company OP GP and the requisite limited partners of the Company OP have approved and adopted this Agreement, approved the Partnership Merger and the other transactions contemplated hereby. No additional approval of the limited partners of the Company OP is required to effect the transactions contemplated hereby including the Partnership Merger.

(n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Required Vote”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions contemplated hereby.

(o) Properties.

(i) Section 3.1(o)(i)(A) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of the address of each real property owned or leased by the Company or any Subsidiary of the Company, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right title and interest of the Company and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). Section 3.1(o)(i)(B) of the Company Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by the Company or a Subsidiary of the Company for purchase or for which no lease exists, but which is required under a written agreement to be leased, ground leased or subleased by the Company or a Subsidiary of the Company after the date of this Agreement.

(ii) The Company or a Subsidiary of the Company owns good and valid fee simple title to (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or holds good and valid leasehold interest in (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) To the knowledge of the Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iv) Neither the Company nor any of its Subsidiaries has received (x) written notice that any certificate, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any Subsidiary of the Company has received written notice to the effect that (a) there are any rezoning or condemnation proceedings that are pending or, to the knowledge of the Company, threatened in writing with respect to any of the Company Properties, or (b) any zoning or land use regulation, ordinance or other entitlement (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(v) No certificate, variance, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice through the date hereof of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, in each of the foregoing cases, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi) Section 3.1(o)(vi)(A) of the Company Disclosure Letter sets forth, as of March 31, 2017, in all material respects, the aggregate monthly rent and security deposit amounts held for each Company Property that is leased or ground leased by the Company or any of its Subsidiaries as the tenant or lessee. Section 3.1(o)(vi)(B) of the Company Disclosure Letter sets forth, as of March 31, 2017, in all material respects, each lease, ground lease or sublease of any Company Property that is leased, ground leased or subleased by the Company or any of its Subsidiaries to a third party (each, a “Company Lease” and collectively, the “Company Leases”), and the aggregate monthly rent and security deposit amounts held pursuant to each such lease, ground lease or sublease. Except for discrepancies, errors or omissions that would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect, the rent roll summary attached to Section 3.1(o)(vi)(B) of the Company Disclosure Letter, correctly references the corresponding property with respect to each Company Lease.

(vii) As of the date hereof, true and complete copies of (A) all ground leases creating or affecting the interest of the Company or any of its Subsidiaries in the Company Properties or ground leasing any of the Company Properties to a third party and (B) each Company Lease with respect to which the tenant is an operator that makes annual rental payments to the Company or its Subsidiaries in excess of $5,000,000 annually (the “Material Company Leases”), have been made available to Parent. Except as set forth on Section 3.1(o)(vii) of the Company Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (1) neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Lease with an aggregate annual rent payment to the Company or its Subsidiaries in excess of $500,000, (2) no event has occurred which would result in a breach or violation of, or a default under, any Company Lease with an aggregate annual rent payment to the Company or its Subsidiaries in excess of $500,000 by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto in each case, with or without notice or lapse of time or both and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, and (3) each Company Lease with an aggregate annual rent payment to the Company or its Subsidiaries in excess of $500,000 is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or a Subsidiary of the Company (assuming due authorization, execution and, individually or in the aggregate, delivery by the other parties thereto) and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by the Bankruptcy and Equitable Exceptions.

(viii) As of the date of this Agreement, no purchase option, right of first refusal, right of first offer or similar right has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(ix) As of the date hereof: (A) there are no unexpired options to purchase, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any material Company Property or any portion thereof that would affect the Company’s, or any of its Subsidiaries’, ownership, lease, ground lease or right to use a Company Property subject to a Material Company Lease, and (B) there are no agreements to enter into any contract for sale, lease, ground lease or binding letter of intent or similar document to sell, lease or ground lease any material Company Property or any portion thereof that is owned by the Company or any Subsidiary of the Company, which, in each case, is in favor of any party other than the Company or a Subsidiary of the Company.

(x) Except pursuant to a Company Lease or any ground lease affecting any Company Property, neither the Company nor any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages the development of any material real property for any third party.

(xi) A list of each title insurance policy or valid marked-up title commitment evidencing title insurance with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”) in the possession of the Company has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(xii) As of the date hereof, the Company and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of the Company’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(xiii) The Company and its Subsidiaries (A) have not received notice of any structural defects, or violation of Law, relating to any Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) have not received notice of any physical damage to any Company Properties which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, in each case for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(xiv) As of the date hereof, neither the Company nor any Subsidiary of the Company is a party to any agreement pursuant to which the Company or any Subsidiary of the Company acts as a Company Operator.

(xv) Except as set forth on Section 3.1(o)(xv) of the Company Disclosure Letter (the “Company Permitted Development Expenditures”), as of the date hereof, neither the Company nor any Subsidiary of the Company has any obligation pursuant to any Contract with any Company Operator or Affiliates of any Company Operator, or any other lessee, sublessee or ground lessee of any Company Property, to expend funds to develop or re-develop any Company Property, or to improve, maintain, expand, renovate or repair, or to fund the improvement, maintenance, expansion, renovation or repair, of any of the Company Properties that, in the aggregate of all such obligations, are in excess of $5,000,000.

(xvi) To the knowledge of the Company, except as set forth on Section 3.1(o)(xvi) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Company Properties, and the Company and its Subsidiaries have not received any written notice of (and the Company and its Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments that will result in the Taxes or assessments increasing, in each case except which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(xvii) Section 3.1(o)(xvii) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company Properties not leased to unaffiliated third parties and the Company Properties currently managed by each such party (other than with respect to any vacant Company Property).

(xviii) Except as otherwise disclosed on Section 3.1(o)(xviii) of the Company Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies, including any required endorsements thereto, required to be maintained by a tenant under its Company Lease are in full force and effect and are in compliance with all requirements of the applicable Company Lease.

(xix) Section 3.1(o)(xix) of the Company Disclosure Letter lists as of the date hereof (A) each entity (other than Subsidiaries of the Company) and property with respect to which the Company any of its Subsidiaries has any debt securities or equity interest with an unadjusted book value in excess of $1,000,000, (B) any rights of first refusal or first offer with respect to, or any other rights to purchase or otherwise acquire, any such property listed pursuant to the immediately preceding clause (A) granted by the Company or any of its Subsidiaries, and (C) any funding commitments of the Company or any of its Subsidiaries in excess of $1,000,000 with respect to each such entity or property other than obligations to make capital expenditures or provide loans to tenants. None of the Company or any of its Subsidiaries is, and to the knowledge of the Company no other party is, in breach, default or violation (and no event has occurred or not occurred through the Company’s or any Subsidiary of the Company’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract providing for any such investment, entity or property, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) (A) The Company, each of its Subsidiaries and, to the knowledge of the Company, each of the Company Properties, are in compliance with all applicable Environmental Laws; (B) there is no litigation, notice of investigation, request for information or other inquiry or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against or affecting any of the Company Properties, under any applicable Environmental Laws; and (C) the Company has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative Order has been issued against or affecting the Company or any of its Subsidiaries or any Company Property which remains unresolved.

(ii) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any lessee, sublessee or other occupant of any of the Company Properties, has used, generated, stored, disposed, treated or handled any Hazardous Materials, including on the Company Properties, or on any prior owned or operated properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Company Properties in violation of applicable

Environmental Laws. Neither the Company nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Company Properties, and, to the knowledge of the Company, no other Person has caused a release or threatened release of Hazardous Materials on the Company Properties (and no such Company Properties are contaminated by any Hazardous Materials from any source), in each case that would reasonably be expected to result in liability on the part of the Company or any Subsidiary under any Environmental Laws.

(iii) To the knowledge of the Company, all Hazardous Materials which have been removed by the Company or any Subsidiary of the Company from any Company Properties and any properties formerly owned, leased or operated by the Company were handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(iv) The Company, each Subsidiary of the Company and, to the knowledge of the Company, all other persons leasing, occupying or operating Company Properties, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(v) Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and none of the Company, any of its Subsidiaries and any of the Company Properties is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no notice of investigation, litigation or other proceeding is pending or threatened either against the Company or any of its Subsidiaries, or, to the knowledge of the Company, with respect to any of the Company Properties, under any Environmental Law.

(vi) Neither the Company nor any of its Subsidiaries has assumed by contract any liability of any third party under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(q) Intellectual Property. Section 3.1(q) of the Company Disclosure Letter sets forth a true, correct and complete list (in all material respects) of all Company Intellectual Property that is issued by, filed with, registered with, or the subject of a pending application before any Governmental Entity, and that is owned or purported to be owned by the Company (the “Company Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other Intellectual Property Rights (including any registrations or applications for registration of any of the foregoing) that are used in the business of Company and its Subsidiaries as presently conducted (collectively, the “Company Intellectual Property”), (ii) neither the Company nor any such Subsidiary has received any written notice of a claim that the business of the Company and its Subsidiaries infringes, misappropriates or otherwise violates, or since December 31, 2014 through the date hereof has infringed, misappropriated or otherwise violated, and to the knowledge of the Company, the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate, the Intellectual Property Rights of any other Person and (iii) to the knowledge of the Company, no other Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain and protect each material item of Company Intellectual Property that they own or purport to own.

(r) Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) the permits, licenses, approvals, variances, exemptions, orders, franchises, certifications and authorizations from Governmental Entities and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy (collectively, “Permits”) held by the Company and its Subsidiaries or applicable to the Company Properties are valid, in full force and effect, and necessary to conduct the business presently conducted by the Company and its Subsidiaries and to operate the Company Properties, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Company SEC Documents filed prior to the date hereof, (B) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to be made on a timely basis with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (C) neither the Company nor any of its Subsidiaries has received any claim or notice indicating that the Company, any of its Subsidiaries or any of the Company Properties (or the tenant or operator thereof) is currently not in compliance with the terms of any such Permits, and to the knowledge of the Company no such noncompliance exists.

(ii) Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries are, and, to the knowledge of the Company, each Company Operator is, in compliance with all applicable Health Care Laws relating to the ownership and operation of any Company Properties, (B) neither the Company nor its Subsidiaries or, to the knowledge of the Company, any Company Operator, has received any written notice from any Governmental Entity alleging any violation of any applicable Health Care Law relating to the ownership and operation of any Company Properties, and (C) to the knowledge of the Company, no Legal Proceeding or Order by any Governmental Entity or arbitrator exists or is pending against the Company Properties or any Company Operator, alleging any failure to comply with Health Care Laws relating to the ownership and operation of any Company Properties.

(iii) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Subsidiary of the Company that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.

(s) Insurance. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Subsidiary of the Company pending under any of the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) providing coverage for Company Properties that has been denied or disputed by the insurer. The Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has the Company or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in the Company’s industry.

(t) Investment Company Act of 1940. Neither the Company nor any Subsidiary of the Company is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has employed Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. as its financial advisors.

(v) Opinion of the Company’s Financial Advisors. The Board of Directors of the Company has received the opinion of each of its financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Company Common Stock. A true and correct copy of each such opinion will be provided to Parent by the Company solely for informational purposes within three Business Days after the Company has received written copies of such opinions.

(w) Related Party Transactions. Except as set forth in Section 3.1(w) of the Company Disclosure Letter or in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from December 31, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Subsidiary of the Company, on the one hand, and any Affiliates (other than Subsidiaries of the Company) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x) Takeover Statutes. The Board of Directors of the Company has taken all action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby, the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other transactions contemplated hereby assuming the accuracy of the representations and warranties contained as in Section 3.2(y).

(y) Ownership of Parent Common Stock. Neither the Company nor any of its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of Parent as defined in Section 3-601 of the MGCL. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Parent Common Stock), any Parent Common Stock or other securities convertible into, exchangeable for or exercisable for Parent Common Stock or any securities of any Subsidiary of Parent and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Common Stock except pursuant to this Agreement.

(z) Representations Regarding Company Joint Ventures. Except as set forth on Section 3.1(z) of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transactions contemplated hereby, or compliance by the Company with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Company Joint Venture; or (ii) to the knowledge of the Company: (A) violate any requirements of Law relating to the Company Joint Ventures; (B) violate any Order to which any of the Company Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity relating to any Company Joint Venture; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which the Company or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Company Joint Venture to which the Company or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(aa) Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. The Company has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of Parent, Merger Sub and the other Subsidiaries of Parent and acknowledges that the Company has been provided access to personnel, properties, premises and records of Parent, Merger Sub and the other Subsidiaries of Parent for such purposes. In entering into this Agreement, the Company has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Parent, any of its Subsidiaries, including Merger Sub, or any of their respective Affiliates, shareholders, controlling persons, trustees or Representatives that are not expressly set forth in Section 3.2 of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Except for the representations and warranties expressly set forth in Section 3.2 of this Agreement, (a) neither of Parent nor Merger Sub makes, and each has not made, any representations or warranties relating to either of Parent or Merger Sub or their respective businesses or otherwise in connection with the Mergers, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to either of Parent or Merger Sub or their respective businesses or otherwise in connection with the Mergers, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Section 3.2 of this Agreement.

Section 3.2 Representations and Warranties of Parent and Merger Sub. The following representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosures (x) in the Parent SEC Documents (excluding any disclosures under the captions “Risk Factors” or “Forward Looking Statements” or any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) filed on or after December 31, 2014 and prior to the date hereof (and then (i) only to the extent that the relevance of any disclosed event, item or occurrence in such Parent SEC Documents to a matter covered by a representation or warranty set forth in this Section 3.2 is reasonably apparent on its face as to matters and items which are the subject of such representation or warranty, and (ii) other than matters required to be disclosed for purposes of Section 3.2(a) and Section 3.2(b), which matters shall only be qualified by specific disclosure in the corresponding section of the Parent Disclosure Letter), and (y) set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on its face from the text of the disclosure made. Subject to the foregoing, Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

(a) Organization, Standing and Power.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted except where the failure to have such corporate power or authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite corporate, partnership or limited liability company (as the case may be) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, validly existing or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or to be in good standing as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has previously made available to the Company true and complete copies of the Organizational Documents, as applicable, of Parent, Merger Sub and its Significant Subsidiaries, in each case as in effect as of the date hereof. Parent’s Organizational Documents are in full force and effect, and Parent is not in violation of any of its Organizational Documents. Merger Sub’s Organizational Documents are in full force and effect, and Merger Sub is not in violation of any of its Organizational Documents. All issued and outstanding shares of capital stock of, or other equity interests in the Parent OP and any Significant Subsidiary of Parent are wholly owned, directly or indirectly, by Parent free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than in the case of the Parent OP, preemptive rights of the Parent OP GP).

(ii) Section 3.2(a)(ii) of the Parent Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of Parent, together with the jurisdiction of organization or incorporation, as the case may be, of each such Subsidiary, and the status of such Subsidiary for U.S. federal income tax purposes as a REIT, a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code, a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code, a partnership, or an entity that is disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3. The Organizational Documents of all Significant Subsidiaries of Parent are in full force and effect and the Significant Subsidiaries of Parent are not in violation of any of their respective Organizational Documents in any material respect.

(iii) All issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent (other than the Parent OP and any Significant Subsidiary of Parent, which are addressed in clause (i) above) are wholly owned, directly or indirectly, by Parent free and clear of all Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws), and all shares of capital stock of, or other equity interests in, each such Subsidiary of Parent have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(iv) Parent (directly or indirectly) owns beneficially and of record all of the outstanding limited liability company interests in Merger Sub and is the sole member and managing member of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

(b) Capital Structure.

(i) As of the date hereof, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock, of which 5,750,000 shares are classified and designated as 7.125% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series A Parent Preferred Stock”). As of the close of business on May 4, 2017 (the “Parent Capitalization Date”), (A) 65,410,668 shares of Parent Common Stock were issued and outstanding, (B) 5,750,000 shares of Series A Parent Preferred Stock were issued and outstanding, (C) 3,446,552 shares of Parent Common Stock were authorized and reserved for issuance under the Parent Equity Plans, (D) Parent Stock Unit Awards relating to 1,401,491 shares of Parent Common Stock were outstanding, which number includes 1,087,958 shares of Parent Common Stock subject to outstanding Parent Performance Stock Unit Awards assuming the achievement of maximum performance, and (E) no shares of Parent Common Stock or Series A Parent Preferred Stock were held by Subsidiaries of Parent. All the outstanding shares of Parent Common Stock and Parent Preferred Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. All the shares of Parent Common Stock that may be issued in connection with the Merger pursuant to Section 2.1(a) shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

(ii) Except as set forth in Section 3.2(b)(i), as of the date hereof: (A) Parent does not have any shares of capital stock or other equity interests issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date as a result of the settlement of Parent Stock Unit Awards outstanding as of the Parent Capitalization Date and any conversion of any shares of Parent Preferred Stock in accordance with the terms thereof (if any) and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or other equity interests of Parent or any of its Subsidiaries to which Parent or any of its Subsidiaries is a party or otherwise bound obligating Parent to (1) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or any wholly owned Subsidiary of Parent); (2) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, in each case with respect to capital stock or other equity interest of Parent or any of its Subsidiaries; (3) redeem or otherwise acquire any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent; or (4) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent that is not wholly owned. Parent has not granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests that remain outstanding.

(iii) As of the date hereof, no Voting Debt of Parent or any of its Subsidiaries is issued or outstanding.

(iv) As of the date hereof, there are no voting trusts, proxies or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries, or restricting the transfer of, or providing registration rights with respect to, such capital stock or equity interest.

(v) As of the date hereof, all dividends or other distributions on the Parent Common Stock, Parent Preferred Stock and any material dividends or other distributions on any securities of any Subsidiary of Parent which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(vi) Parent has made available to the Company all waivers granted by Parent prior to the execution hereof under its Organizational Documents with respect to ownership limits of capital stock of Parent.

(c) Authority; No Violation.

(i) Each of Parent, the Parent OP and Merger Sub has all requisite power and authority to execute, deliver and perform their respective obligations under this Agreement and, in the case of Parent, subject to the receipt of the Parent Required Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent, Parent OP and Merger Sub, and the performance by Parent, Parent OP and Merger Sub of their respective obligations hereunder and the consummation of the transactions contemplated hereby, have been declared advisable and duly authorized by the Board of Directors of Parent (in the case of Parent), the Parent OP GP and the requisite limited partners of Parent OP in the case of Parent OP and the sole member and managing member of Merger Sub (in the case of Merger Sub) and all other necessary corporate, limited liability company or limited partnership action on the part of Parent, Parent OP and Merger Sub, other than the receipt of the Parent Required Vote (in the case of Parent), and the due filing of the Certificate of Merger, DESM Certificate of Merger and Partnership Certificate of Merger with the Delaware Secretary and the MDSM Articles of Merger with the SDAT, and no other corporate, limited liability company or limited partnership proceedings on the part of Parent, Parent OP or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Parent OP and Merger Sub and constitutes, subject to the execution and delivery by the Company and Company OP, a valid and binding obligation of Parent, Parent OP and Merger Sub, enforceable against Parent, Parent OP and Merger Sub in accordance with its terms, except as may be limited by applicable Bankruptcy and Equitable Exceptions.

(ii) The execution and delivery by each of Parent, Parent OP and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement by Parent, Parent OP and Merger Sub will not, (A) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract, permit, concession, franchise or right binding upon Parent or any Subsidiary of Parent or result in the creation of any Lien upon any of the properties or assets of Parent, Merger Sub or any other Subsidiary of Parent, other than Permitted Liens, (B) conflict with or result in any violation of any provision of the Organizational Documents of Parent, Parent OP, Merger Sub or any other Subsidiary of Parent or (C) assuming that all consents, approvals and authorizations contemplated by clauses (A) through (D) of Section 3.2(c)(iii) have been obtained and all filings and notifications described in such clauses have been made, conflict with or result in any violation of any Laws applicable to Parent, Parent OP, Merger Sub or any other Subsidiary of Parent or any of their respective properties or assets, other than in the case of clauses (A), (B) and (C), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(iii) Except for (A) the applicable requirements, if any, of Blue Sky Laws, (B) required filings or approvals under the Exchange Act and the Securities Act, (C) any filings or approvals required under the rules and regulations of the NYSE or NASDAQ and (D) the due filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and the DLLCA, the due filing of the Partnership Certificate of Merger with the Delaware Secretary pursuant to the DRUPA, the due filing of the DESM Certificate of Merger with the Delaware Secretary pursuant to the DLLCA and the due filing of the MDSM Articles of Merger with the SDAT pursuant to the MGCL, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Parent OP, Merger Sub or any other Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent, Parent OP and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to prevent or materially impair or delay the transactions contemplated by this Agreement.

(d) SEC Documents; Financial Statements; No Undisclosed Liabilities.

(i) Parent has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2014, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Parent SEC Documents”). As of their respective dates, the Parent SEC Documents at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and, except to the extent information contained in such Parent SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed or furnished Parent SEC Document, none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Parent, none of the Parent SEC Documents is as of the date of this Agreement the subject of ongoing SEC review and as of the date hereof, Parent has not received any comments from the SEC with respect to any of the Parent SEC Documents which remain unresolved. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the periodic reporting requirements of the Exchange Act.

(ii) The financial statements of Parent included or incorporated by reference in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the combined consolidated statements of income and comprehensive income and combined consolidated statements of equity of such companies as of the dates and for the periods shown (subject, in the case of the unaudited statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(iii) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) which is designed to provide reasonable assurances regarding the reliability of financial reporting. Parent (x) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (y) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company, Parent’s outside auditors and the audit committee of the Board of Directors of Parent (1) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since December 31, 2014, any material change in internal control over financial reporting required to be disclosed in any Parent SEC Document has been so disclosed.

(iv) Since December 31, 2014, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(v) There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (A) liabilities or obligations reflected or reserved against in Parent’s most recent balance sheet or in the notes thereto contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement; (B) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of such balance sheet; (C) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; (D) for future performance under any Contracts to which Parent or any of its Subsidiaries is a party or bound; and (E) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(vi) Neither Parent nor any Subsidiary of Parent is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Subsidiary of Parent or any of their financial statements.

(e) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form as to Parent and Merger Sub in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made in the Form S-4 or the Joint Proxy Statement/Prospectus or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement/Prospectus, as applicable.

(f) Compliance with Laws. Parent and each of its Subsidiaries are in, and have since December 31, 2014 been in, compliance with all Laws applicable to any of them or their respective operations, except to the extent that failure to comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice since December 31, 2014, asserting a failure to comply with any such Law, the subject of which written notice has not been resolved, except for such failures as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any director, officer, or Representative of Parent or any of its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

(g) Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries or any of their respective properties or assets or any executive officer or director of Parent or any of its Subsidiaries (in their capacity as such), which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries or any of their respective properties or assets which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Legal Proceeding pending, or to the knowledge of Parent, threatened against Parent or any of its Subsidiaries nor is there any Order against Parent or any of its Subsidiaries, in each case, that would reasonably be expected to prevent or materially impair or delay the transactions contemplated by this Agreement.

(h) Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Each of Parent and its Subsidiaries has (A) duly and timely filed (or caused to be filed) all Tax Returns required to have been filed by it (taking into account any extensions actually received), and all such Tax Returns are true, correct and complete, (B) duly and timely paid in full (or caused to be paid in full), or made adequate provision for, all Taxes required to have been paid by it (whether or not shown on any Tax Return) and (C) complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3102 and 3402 of the Code and any similar provisions of state or foreign Law) and has duly and timely withheld and paid over to the appropriate governmental authorities any and all amounts required by Law to have been so withheld and paid over.

(ii) In the past five years, neither Parent nor any of its Subsidiaries has received a claim by any governmental authority in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(iii) There are no unresolved disputes, audits, examinations, investigations or proceedings pending (or threatened in writing), or claims asserted, for or with regard to any Taxes or Tax Returns of Parent or any of its Subsidiaries, and neither Parent nor any of its Subsidiaries is a party to any unresolved litigation or administrative proceeding relating to Taxes.

(iv) No deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to Parent’s knowledge, threatened, by any governmental authority, which deficiency has not yet been settled or satisfied.

(v) Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes.

(vi) Neither Parent nor any of its Subsidiaries has extended or waived (or granted any extension or waiver of) the limitation period for the assessment or collection of any Tax, which extension or waiver remains in effect.

(vii) Neither Parent nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return that remains unfiled.

(viii) Neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law).

(ix) Since Parent’s formation, (A) neither Parent nor any of its Subsidiaries has incurred any liability for Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code; and (B) neither Parent nor any of its Subsidiaries has incurred any liability for any other Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and no condition or circumstance exists, which presents a risk that any amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(x) Neither Parent nor any of its Subsidiaries is a party to or has any liability or potential obligation under any agreement or arrangement that provides for the allocation, indemnification or sharing of any Tax (including any Tax Protection Agreement), other than any customary commercial or credit agreement not relating primarily to Taxes.

(xi) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was Parent or a Subsidiary of Parent) or (B) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(xii) Parent (A) for the taxable years ended December 31, 2011 through December 31, 2016, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT, (B) has operated since January 1, 2017 in a manner consistent with the requirements for qualification and taxation as a REIT, (C) intends to continue to operate in a manner consistent with the requirements for qualification and taxation as a REIT and (D) has not taken any action that could, or omitted to take any action the omission of which could, reasonably be expected to result in a challenge by the IRS or any other taxing authority to its status as a REIT, and no such challenge is pending or, to the knowledge of Parent, threatened.

(xiii) For U.S. federal income tax purposes, each Subsidiary of Parent has been treated since the later of its acquisition or formation and continues to be treated for U.S. federal income tax purposes as (A) a partnership (or a disregarded entity) and not as an association or publicly traded partnership taxable as a corporation, (B) a “qualified REIT subsidiary” within the meaning of Section 856(i) of the Code, (C) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code or (D) a REIT.

(xiv) Neither Parent nor any of its Subsidiaries holds, directly or indirectly, any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(xv) Neither Parent nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(xvi) Neither Parent nor any of its Subsidiaries (other than taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(xvii) There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries other than Permitted Liens.

(xviii) As of the date hereof, Parent is not aware of any fact, circumstance or theory of tax liability that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(xix) Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(xx) Neither the Parent nor any of its Subsidiaries has acquired replacement property within the last two (2) years, or has not yet acquired replacement property, in connection with a transaction intended to qualify under Section 1031 or 1033 of the Code.

(xxi) All of the representations contained in the representation letter delivered by Parent to Sidley Austin LLP as of May 5, 2017 in connection with the Ventas Opinion are true and correct in all respects.

(i) Material Contracts. (A) Section 3.2(i) of the Parent Disclosure Letter sets forth a true, correct and complete list of all Parent Material Contracts as of the date of this Agreement and (B) a true, complete and correct copy of each Parent Material Contract, as of the date of this Agreement, has been made available by Parent to the Company prior to the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is, assuming the due authorization, execution and delivery by the other parties thereto, a valid and binding obligation of Parent or the Subsidiary of Parent that is a party thereto, and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and its Subsidiaries and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any Subsidiary of Parent’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Parent Material Contract to which Parent or any Subsidiary of Parent is a party, or by which any of them or their respective properties or assets may be bound, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received notice of any material breach, violation or default under any Parent Material Contract, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(j) Benefit Plans.

(i) Section 3.2(j)(i) of the Parent Disclosure Letter contains a true, correct and complete list of each material Benefit Plan sponsored, maintained or contributed to by the Parent or any of its Subsidiaries, or which the Parent or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, other than any plan or program maintained by a Governmental Entity to which the Parent or its Subsidiaries is required to contribute to pursuant to applicable Law (the “Parent Benefit Plans”). No Parent Benefit Plan is established or maintained outside of the United States.

(ii) Parent has made available to the Company prior to the date of this Agreement a true, correct and complete copy of each Parent Benefit Plan in effect as of the date hereof and, with respect thereto, if applicable, (A) all amendments, the current trust (or other funding vehicle) agreements, and the most recent summary plan descriptions, (B) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) filed with the Department of Labor and the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (C) the most recent determination or opinion letter from the IRS (if applicable) for such Parent Benefit Plan and (D) any material correspondence with a Governmental Entity regarding any Parent Benefit Plan.

(iii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including, but not limited to, ERISA and the Code and in each case the regulations thereunder, (B) each Parent Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination or is the subject of a favorable opinion letter from the IRS as to its qualification, and, to the knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, (C) neither Parent nor any of its Subsidiaries has engaged in a transaction that has resulted in, or would reasonably be expected to result in, the assessment of a civil penalty upon Parent or any of its Subsidiaries pursuant to Section 409 or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code, (D) there does not now exist, nor, to the knowledge of Parent, do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, (E) all payments required to be made by or with respect to each Parent Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all periods ending prior to the date hereof have been timely made or paid by Parent or its Subsidiaries in accordance with the provisions of each of the Parent Benefit Plans and applicable Law or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the books and records of Parent in accordance with GAAP and (F) there are no pending or, to the knowledge of Parent, threatened claims by or on behalf of any

Parent Benefit Plan, by any employee or beneficiary covered under any Parent Benefit Plan or otherwise involving any Parent Benefit Plan or any trusts related thereto (other than routine claims for benefits).

(iv) None of Parent, any of its Subsidiaries or any of their respective ERISA Affiliates, maintains, contributes to, or participates in, or has any obligation or liability in connection with: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 430 of the Code, (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), or (C) any plan or arrangement which provides for post-employment or post-retirement medical or welfare benefits for retired or former employees or beneficiaries or dependents thereof, except pursuant to Section 4980B of the Code or other applicable Law (or during any post-termination period during which the former employee is receiving severance).

(v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of Indebtedness or otherwise) becoming due to any current or former director, employee or other service provider of Parent or any of its Subsidiaries under any Parent Benefit Plan, (B) increase any benefits otherwise payable or trigger any other obligation under any Parent Benefit Plan, or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(vi) No Parent Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or Section 4999 of the Code or otherwise.

(k) Employment and Labor Matters.

(i) Neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, works council, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) there are no pending, or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (B) there is no union organizing effort pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, (C) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (D) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees, nor has Parent or any of its Subsidiaries experienced any events described in clauses (A), (B), (C) or (D) within the past three years.

(iii) Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its

Subsidiaries are, and have been since December 31, 2014, in compliance with all applicable Laws relating to employment or labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, classification of service providers as employees and/or independent contractors, safety and health, workers’ compensation, immigration, pay equity and the collection and payment of withholding or social security.

(l) Absence of Certain Changes.

(i) Since December 31, 2016 through the date of this Agreement, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course in all material respects.

(ii) Since December 31, 2016, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) From December 31, 2016 through the date of this Agreement, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s prior written consent, would constitute a breach of any of clauses (iii), (iv), (vii), (viii), (ix), (xi), (xiv), (xv), (xvi), (xx) or (xxi) or, with respect to any of the forgoing clauses, clause (xxii) of Section 4.2(b).

(m) Board Approval; GP Approval. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote, has (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Mergers and the issuance of Parent Common Stock in connection with the Merger, in each case on the terms and subject to this Agreement (the “Parent Stock Issuance”)), (ii) declared this Agreement and the transactions contemplated hereby, including the Mergers and the Parent Stock Issuance, in each case on the terms and subject to the conditions set forth in this Agreement, to be advisable and in the best interests of Parent and its stockholders, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) subject to Section 5.4, directed that the Parent Stock Issuance be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting, (v) subject to Section 5.4, recommended that the stockholders of Parent vote in favor of the approval of the Parent Stock Issuance and determined to include such recommendation in the Joint Proxy Statement/Prospectus, and (vi) taken all appropriate and necessary actions to render any and all limitations on mergers and business combinations as set forth in Parent’s Organizational Documents or in any state takeover statute to be inapplicable to the transactions contemplated by this Agreement. Parent, in its capacity as sole member and managing member of Merger Sub, has approved and adopted this Agreement and has approved the Merger, the Subsequent Merger and the other transactions contemplated hereby. The sole Parent OP GP and the requisite limited partners of the Parent OP have approved and adopted this Agreement, approved the Partnership Merger and the other transactions contemplated hereby. No additional approval of the limited partners of the Parent OP is required to effect the transactions contemplated hereby including the Partnership Merger.

(n) Vote Required. The affirmative vote of a majority of the votes cast by holders of Parent Common Stock at the Parent Stockholders Meeting (the “Parent Required

Vote”) is the only vote of the holders of any class or series of shares of capital stock of Parent necessary to approve the Parent Stock Issuance.

(o) Properties.

(i) Section 3.2(o)(i)(A) of the Parent Disclosure Letter sets forth a true, correct and complete list as of the date hereof of the address of each real property owned or leased by the Parent or any Subsidiary of the Parent, name of the entity owning or leasing, whether such property is owned, leased, ground leased or subleased (all such real property interests, together with all right title and interest of Parent and any of its Subsidiaries in and to (A) all buildings, structures and other improvements and fixtures located on or under such real property and (B) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Parent Property” and collectively referred to herein as the “Parent Properties”). Section 3.2(o)(i)(B) of the Parent Disclosure Letter sets forth a true, correct and complete list of the address of each facility and real property which, as of the date of this Agreement, is under contract by Parent or a Subsidiary of Parent for purchase or for which no lease exists, but which is required under a written agreement to be leased, ground leased or subleased by Parent or a Subsidiary of Parent after the date of this Agreement.

(ii) Parent or a Subsidiary of Parent owns good and valid fee simple title (with respect to jurisdictions that recognize such form of title or substantially similar title with respect to all other jurisdictions) or holds good and valid leasehold interest in (as applicable) to each of the Parent Properties, in each case, free and clear of Liens, except for Permitted Liens and Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii) To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iv) Neither Parent nor any of its Subsidiaries has received (x) written notice that any certificate, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (y) written notice of any uncured violation of any Laws affecting any of the Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, none of Parent nor any Subsidiary of Parent has received written notice to the effect that (a) there are any rezoning or condemnation proceedings that are pending or, to the knowledge of Parent, threatened in writing with respect to any of the Parent Properties, or (b) any zoning or land use regulation or ordinance or other entitlement (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(v) No certificate, variance, permit, approval, license or other similar right from any Governmental Entity having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Parent Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any of its Subsidiaries has received written notice through the date hereof of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, in each of the foregoing cases, except as would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect.

(vi) Section 3.2(o)(vi)(A) of the Parent Disclosure Letter sets forth, as of March 31, 2017, in all material respects, the aggregate monthly rent and security deposit amounts held for each Parent Property that is leased or ground leased by the Company or any of its Subsidiaries as the tenant or lessee. Section 3.2(o)(vi)(B) of the Parent Disclosure Letter sets forth, as of March 31, 2017, in all material respects, each lease, ground lease or sublease of any Parent Property that is leased, ground leased or subleased by Parent or any of its Subsidiaries to a third party (each, a “Parent Lease” and collectively, the “Parent Leases”), and the aggregate monthly rent and security deposit amounts held pursuant to each such lease, ground lease or sublease. Except for discrepancies, errors or omissions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, the rent roll summaries attached to Section 3.2(o)(vi)(B) of the Parent Disclosure Letter, correctly references the corresponding property with respect to each Parent Lease.

(vii) As of the date hereof, true and complete copies of (A) all ground leases creating or affecting the interest of Parent or any of its Subsidiaries in the Parent Properties or ground leasing any of the Parent Properties to a third party and (B) each Parent Lease with respect to which the tenant is an operator that makes annual rental payments to Parent or its Subsidiaries in excess of $5,000,000 annually (the “Material Parent Leases”), have been made available to the Company. Except as set forth on Section 3.2(o)(vii) of the Parent Disclosure Letter, or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (1) neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in breach or violation of, or default under, any Parent Lease with an aggregate annual rent payment to Parent or its Subsidiaries in excess of $500,000, (2) no event has occurred which would result in a breach or violation of, or a default under, any Parent Lease with an aggregate annual rent payment to Parent or its Subsidiaries in excess of $500,000 by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any other party thereto in each case, with or without notice or lapse of time or both and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, and (3) each

Parent Lease with an aggregate annual rent payment to Parent or its Subsidiaries in excess of $500,000 is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Subsidiary of Parent (assuming due authorization, execution and, individually or in the aggregate, delivery by the other parties thereto) and, to the knowledge of Parent, with respect to the other parties thereto, except as may be limited by the Bankruptcy and Equitable Exceptions.

(viii) As of the date of this Agreement, no purchase option, right of first refusal, right of first offer or similar right has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(ix) As of the date hereof: (A) there are no unexpired options to purchase, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any material Parent Property or any portion thereof that would affect Parent’s, or any of its Subsidiaries’, ownership, lease, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (B) there are no agreements to enter into any contract for sale, lease, ground lease or binding letter of intent or similar document to sell, lease or ground lease any material Parent Property or any portion thereof that is owned by any Subsidiary of Parent, which, in each case, is in favor of any party other than Parent or a Subsidiary of Parent.

(x) Except pursuant to a Parent Lease or any ground lease affecting any Parent Property, neither Parent nor any of its Subsidiaries is a party to any agreement pursuant to which Parent or any of its Subsidiaries manages the development of any material real property for any third party.

(xi) A list of each title insurance policy or valid marked-up title commitment evidencing title insurance with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”) in the possession of Parent has been made available to the Company. No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(xii) As of the date hereof, Parent and its Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy and other than property owned by any third party managers), except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent’s or any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(xiii) Parent and its Subsidiaries (A) have not received notice of any structural defects, or violation of Law, relating to any Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (B) have not received notice of any physical damage to any Parent Properties which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, in each case for which there is not insurance in effect covering the cost of the restoration and the loss of revenue.

(xiv) As of the date hereof, neither Parent nor any Subsidiary of Parent is a party to any agreement pursuant to which Parent or any Subsidiary of Parent acts as a Parent Operator.

(xv) Except as set forth on Section 3.2(o)(xv) of the Parent Disclosure Letter (the “Parent Permitted Development Expenditures”), as of the date hereof, neither Parent nor any Subsidiary of Parent has any obligation pursuant to any Contract with any Parent Operator or Affiliates of any Parent Operator, or any other lessee, sublessee or ground lessee of any Parent Property, to expend funds to develop or re-develop any Parent Property, or to improve, maintain, expand, renovate or repair, or to fund the improvement, maintenance, expansion, renovation or repair, of any of the Parent Properties that, in the aggregate of all such obligations, are in excess of $5,000,000.

(xvi) To the knowledge of Parent, except as set forth on Section 3.2(o)(xvi) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Parent Properties, and Parent and its Subsidiaries have not received any written notice of (and Parent and its Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments increasing, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(xvii) Section 3.2(o)(xvii) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to the Parent Properties not leased to unaffiliated third parties and the Properties currently managed by each such party (other than with respect to any vacant Parent Property).

(xviii) Except as otherwise disclosed on Section 3.2(o)(xviii) of the Parent Disclosure Letter or except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all insurance policies, including any required endorsements thereto, required to be maintained by a tenant under its Parent Lease are in full force and effect and are in compliance with all requirements of the applicable Parent Lease.

(xix) Section 3.2(o)(xix) of the Parent Disclosure Letter lists as of the date hereof (A) each entity (other than Subsidiaries of Parent) and property with respect to which Parent any of its Subsidiaries has any debt securities or equity interest with an unadjusted book value in excess of $1,000,000, (B) any rights of first refusal or first offer with respect to, or any other rights to purchase or otherwise acquire, any such property listed pursuant to the immediately preceding clause (A) granted by the Company or any of its Subsidiaries, and (C) any funding commitments of Parent or any of its Subsidiaries in excess of $1,000,000 with respect to each such entity or property other than obligations to make capital expenditures or provide loans to tenants. None of Parent or any of its Subsidiaries is, and to the knowledge of Parent no other party is, in breach, default or violation (and no event has occurred or not occurred through Parent’s or any Subsidiary of Parent’s action or inaction or, to the knowledge of Parent, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract providing for any such investment, entity or property, except for such breaches, defaults or violations as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(p) Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) (A) Parent, each of its Subsidiaries and, to the knowledge of Parent, each of the Parent Properties are in compliance with all applicable Environmental Laws; (B) there is no litigation, notice of investigation, request for information or other inquiry or proceeding pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or against or affecting any of the Parent Properties under any applicable Environmental Laws; and (C) Parent has not received any written notice of violation or potential liability under any applicable Environmental Laws that remains unresolved, and no judicial or administrative Order has been issued against or affecting Parent or any of its Subsidiaries or any Parent Property which remains unresolved.

(ii) Neither Parent nor any its Subsidiaries, nor, to the knowledge of Parent, any lessee, sublessee or other occupant of any of the Parent Properties, has used, generated, stored, disposed, treated or handled any Hazardous Materials, including on the Parent Properties or on any prior owned or operated properties, in a manner that would reasonably be expected to result in liability under any Environmental Law, and there are currently no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials on, in or under any Parent Properties in violation of applicable Environmental Laws. Neither Parent nor any of its Subsidiaries has caused a release of Hazardous Materials, including on the Parent Properties, and, to the knowledge of Parent, no other Person has caused a release or threatened release of Hazardous Materials on the Parent Properties (and no such Parent Properties are contaminated by any Hazardous Materials from any source), in each case that would reasonably be expected to result in liability on the part of the Company or any Subsidiary under any Environmental Laws.

(iii) To the knowledge of Parent, all Hazardous Materials which have been removed by Parent or any Subsidiary of Parent from any Parent Properties and any properties formerly owned, leased or operated by Parent were handled, transported and disposed of at the time of removal in compliance with, and in a manner that would not give rise to liability under, applicable Environmental Laws.

(iv) Parent, each Subsidiary of Parent and, to the knowledge of Parent, all other persons leasing, occupying or operating Parent Properties, have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(v) Neither Parent nor any of its Subsidiaries has entered into or agreed to any Order and none of Parent, any of its Subsidiaries and any of the Parent Properties

is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no notice of investigation, litigation or other proceeding is pending or threatened either against Parent or any of its Subsidiaries or, to the knowledge of Parent, with respect to any of the Parent Properties, under any Environmental Law.

(vi) Neither Parent nor any of its Subsidiaries has assumed by contract any liability of any third party under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(q) Intellectual Property. Section 3.2(q) of the Parent Disclosure Letter sets forth a true, correct and complete list (in all material respects) of all Parent Intellectual Property that is issued by, filed with, registered with, or the subject of a pending application before any Governmental Entity, and that is owned or purported to be owned by the Parent (the “Parent Registered IP”). Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own, free and clear of all Liens, other than Permitted Liens, or have a valid license or other right to use all trademarks, service marks, trade names, copyrights and other Intellectual Property Rights (including any registrations or applications for registration of any of the foregoing) that are used in the business of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”), (ii) neither Parent nor any such Subsidiary has received any written notice of a claim that the business of Parent and its Subsidiaries infringes, misappropriates or otherwise violates, or since December 31, 2014 through the date hereof has infringed, misappropriated or otherwise violated, and to the knowledge of Parent, the business of Parent and its Subsidiaries as presently conducted does not infringe, misappropriate, or otherwise violate, the Intellectual Property Rights of any other Person and (iii) to the knowledge of Parent, no other Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have taken reasonable steps to maintain and protect each material item of Parent Intellectual Property that they own or purport to own.

(r) Permits.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) the Permits held by Parent and its Subsidiaries or applicable to the Parent Properties are valid, in full force and effect, and necessary to conduct the business presently conducted by Parent and its Subsidiaries and to operate the Parent Properties, materially in accordance with applicable Health Care Laws, and substantially in the manner described in the Parent SEC Documents filed prior to the date hereof, (B) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities and (C) neither Parent nor any of its Subsidiaries has received any claim or notice indicating that Parent, any of its Subsidiaries or any of the Parent Properties

(or the tenant or operator thereof) is currently not in compliance with the terms of any such Permits, and to the knowledge of Parent no such noncompliance exists.

(ii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) Parent and its Subsidiaries are, and, to the knowledge of Parent, each Parent Operator is, in compliance with all applicable Health Care Laws relating to the ownership and operation of any Parent Properties, (B) neither Parent nor its Subsidiaries or, to the knowledge of Parent, any Parent Operator, has received any written notice from any Governmental Entity alleging any violation of any applicable Health Care Law relating to the ownership and operation of any Parent Properties, and (C) to the knowledge of Parent, no Legal Proceeding or Order by any Governmental Entity or arbitrator exists or is pending against the Parent Properties or any Parent Operator, alleging any failure to comply with Health Care Laws relating to the ownership and operation of any Parent Properties.

(iii) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each Subsidiary of Parent that is required to be certified for participation in and reimbursement under any material Third Party Payor program is so certified and has current provider numbers and provider agreements for each material Third Party Payor program under which it is presently receiving payments.

(s) Insurance. Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as is reasonable and customary for their business. Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any Subsidiary of Parent pending under any of the insurance policies (including title insurance policies, fidelity bonds or other insurance service contracts) providing coverage for Parent Properties that has been denied or disputed by the insurer. Parent or the applicable Subsidiary of Parent has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies in any material respect. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies nor has Parent or any of its Subsidiaries received any notice of any actual or threatened modification or cancellation of such insurance other than in the ordinary course of business consistent with past practice or such as is normal and customary in Parent’s industry.

(t) Investment Company Act of 1940. Neither Parent nor any Subsidiary of Parent is, or on the Closing Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(u) Brokers or Finders. Neither Parent, Merger Sub nor any of their Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed UBS Securities LLC as its financial advisor.

(v) Opinion of Parent Financial Advisor. The Board of Directors of Parent has received the opinion of its financial advisor, UBS Securities LLC, to the effect that, as of the date of the opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent. A true and correct copy of such opinion will be provided to the Company by Parent solely for informational purposes within three Business Days after Parent has received a written copy of such opinion.

(w) Related Party Transactions. Except as set forth in Section 3.2(w) of the Parent Disclosure Letter or in the Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from December 31, 2014 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Subsidiary of Parent, on the one hand, and any Affiliates (other than Subsidiaries of Parent) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

(x) Takeover Statutes. The Board of Directors of Parent has taken all action necessary to render inapplicable to this Agreement, the Mergers and the other transactions contemplated hereby, the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL and any other similar applicable Law. No other Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated hereby assuming the accuracy of the representations and warranties contained in Section 3.1(y).

(y) Ownership of Company Common Stock. Neither Parent, Merger Sub nor any of their respective Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), any Company Common Stock or other securities convertible into, exchangeable for or exercisable for Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Stock except pursuant to this Agreement.

(z) Representations Regarding Parent Joint Ventures. Except as set forth on Section 3.2(z) of the Parent Disclosure Letter, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Merger or any other transactions contemplated hereby, or compliance by Parent with any of the provisions of this Agreement will: (i) violate any provision of the organizational documents of any Parent Joint Venture; or (ii) to the knowledge of Parent, (A) violate any requirements of Law relating to the Parent Joint Ventures; (B) violate any Order to which any of the Parent Joint Ventures is subject; (C) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Entity relating to any Parent Joint Venture; or (D) (x) require a consent, approval or waiver from, or notice to any party pursuant to any joint venture agreement, shareholder agreement or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party or (y) result in a breach of any provision of, cause a default under, result in the acceleration of obligations or a loss of a benefit under, or create in any party the right to terminate, cancel or modify any joint venture agreement, shareholder agreement or similar agreement relating to a Parent Joint Venture to which Parent or any of its Subsidiaries is a party, except, in each case, for any failure to obtain such permits, authorizations, consents or approvals, any failure to make such filings or any such modifications, violations, rights, impositions, breaches or defaults, which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(aa) Financing.

(i) Parent has delivered to the Company true and complete copies of the executed commitment letter (together with the term sheet and any other annexes, exhibits, schedules and other attachments thereto), dated as of the date hereof (the “Debt Commitment Letter”) from the financial institutions and other lenders (the “Lenders”) identified therein, pursuant to which the Lenders have committed, subject only to the terms and subject to the conditions set forth therein, to lend the amounts set forth therein (the “Financing”). Parent has also delivered to the Company true and complete copies of any fee letter (with only the fee amounts and pricing caps (none of which individually or in the aggregate would reduce the amount of the Financing or adversely affect the availability of the Financing or delay or prevent the Closing or make the funding of the Financing less likely to occur) redacted) relating to the Debt Commitment Letter (any such fee letter, a “Fee Letter”) and any engagement letters or other agreements relating to the Financing.

(ii) As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded or, except as permitted by Section 5.13 after the date hereof, otherwise amended, supplemented or modified (or contemplated to be amended, supplemented or modified) in any respect. The Debt Commitment Letter, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against such parties in accordance with its terms (subject to the applicable Bankruptcy and Equitable Exceptions). There are no side letters or other Contracts or arrangements (except for any Fee Letters, engagement letters with respect to the Financing and any other agreements, each of which have been delivered to the Company in accordance with the provisions of this Section 3.2(aa)) relating to the Debt Commitment Letter. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term, or a failure of any condition, of the Debt Commitment Letter or otherwise result in any portion of the Financing contemplated thereby being unavailable at the Closing. Assuming the accuracy of the representations and warranties set forth in Section 3.1, the satisfaction of the conditions precedent to Parent’s obligations hereunder and the performance in all material respects by the Company of its obligations under this Agreement, Parent (A) has no reason to believe that it would not be able to satisfy on a timely basis any term or condition of the Debt Commitment Letter required to be satisfied by it and (B) is not aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate or that would reasonably be expected to cause the Debt Commitment Letter to be terminated or ineffective. Parent has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter that were due to be paid on or before the date of this Agreement. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter.

(bb) Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Subsidiaries of the Company and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Subsidiaries of the Company for such purposes. In entering into this Agreement, each of Parent and Merger Sub has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective affiliates, shareholders, controlling persons, trustees or Representatives that are not expressly set forth in Section 3.1 of this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Except for the representations and warranties expressly set forth in Section 3.1 of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Mergers, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Mergers, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent and Merger Sub or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Section 3.1 of this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with tenants, operators, service providers and development or joint venture partners, and shall maintain the status of the Company as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its

Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.1(b) such action or inaction shall be deemed permitted pursuant to Section 4.1(a)):

(i) amend any of the Organizational Documents of the Company or any of its Significant Subsidiaries or waive any provision thereunder or, to the extent adversely affecting the rights of Parent hereunder, amend any of the Organizational Documents of the Company’s Subsidiaries (other than its Significant Subsidiaries) or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its Subsidiaries that is not a wholly-owned Subsidiary of the Company;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for (A) the declaration and payment by the Company of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.57 per share of Company Common Stock, and (B) the declaration and payment of dividends or other distributions to the Company by any direct or indirect wholly owned Subsidiary of the Company (or, with respect to any non-wholly-owned Subsidiary, on a pro rata basis based on the Company’s ownership of such Subsidiary); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.1(b)(iv), the Company and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for the Company or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Company Distribution”);

(v) except for (A) issuances of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards outstanding as of the execution hereof or issued or granted in accordance with the terms of this Agreement, in each case, in accordance with the terms of the applicable Company Equity Plan and awards as in effect on the date of this Agreement, (B) issuances of shares of Company Common Stock under the Company ESPP as in effect on the date of this Agreement, subject to the terms of this Agreement, and (C) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of the Company, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of the Company’s capital stock or other equity interests or that of a Subsidiary of the Company, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Company Equity Plans, the Company ESPP or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of the Company to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of shares of Company Common Stock tendered by holders of Company Equity Awards in accordance with the terms of the applicable Company Equity Plan and awards as in effect on the date of this Agreement in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) with respect to the equity of any wholly owned Subsidiary of the Company repurchased, redeemed or otherwise acquired by the Company or any of its Subsidiaries;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization, including any bankruptcy related action or reorganization, in each case other than (A) transactions solely between or among the Company or wholly owned Subsidiaries of the Company and (B) liquidations or dissolutions of immaterial Subsidiaries of the Company;

(viii) (A) acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (except for assets not prohibited from being acquired pursuant to clause (xxi) below) or (B) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than (I) acquisitions (whether by means of merger, share exchange, consolidation, tender offer, asset or stock purchase or otherwise) and other business combinations and acquisitions or investments (collectively, “Acquisitions”) (x) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (y) for which the fair market value of the total consideration paid by the Company and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 in the aggregate, (II) transactions solely between or among the Company and/or wholly owned Subsidiaries of the Company, (III) loans or advances required to be made under any Company Lease or any Contract entered into in connection therewith in the ordinary course of business, (IV) to fund development commitments listed on Section 4.1(b)(viii) of the Company Disclosure Schedule or made by the Company, in its reasonable judgment after consultation with Parent, based on a good faith belief by the Company that such loan or advance is reasonably likely to be in the best interests of preserving the value of the Company’s assets, (V) acquisition of immaterial assets in the ordinary course of business consistent with past practice and (VI) after consultation with Parent, loans or advances to tenants of the Company or any of its Subsidiaries that are intended by the Company to preserve some or all of the value of the applicable Company Lease, provided that such loans or advances shall not exceed $50,000,000 in the aggregate;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any sale rights, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Company Property or any other assets of the Company or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $50,000,000 individually and $250,000,000 in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of the Company, (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to Parent prior to the date of this Agreement and (E) sales of immaterial assets in the ordinary course of business consistent with past practice;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of the Company), except (A) Indebtedness incurred under the Company Revolving Credit Facility (1) for working capital purposes in the ordinary course of business, (2) in connection with acquisitions not prohibited by clause (viii) above or (3) to fund dividends the Company is permitted to pay under the terms of this Agreement, (B) Indebtedness of any wholly owned Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, and (C) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing and (3) none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby or to be consummated in connection herewith shall conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under or any other material right of the lenders (or their agents or trustees) under or any loss of a material benefit of the Company or any of its Subsidiaries under, or result in the creation of any lien under such Indebtedness, or would reasonably likely require the preparation of separate financial statements of the Company and/or any of its Subsidiaries following the Closing;

(xi) change its methods of accounting or accounting policies, except as required by the SEC or by changes in GAAP (or any interpretation thereof) or in applicable Law;

(xii) except in the ordinary course of business, enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Company Material Contract), except for (A) any action permitted under clauses (A) through (C) of Section 4.1(b)(x) or under Section 4.1(b)(viii), Section 4.1(b)(ix) or Section 4.1(b)(xiii), or (B) any termination or renewal in accordance with the terms of any existing Company Material Contract that occurs automatically without any action by the Company or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Company Lease), except for (A) after consultation with Parent, entering into any new lease or renewing any Company Lease in the ordinary course of business on market terms so long as such new lease or Company Lease, as applicable, complies with applicable REIT requirements and contemplates aggregate annual rent of not more than $1 million per year, (B) after consultation with Parent, modifications, amendments, waivers, releases or compromises made in the ordinary course of business and that are not reasonably expected to be detrimental the business of the Company in any material respect, (C) after consultation with Parent, terminating any Company Lease as a result of a default by the counterparty to such Company Lease (in accordance with the terms of such Company Lease and subject to any applicable cure period therein), (D) any termination or renewal in accordance with the terms of any existing Company Lease that occurs automatically without any action by the Company or any of its Subsidiaries or (E) any modification, amendment or termination of a Company Lease in connection with any transaction permitted under Section 4.1(b)(ix) hereinabove;

(xiv) take any action that would, or fail to take any action which failure would, reasonably be expected to (A) cause the Company to fail to qualify as a REIT, (B) cause a change in the status, for U.S. federal income tax purposes, of any Subsidiary of the Company as a partnership, disregarded entity, a qualified REIT subsidiary, taxable REIT subsidiary or REIT, as the case may be, (C) cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or (D) adversely affect the conclusions set forth in the Tax Opinion (as defined in the Tax Matters Agreement), whether such action or such failure is considered alone or together with any other transactions that have occurred or are expected to occur, including the Merger;

(xv) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve the Company’s qualification as a REIT under the Code, or (B) continue to comply with applicable Tax Laws in the ordinary course of business and in a manner consistent with prior practice, including the settlement of non-income Tax assessments or liabilities up to an aggregate amount of $100,000 or (C) preserve the status of any Subsidiary of the Company as a partnership, disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or a REIT, as the case may be, for U.S. federal income tax purposes;

(xvi) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding (other than the litigation that is the subject of Section 5.14), other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages by the Company or any of its Subsidiaries, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) by the Company or any of its Subsidiaries that do not exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against the Company or any of its Subsidiaries or the Surviving Company following the Effective Time, and (C) do not provide for any admission of any liability by the Company or any of its Subsidiaries;

(xvii) except as required by any Company Benefit Plan in effect as of the date hereof, (A) increase the compensation, bonus or pension, welfare, severance or other benefits payable or provided to, or grant any cash- or equity-based awards (including Company Equity Awards) or long-term cash awards to, any current or former directors, officers, employees or other individual service providers of the Company or any of its Subsidiaries, (B) grant or provide any change of control, severance or retention payments or benefits to any director, officer, employee or other individual service provider of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or materially amend any Company Benefit Plan or any other plan, policy, program, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof (other than amendments in the ordinary course of business to Company Benefit Plans that do not provide for or govern severance or retention or Company Equity Awards, which amendments would not contravene the other covenants set forth in this Section 4.1(b)(xvii) or result in a material increase in cost to the Company of maintaining such Company Benefit Plan or other plan, trust, fund, policy or arrangement), (D) enter into or amend any collective bargaining agreement or similar agreement, (E) hire, promote or terminate the employment (other than for cause) of any employee of the Company or any of its Subsidiaries with a total annual compensation opportunity in excess of $150,000, (F) hire, promote or terminate the employment (other than for cause) of any employee of the Company or any of its Subsidiaries with a total annual compensation opportunity at or below $150,000, other than in the ordinary course of business consistent with past practice to fill a vacancy that arises due to a departure after the date of this Agreement and only after consulting with Parent reasonably in advance of any such hiring, promotion or termination and considering Parent’s input in good faith, or (G) take any action to accelerate the vesting or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan; provided, however, that the foregoing clauses (A), (B) and (C) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired or promoted employees who are hired or promoted as permitted by this Agreement, in each case in the ordinary course of business, compensation and benefits plans, programs, policies, agreements and arrangements (including incentive grants) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(xviii) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors, officers or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by Section 4.1(b)(xvii);

(xix) enter into any development Contract with any Governmental Entity (for the avoidance of doubt, other than with respect to any permits or the application to a Governmental Entity for rezoning or other entitlements);

(xx) demolish or enter into any Contract to demolish any material structures on any of the Company Properties except to the extent demolished following condemnation, casualty damage or any earthquake, hurricane, tornado, or other natural disaster or calamity;

(xxi) make any capital expenditures except (A) in accordance with the Company CapEx Budget, (B) as required to be made under any of the Company Leases or ground leases affecting the Company Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $1 million in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Company Properties;

(xxii) amend or modify the engagement letter entered into with the Company’s financial advisor listed in Section 3.1(u), in a manner adverse to the Company, Parent or any Subsidiary of the Company or Parent, or engage other financial advisors in connection with the Merger and the other transactions contemplated hereby;

(xxiii) exempt any Person from the ownership or other limitations of the Amended and Restated Certificate of Incorporation of the Company without providing notice to Parent; or

(xxiv) agree to, or make any binding commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of the Company, upon advice of counsel to the Company, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of the Company in accordance with this Agreement or otherwise.

Section 4.2 Covenants of Parent.

(a) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Parent Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with tenants, operators, service providers and development or joint venture partners, and shall maintain the status of Parent as a REIT.

(b) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or required by this Agreement, (ii) set forth in Section 4.2 of the Parent Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to Parent or any of its Subsidiaries, or (iv) with the Company’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action or inaction is permitted by any clause under this Section 4.2(b) such action or inaction shall be deemed permitted pursuant to Section 4.2(a)):

(i) amend any of the Organizational Documents of Parent or any of its Significant Subsidiaries or waive any provision thereunder or, to the extent adversely affecting the rights of the Company hereunder, amend any of the Organizational Documents of Parent’s Subsidiaries (other than its Significant Subsidiaries) or waive any provision thereunder;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of Parent or any of its Subsidiaries that is not a wholly-owned Subsidiary of Parent;

(iii) enter into any new material line of business or form or enter into a material partnership, joint venture, strategic alliance or similar arrangement with a third party;

(iv) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any of its Subsidiaries or other equity securities or ownership interests in Parent or any of its Subsidiaries, except for (A) the declaration and payment by Parent of dividends, payable quarterly with declaration, record and payment dates consistent with past practice, at a rate not to exceed a quarterly rate of $0.43 per share of Parent Common Stock, (B) the declaration and payment by Parent of dividends pursuant to the terms of the Series A Parent Preferred Stock, and (C) the declaration and payment of dividends or other distributions to Parent by any direct or indirect wholly owned Subsidiary of Parent (or, with respect to any non-wholly-owned Subsidiary, on a pro rata basis based on Parent’s ownership of such Subsidiary); provided, however, that, notwithstanding the restriction on dividends and other distributions in this Section 4.2(b)(iv), Parent and any of its Subsidiaries shall, subject to Section 5.10, be permitted to make distributions, including under Section 858 or Section 860 of the Code, reasonably necessary for Parent or any of its Subsidiaries that is qualified as a REIT under the Code as of the date hereof to maintain its qualification as a REIT under the Code or applicable state Law and avoid the imposition of any entity level income or excise Tax under the Code or applicable state Law (any such distribution described in this proviso, a “Special Parent Distribution”);

(v) except for (A) issuances of shares of Parent Common Stock upon the exercise or settlement of Parent equity awards outstanding as of the execution hereof or issued or granted in accordance with the terms of this Agreement, in each case in accordance with the terms of the applicable Parent Equity Plan (as in effect on the date of this Agreement) and awards, (B) grants of Parent equity awards made in the ordinary course of business consistent with past practice and (C) issuances by a wholly owned Subsidiary of its capital stock to its direct or indirect parent or to another wholly owned Subsidiary of Parent, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of Parent’s capital stock or other equity interests or that of a Subsidiary of Parent, any Voting Debt, any stock appreciation rights, stock options, restricted shares or other equity-based awards (whether discretionary, formulaic or automatic grants and whether under the Parent Equity Plans or otherwise) or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or equity interests or Voting Debt, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such shares or other equity interests or Voting Debt, or enter into any agreement with respect to any of the foregoing;

(vi) repurchase, redeem or otherwise acquire, or permit any Subsidiary of Parent to redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible into or exercisable for any shares of its capital stock or other equity interests, except for (A) acquisitions of shares of Parent Common Stock tendered by holders of Parent equity awards in accordance with the terms of the applicable Parent Equity Plan and awards as in effect from time to time in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto or (B) with respect to the equity of any wholly owned Subsidiary of Parent repurchased, redeemed or otherwise acquired by Parent or any of its Subsidiaries;

(vii) enter into or adopt a plan of merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization or resolutions providing for or authorizing a merger, liquidation, consolidation, dissolution, recapitalization, conversion or reorganization, including any bankruptcy related action or reorganization, in each case other than (A) transactions solely between or among Parent or wholly owned Subsidiaries of Parent and (B) liquidations or dissolutions of immaterial Subsidiaries of Parent;

(viii) (A) acquire, by merging or consolidating with, by purchasing an equity interest in or assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (except for assets not prohibited from being acquired pursuant to clause (xix) below) or (B) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, in each case other than (I) Acquisitions (x) that would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement, and (y) for which the fair market value of the total consideration paid by Parent and its Subsidiaries in such Acquisitions does not exceed $50,000,000 individually, or $250,000,000 in the aggregate, (II) transactions solely between or among Parent and/or wholly owned Subsidiaries of Parent, (III) loans or advances required to be made under any Parent Lease or any Contract entered into in connection therewith in the ordinary course of business, (IV) to fund development commitments listed on Section 4.1(b)(viii)of the Parent Disclosure Schedule or made by Parent, in its reasonable judgment after consultation with the Company, based on a good faith belief by Parent that such loan or advance is reasonably likely to be in the best interests of preserving the value of Parent’s assets, (V) acquisition of immaterial assets in the ordinary course of business consistent with past practice and (VI) after consultation with the Company, loans or advances to tenants of Parent or any of its Subsidiaries that are intended by Parent to preserve some or all of the value of the applicable Parent Lease, provided that such loans or advances shall not exceed $50,000,000 in the aggregate;

(ix) sell, pledge, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, or agree to any option that would require a sale or other transfer of, any property or assets, or voluntarily exercise any sale rights, except (A) pledges and encumbrances on property and assets in the ordinary course of business and that would not be material to any Parent Property or any other assets of Parent or any of its Subsidiaries, (B) with respect to property or assets with a fair market value of less than $50,000,000 individually and $250,000,000 in the aggregate, (C) transactions solely between or among wholly owned Subsidiaries of Parent, (D) sales required by existing purchase rights or options existing on the date of this Agreement and made available to the Company prior to the date of this Agreement and (E) sales of immaterial assets in the ordinary course of business consistent with past practice;

(x) incur, create, assume, refinance, prepay or replace any Indebtedness or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Subsidiary of Parent), except (A) Indebtedness incurred under Parent’s existing revolving credit facility (1) for working capital purposes in the ordinary course of business, (2) in connection with acquisitions not prohibited by clause (viii) above or (3) to fund dividends Parent is permitted to pay under the terms of this Agreement, (B) Indebtedness of any wholly owned Subsidiary of Parent to Parent or to another wholly owned Subsidiary of Parent, (C) the refinancing of any existing Indebtedness of Parent or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing and (D) the prepayment of any Indebtedness in connection with any transaction permitted under Section 4.2(b)(ix) hereinabove;

(xi) change its methods of accounting or accounting policies, except as required by the SEC or by changes in GAAP (or any interpretation thereof) or in applicable Law;

(xii) except in the ordinary course of business, enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Parent Material Contract), except for (A) any action permitted under clauses (A) through (D) of Section 4.2(b)(x) or under Section 4.2(b)(viii),or Section 4.2(b)(ix) or Section 4.2(b)(xiii) or (B) any termination or renewal in accordance with the terms of any existing Parent

Material Contract that occurs automatically without any action by Parent or any of its Subsidiaries;

(xiii) enter into, renew, modify, amend or terminate, waive, release, compromise or assign any rights or claims under, any Parent Lease (or any lease for real property that, if existing as of the date hereof, would be a Parent Lease), except for (A) after consultation with the Company, entering into any new lease or renewing any Parent Lease in the ordinary course of business on market terms so long as such new lease or Parent Lease, as applicable, complies with applicable REIT requirements and contemplates aggregate annual rent of not more than $1 million per year, (B) after consultation with the Company, modifications, amendments, waivers, releases or compromises made in the ordinary course of business and that are not reasonably expected to be detrimental the business of Parent in any material respect, (C) after consultation with the Company, terminating any Parent Lease as a result of a default by the counterparty to such Parent Lease (in accordance with the terms of such Parent Lease and subject to any applicable cure period therein), (D) any termination or renewal in accordance with the terms of any existing Parent Lease that occurs automatically without any action by Parent or any of its Subsidiaries or (E) any modification, amendment or termination of a Parent Lease in connection with any transaction permitted under Section 4.2(b)(ix) hereinabove;

(xiv) take any action that would, or fail to take any action which failure would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT, (B) a change in the status, for U.S. federal income tax purposes, of any Subsidiary of Parent as a partnership, disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or REIT, as the case may be or (C) the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

(xv) make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or surrender any right to claim any material refund of Taxes, except in each case as necessary or appropriate to (A) preserve Parent’s qualification as a REIT under the Code, or (B) continue to comply with applicable Tax Laws in the ordinary course of business and in a manner consistent with prior practice, including the settlement of non-income Tax assessments or liabilities up to an aggregate amount of $100,000 or (C) preserve the status of any Subsidiary of Parent as a partnership, disregarded entity, qualified REIT subsidiary, taxable REIT subsidiary or a REIT, as the case may be, for U.S. federal income tax purposes;

(xvi) waive, release, assign, settle or compromise any claim, action, litigation, arbitration or proceeding (other than the litigation that is the subject of Section 5.14), other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages by Parent or any of its Subsidiaries (excluding any portion of such payment payable under an existing property-level insurance policy) by Parent or any of its Subsidiaries that do not exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parent or any of its Subsidiaries, and (C) do not provide for any admission of any liability by Parent or any of its Subsidiaries;

(xvii) except as required by a Parent Benefit Plan, grant any new equity-based awards to any current or former directors, officers, employees or other individual service providers of Parent or any of its Subsidiaries, other than any equity-based awards granted in the ordinary course of business consistent with past practice (including in connection with annual bonus awards for employees who have previously elected to receive their annual bonus opportunity in the form of an equity-based award);

(xviii) enter into any Contract with, or engage in any transaction with, any of its Affiliates (other than its Subsidiaries), directors, officers or stockholders (or Affiliates of the foregoing (other than its Subsidiaries)), other than transactions with directors and officers in the ordinary course and consistent with past practice as long as such transactions are applicable for all directors or all officers, respectively, and other than as expressly permitted by Section 4.2(b)(xvii);

(xix) make any capital expenditures except (A) in accordance with the Parent CapEx Budget, (B) as required to be made under any of the Parent Leases or ground leases affecting the Parent Properties, (C) as required to be made pursuant to any Law, (D) for ordinary course capital expenditures not to exceed $1,000,000 in the aggregate or (E) as reasonably required to satisfy any health or safety concerns at any of the Parent Properties;

(xx) amend or modify the engagement letter entered into with Parent’s financial advisor listed in Section 3.2(u), in a manner adverse to Parent, the Company or any Subsidiary of Parent or the Company, or engage other financial advisors in connection with the Merger and the other transactions contemplated hereby;

(xxi) demolish or enter into any Contract to demolish any material structures on any of the Parent Properties except to the extent demolished following condemnation, casualty damage or any earthquake, hurricane, tornado, or other natural disaster or calamity; or

(xxii) agree to, or make any binding commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(c) Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 5.10, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Board of Directors of Parent, upon advice of counsel to Parent, is reasonably necessary for Parent to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time or to avoid incurring entity level income or excise Taxes under the Code, including making dividend or other distribution payments to stockholders of Parent in accordance with this Agreement or otherwise.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Joint Proxy Statement; Stockholders Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting and to the Parent stockholders at the Parent Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”), and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be included as a prospectus) with respect to the Parent Stock Issuance (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Each of Parent and the Company shall furnish all information required to be disclosed in the Form S-4 and Joint Proxy Statement/Prospectus concerning itself, its Affiliates and the holders of its capital stock to the other, including all information necessary for the preparation of pro forma financial statements, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement/Prospectus. Prior to filing the Form S-4 (or any amendment or supplement thereto) or filing or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response. No filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned). Including as described in Section 5.1(a) of the Company Disclosure Letter, Parent and the Company shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby (including the Parent Stock Issuance). Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities Laws in connection with the Merger, and each Party shall furnish all information concerning it, its Affiliates and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company. Notwithstanding anything to the contrary in this Section 5.1, nothing in this Section 5.1 shall prohibit the Company or Parent from making any filing of any Quarterly Report on Form 10-Q, Annual Report on Form 10-K or Current Report on Form 8-K required pursuant to the Exchange Act.

(b) The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Required Vote. Unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Required Vote. Unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company and the Board of Directors of the Company will recommend to its stockholders adoption of this Agreement and the Company shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Stockholders Meeting is scheduled, (i) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Required Vote, whether or not a quorum is present or (ii) additional time is needed for the filing and dissemination of any supplemental or amended disclosure document that the Company’s board of directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws, the Company shall have the right to (and at the request of Parent shall) make one or more successive postponements or adjournments of the Company Stockholders Meeting; provided that unless otherwise agreed to by the Parties, the Company Stockholders Meeting shall not be postponed or adjourned to a date that is more than 30 days after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve the Company of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligation to hold the Company Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or its Board of Directors of any Acquisition Proposal, by any Change in Company Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Company Recommendation.

(c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable (and in any event within 45 days) following the date upon which the Form S-4 becomes effective (the “Parent Stockholders

Meeting”) for the purpose of obtaining the Parent Required Vote. Unless a Change in Parent Recommendation has occurred in accordance with Section 5.4, Parent shall use its reasonable best efforts to obtain from the stockholders of Parent the Parent Required Vote. Unless a Change in Parent Recommendation has occurred in accordance with Section 5.4, Parent and the Board of Directors of Parent will recommend to its stockholders approval of the Parent Stock Issuance and Parent shall cause the Joint Proxy Statement/Prospectus and the Form S-4 to include such recommendation. Notwithstanding the foregoing provisions of this Section 5.1(c) if, on a date for which the Parent Stockholders Meeting is scheduled, (i) there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Parent Required Vote, whether or not a quorum is present or (ii) (additional time is needed for the filing and dissemination of any supplemental or amended disclosure document that the Parent’s board of directors has determined in good faith (after consultation with the Parent’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws Parent shall have the right to (and at the request of the Company shall) make one or more successive postponements or adjournments of the Parent Stockholders Meeting; provided that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the Parent Stockholders Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) 90 days after the record date for the Parent Stockholders Meeting, whichever is earlier. Nothing contained in this Agreement (absent termination of this Agreement in accordance with its terms) shall be deemed to relieve Parent of its obligation to submit the Parent Stock Issuance to its stockholders for a vote on the approval thereof. Parent agrees that, unless this Agreement shall have been terminated in accordance with Section 7.1, its obligation to hold the Parent Stockholders Meeting pursuant to this Section 5.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Parent or its Board of Directors of any Acquisition Proposal, by any Change in Parent Recommendation or by any development, fact, circumstance or change that would give rise to a right to make a Change in Parent Recommendation.

(d) Each of Parent and the Company shall cooperate and use their reasonable best efforts to cause the Parent Stockholders Meeting and the Company Stockholders Meeting to be held at the same date and, subject to the terms and conditions of this Section 5.1, as soon as reasonably practicable after the date of this Agreement.

Section 5.2 Access to Information. From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with its terms, upon reasonable notice, and at the reasonable request of the other Party, each of Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by the other Party, to all its properties (other than for purposes of invasive testing), books, contracts, records and Representatives; provided that all such access shall be coordinated through the disclosing Party or its Representatives in accordance with such procedures as they may reasonably establish. Neither Party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) violate or prejudice the rights of its tenants, operators, service providers or development or joint venture partners, (ii) result in a competitor of such disclosing Party receiving information that is competitively sensitive (provided that in the case of information to be provided to Parent or the Company each Party will attempt to establish a clean team process to share such materials in a commercially reasonable manner), (iii) jeopardize the attorney-client privilege of the institution in possession or control of such information or (iv) contravene any Law or binding agreement (including any confidentiality obligation) entered into prior to the date of this Agreement. Parent and the Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No such investigation by either Parent or the Company shall affect the representations and warranties of the other. The terms of the Confidentiality Agreement shall apply to any information and access provided pursuant to this Section 5.2. Notwithstanding anything to the contrary contained in this Section 5.2, neither Parent nor the Company shall (and Parent and the Company shall ensure that their respective Affiliates and Representatives do not) conduct, without the prior written consent of the Company or Parent, respectively, any environmental investigation at any real property owned or leased by the Company or Parent, respectively, that involves any sampling or other intrusive investigation of air, surface water, groundwater or soil at such real property. The foregoing provisions of this Section 5.2 shall not apply to any access rights relating to the Financing (which rights are addressed in Section 5.13).

Section 5.3 Efforts; Notice of Certain Events.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) use its reasonable best efforts to cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Entity or any other Person in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Entity, (iii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Entity, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Merger and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a), (i) use its reasonable best efforts to cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly notify the other Party of any communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity, or from any other Person alleging that the consent of such person (or another Person) is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Party with any written notices or other communications received by such Party from, or given by such Party to, any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) permit the other Party to review in draft any proposed substantive or other non-ministerial communication to be submitted by it to any Governmental Entity with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or substantive or other non-ministerial telephonic meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and, to the extent permitted by the applicable Governmental Entity or Person, not agree to participate in any meeting or substantive or other non-ministerial discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend in accordance with applicable Laws. In furtherance of the foregoing, prior to being exchanged with the other Party, any materials may be redacted (x) as necessary to comply with contractual arrangements entered into prior to the date of this Agreement or applicable Laws, and (y) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed).

(d) Parent and the Company shall reasonably cooperate with each other and use their respective reasonable best efforts to take such actions as the other may reasonably request to obtain any consents from any third parties (excluding any Governmental Entity) as may be reasonably required to consummate the Merger or the other transactions contemplated by this Agreement; provided that Parent and the Company shall not be required to, and shall not without the other Party’s written approval (not to be unreasonably withheld, conditioned or delayed), incur any material expenses or liabilities or make any material concessions to such third party in order to obtain such consents.

(e) Each of the Company, the Board of Directors of the Company, Parent and the Board of Directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated by this Agreement, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement, including the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

(f) This Section 5.3 does not apply with respect to the efforts of Parent to obtain, or the cooperation of the Company with respect to, the Financing or with respect to the refinancing of any Indebtedness of Parent or the Company (including the Debt Refinancings) (all of which are addressed in Section 5.13). Nothing in this Section 5.3 shall prevent or limit the ability of Parent or the Company to take any action permitted under Section 5.4.

Section 5.4 Non-Solicitation; Change in Recommendation.

(a) Each of the Company and Parent agrees that it shall not, it shall cause its Subsidiaries and its and their respective directors and officers not to, and it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) initiate, solicit, propose, knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions with or negotiations relating to any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, in each case with the Person making such Acquisition Proposal or any of such Person’s Affiliates or Representatives, (iii) provide any nonpublic information or data to any Person making such Acquisition Proposal or any of such Person’s Affiliates or Representatives in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, business combination agreement, sale or purchase agreement or share exchange agreement, option agreement or any other similar agreement related to any Acquisition Proposal (other than (I) with respect to an Acquisition Proposal made by Parent, (II) a confidentiality agreement of the type described in Section 5.4(b) and customary clean team agreements in connection with the evaluation of any Acquisition Proposal with respect to which such party is permitted to negotiate in accordance with the terms of this Agreement and (III) subject to Section 4.1(b)(xxii) or Section 4.1(b)(xx), as applicable, engagement letters with advisors and consultants and similar agreements) (an “Acquisition Agreement”) or (v) agree to do any of the foregoing; provided, however, that nothing in this Agreement shall prevent the Company or Parent, as the case may be, or its Affiliates or Subsidiaries or their respective Representatives from contacting, prior to obtaining Company Required Vote or the Parent Required Vote, as applicable, a Person that has made or submitted an Acquisition Proposal (or its advisors) to the Company or its Representatives or Parent or its Representatives, as the case may be, solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Acquisition Proposal would reasonably be expected to result in a Superior Proposal.

(b) (i) Notwithstanding anything in this Agreement to the contrary, prior to its receipt of the Company Required Vote (in the case of the Company) or the Parent Required Vote (in the case of Parent), in response to a bona fide written Acquisition Proposal (that did not result from such Party’s breach of Section 5.4(a) or (c)) made after the date of this Agreement, subject to compliance with the other terms of this Section 5.4(b) with respect to such Acquisition Proposal, the Company or Parent and their respective Subsidiaries, Affiliates and Representatives, as applicable, shall be permitted to (A) engage or participate in discussions and negotiations with the Person who has made such Acquisition Proposal and such Person’s Representatives, (B) provide any nonpublic information or data to the Person who has made such Acquisition Proposal and such Person’s Representatives (it being acknowledged and agreed that the Company or Parent and their respective directors and officers, as applicable, will not, and shall use commercially reasonable efforts to cause its Subsidiaries, Affiliates and other Representatives not to, disclose any non-public information regarding the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, respectively, without first entering into a confidentiality agreement with the Person who has made such Acquisition Proposal having provisions that are no less favorable to such Party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amending of an Acquisition Proposal and shall entitle the Company or Parent, as applicable, to comply with its obligations hereunder)) and (C) in the case of the Company, make any notices, and provide any tax opinion or related documentation, to Ventas to the extent required by the Tax Matters Agreement in connection with any such Acquisition Proposal; provided that prior to taking any action described in clauses (A), (B) or (C) above, the Board of Directors of the Company or the Board of Directors of Parent, as applicable, determines in good faith that based on the information then available, such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Such an Acquisition Proposal is referred to as a “Qualifying Acquisition Proposal.” The Company or Parent, as applicable, shall provide the other with a copy of any nonpublic information or data provided to any Person pursuant to the prior sentence prior to or simultaneously with furnishing such information to such Person, unless such information has been previously made available to the Company or Parent, as applicable.

(ii) Each of the Company and Parent shall notify the other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information relating to such Party or any of its Subsidiaries by any Person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related material documentation or material correspondence (including proposed agreements) received by the Company or its Representatives from, or sent by the Company or its Representatives to, such Person making an Acquisition Proposal or any of such Person’s Representatives). Each of the Company and Parent shall also promptly, and in any event within 24 hours, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with this Section 5.4(b) and keep the other Party reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a reasonably current basis, including by providing a copy of all material documentation or material correspondence relating thereto received by the Company or its Representatives from, or sent by the Company or its Representatives to, such Person making an Acquisition Proposal or any of such Person’s Representatives, including proposed agreements and any material change in its intentions as previously notified.

(iii) Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of the Company nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to Parent, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to Parent, the approval, recommendation or declaration of advisability by the Board of Directors of the Company or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated hereby (a “Change in Company Recommendation”). Except as provided in Section 5.4(b)(iv) or Section 5.4(b)(v), neither the Board of Directors of Parent nor any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the Company, or propose publicly or resolve to withhold, withdraw, qualify or modify in any manner adverse to the Company, the approval, recommendation or declaration of advisability by the Board of Directors of Parent, as applicable, or any such committee thereof, of the Parent Stock Issuance (a “Change in Parent Recommendation”).

(iv) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(iv)), prior to its receipt of the Company Required Vote (in the case of the Company) or the Parent Required Vote (in the case of Parent), in response to a Qualifying Acquisition Proposal, the Board of Directors of the Company or Board of Directors of Parent, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation and terminate this Agreement to enter into a definitive agreement to effect such Acquisition Proposal, as applicable, in each case, if and only if (A) such Qualifying Acquisition Proposal did not result from a breach of Section 5.4(a) or (c) and such Qualifying Acquisition Proposal is not withdrawn, (B) the Board of Directors of the Company or the Board of Directors of Parent, as applicable, has determined in good faith (after consultation with its outside legal counsel) that such Qualifying Acquisition Proposal constitutes a Superior Proposal, (C) five calendar days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Superior Proposal Recommendation Change”) (it being agreed that neither the delivery of such notice by the Company or Parent, as the case may be, nor any public announcement of the delivery of such notice that the Company or Parent, as the case may be, determines that it is required to make under applicable Law shall constitute a Change in Company Recommendation or Change in Parent Recommendation, as the case may be, unless and until the Board of Directors of the Company or Parent, as the case may be, shall have failed to, within twenty-four (24) hours after such five day period (or three day period, as applicable), publicly announce that it is recommending this Agreement and the Merger or the Parent Stock Issuance, as applicable (taking into account any adjustment or modification of the terms of this Agreement and the Merger agreed to by the parties hereto in writing)) (it being understood that any amendment to any material term of such Superior Proposal (including any change in the form or amount of consideration) shall require a new Notice of Superior Proposal

Recommendation Change and a new three calendar day period shall commence upon the delivery of such notice), (D) during such five calendar day period or three calendar day period (as applicable), the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five calendar day period or three calendar day period (as applicable), again determines in good faith that such Qualifying Acquisition Proposal constitutes a Superior Proposal (taking into account any adjustment or modification of the terms of this Agreement and the Merger proposed by the other Party).

(v) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 5.4(b)(v)), in circumstances not involving or relating to an Acquisition Proposal, prior to its receipt of the Company Required Vote (in the case of the Company) or the Parent Required Vote (in the case of Parent) the Board of Directors of the Company or Board of Directors of Parent, as applicable, may make a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, if and only if (A) a material change or development has occurred or arisen after the date of this Agreement that was neither known to nor reasonably foreseeable as of the date of this Agreement by such Party’s Board of Directors (and which change or development does not involve or relate to an Acquisition Proposal and, with respect to a Change in Parent Recommendation, any such change or development is not Parent’s or Parent OP’s ability, or perceived likelihood, to effect or obtain the Financing or the Debt Refinancings), (B) the Board of Directors of the Company or the Board of Directors of Parent, as applicable, has determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law, (C) five calendar days shall have elapsed since the time the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (it being agreed that neither the delivery of such notice by the Company or Parent, as the case may be, nor any public announcement of the delivery of such notice that the Company or Parent, as the case may be, determines that it is required to make under applicable Law shall constitute a Change in Company Recommendation or Change in Parent Recommendation, as the case may be, unless and until the Board of Directors of the Company or Parent, as the case may be, shall have failed to, within twenty-four (24) hours after such five day period, publicly announce that it is recommending this Agreement and the Merger (taking into account any adjustment or modification of the terms of this Agreement and the Merger agreed to by the parties hereto in writing)), (D) during such five-calendar day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the applicable Board of Directors proposing to take such action, following such five-calendar day period, again determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with the applicable board’s duties under applicable Law.

(vi) Nothing contained in this Section 5.4 shall prohibit the Board of Directors of the Company or the Board of Directors of Parent, as applicable, from: (A) taking and disclosing to the stockholders of the Company or Parent, as applicable, a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (B) making any “stop, look and listen” communication to the stockholders of the Company or Parent, as applicable pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that the foregoing clause (A) or (B) shall not permit the Board of Directors of the Company or the Board of Directors of Parent, as applicable, to make any Change in Company Recommendation or Change in Parent Recommendation, as applicable, except as permitted by Section 5.4(b)(iv) or Section 5.4(b)(v).

(c) Each of the Company and Parent agrees that it will and will cause its and its Subsidiaries’ directors and officers to, and that it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives to, cease immediately and terminate, as of the date hereof, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

(d) Neither Party shall submit to the vote of its stockholders any Acquisition Proposal other than this Agreement and the other transactions contemplated hereby, including the Merger (in the case of the Company), or the Parent Stock Issuance (in the case of Parent), prior to the termination of this Agreement in accordance with its terms.

Section 5.5 NASDAQ Listing. Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

Section 5.6 Employee Matters.

(a) For a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries following the Effective Time (the “Continuing Employees”), for so long as such Continuing Employee is employed following the Effective Time, (i) an annual base salary or wage rate that is no less favorable to such Continuing Employee than the annual base salary or wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) an annual cash bonus opportunity that is no less than the annual cash bonus opportunity that was provided to such Continuing Employee immediately prior to the Effective Time; (iii) long-term equity incentive opportunities that are no less favorable than those provided to similarly situated employees of Parent and its Subsidiaries; and (iv) other employee benefits (excluding long-term equity incentive opportunities) that are no less favorable in the aggregate than those provided to similarly situated employees of Parent and its Subsidiaries, provided that, for purposes of this clause (iv), the employee benefits generally provided to employees of the Company and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to be no less favorable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries, it being understood that the Continuing Employees may commence participation in the “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (collectively, the “New Plans”) at such times as are determined by Parent. For the avoidance of doubt, nothing in this Agreement shall require Parent or any of its Subsidiaries to employ any Person.

(b) For purposes of any New Plans providing benefits to any Continuing Employees after the Effective Time, Parent shall, or shall cause its applicable Subsidiary to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except, with respect to pre-existing conditions or exclusions, to the extent such pre-existing conditions or exclusions would apply under the analogous Company Benefit Plan; (ii) provide each Continuing Employee and his or her eligible dependents under any New Plan with credit for any co-payments and deductibles paid during the portion of the plan year of the corresponding Company Benefit Plan ending on the date such Continuing Employee’s participation in the New Plan begins (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Continuing Employees with the Company and its Subsidiaries, for all purposes in any New Plan in which such employees may be eligible to participate after the Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Continuing Employee first participates in the New Plan; provided, however, that the foregoing clause (iii) shall not apply (A) to the extent it would result in duplication of benefits, or (B) for any purpose with respect to any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c) If requested by Parent not less than ten Business Days before the Closing Date, the Company shall adopt board resolutions and take such corporate action as is necessary to terminate the Company Benefit Plans that are Tax-qualified defined contribution plans with a cash or deferred arrangement under Section 401(k) of the Code (collectively, the “Company Qualified DC Plan”), effective as of the day prior to the Closing Date but contingent on the occurrence of the Closing. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Parent. Upon the distribution of the assets in the accounts under the Company Qualified DC Plan to the participants, Parent shall permit such participants who are then actively employed by Parent or its Subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash or promissory notes, from the Company Qualified DC Plan to the applicable Tax-qualified defined contribution plans of Parent or its Subsidiaries.

(d) The provisions of this Section 5.6 are solely for the benefit of the Parties. No current or former director, officer, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose. Without limiting the generality of the foregoing in this Section 5.6, nothing contained in this Agreement shall otherwise obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expense, except as otherwise provided in Section 7.2.

Section 5.8 Governance. Parent shall cause the Board of Directors of Parent to be increased from five to eight directors and the Company Designees to be elected as members of the Board of Directors of Parent, filling the three vacancies created by the increase in the size of the Board of Directors of Parent, in each case effective as of the Effective Time to serve until the next annual meeting of the Stockholders of Parent and until their successor is duly elected and qualified or their earlier death, resignation or removal.

Section 5.9 Indemnification and D&O Insurance.

(a) At and after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent permitted by applicable Law, indemnify and hold harmless each past and present director or officer of the Company or any of its Subsidiaries and each Person serving, or who has served, at the request of the Company as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of (i) actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) to the extent that they are based on or arise out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries or is or was serving at the request of the Company as a director, officer, manager, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise or (ii) to the extent they are based on or arise out of or pertain to the transactions contemplated hereby, including the Merger, whether asserted or claimed prior to, at or after the Effective Time, and including any expenses incurred in enforcing such person’s rights under this Section 5.9; (provided such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), in each case to the same extent that the Company or its Subsidiaries would have been required to do so pursuant to the Organizational Documents of the Company or its Subsidiaries, as applicable. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.9, the provisions of this Section 5.9 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six years after the Effective Time, Parent shall, (i) except to the extent such agreement provides for an earlier termination, cause to be maintained in effect the provisions regarding elimination of liability, indemnification and advancement of expenses in any agreements (other than insurance contracts) of the Company and its Subsidiaries with any

Indemnified Party that are in existence on the date of this Agreement, to the extent such agreements have been made available to Parent prior to the date of this Agreement and (ii) not amend, modify or repeal such provisions in any manner that would materially and adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement and the consummation of the Merger).

(c) Prior to the Effective Time, in consultation with Parent as provided in this Section 5.9(c), the Company shall be permitted to, and if the Company fails to do so, Parent shall, obtain and fully pay the premium for a six-year prepaid “tail” policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ liability insurance policies and fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall, in cooperation with Parent, use commercially reasonable efforts to obtain the most favorable pricing and most comprehensive coverage reasonably available for such “tail” policy and neither the Company nor Parent shall commit or spend on such “tail” policy more than 300% of the last aggregate annual premium paid by the Company prior to the date of this Agreement for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to, or in the case of Parent, shall, purchase as much coverage as reasonably practicable for the Base Amount. After the Effective Time, Parent shall cause such “tail” policy to be maintained in full force and effect, for its full term, and shall honor all of its obligations thereunder, and no Party shall have any other obligation to purchase or pay for any insurance hereunder. The Company shall in good faith cooperate and consult with Parent prior to the Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options, and shall in good faith consider Parent’s recommendations with respect thereto. If the Company and Parent for any reason fail to obtain such “tail” insurance policy as of the Effective Time, Parent shall (i) maintain in effect for a period of at least six (6) years from and after the Effective Time (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) the directors’ and officers’ liability coverage in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or (ii) purchase comparable directors’ and officers’ liability coverage for such six-year period (and for so long thereafter as any claims brought before the end of such six-year period thereunder are being adjudicated) with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, in each case, in no event shall Parent be required to commit or spend more than the Base Amount on any such directors’ and officers’ liability coverage.

(d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 5.10 Dividends.

(a) Each of the Company and Parent shall declare a dividend to their respective common stockholders, the record date, and payment date (to the extent practicable), for which shall be the close of business on the last Business Day prior to the Closing Date (the “Closing Dividend Date”), subject to funds being legally available therefor. The per share dividend amount payable by the Company shall be an amount equal to (i) the per share amount of the Company’s most recent quarterly dividend, multiplied by the number of days elapsed since such last dividend payment date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (ii) an additional amount per share (the “Additional Dividend Amount”), if any, necessary so that the aggregate dividend payable by the Company is equal to the Minimum Distribution Dividend. The per share dividend amount payable by Parent to holders of shares of Parent Common Stock shall be an amount equal to (A) the per share amount of Parent’s most recent quarterly dividend on the Parent Common Stock, multiplied by the number of days elapsed since such last dividend payment date through and including the Closing Dividend Date, and divided by the actual number of days in the calendar quarter in which such dividend is declared, plus (B) the Additional Dividend Amount (on a per share basis), if any, divided by the Exchange Ratio. If the Company determines it is necessary to declare the Additional Dividend Amount, the Company shall notify Parent in writing of such determination at least ten Business Days prior to the Company Stockholders Meeting.

(b) If the Company determines that it is necessary to declare a Special Company Distribution in accordance with Section 4.1(b)(iv) or if Parent determines that it is necessary to declare a Special Parent Distribution in accordance with Section 4.2(b)(iv), the Company or Parent, as applicable, shall notify Parent or the Company, as the case may be, in writing at least ten Business Days prior to the Company Stockholders Meeting and the Parent Stockholders Meeting, as applicable, and such other Party shall be entitled to declare a dividend per share payable (i) in the case of the Company, to holders of shares of Company Common Stock, in an amount per share equal to the product of (A) the Special Parent Distribution declared by Parent with respect to each share of Parent Common Stock and (B) the Exchange Ratio and (ii) in the case of Parent, to holders of shares of Parent Common Stock, in an amount per share equal to the quotient obtained by dividing (x) the Special Company Distribution declared by the Company with respect to each share of Company Common Stock by (y) the Exchange Ratio. The record date and payment date for any dividend payable pursuant to this Section 5.10 shall be the Closing Dividend Date.

(c) In the event that a dividend or other distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such dividend or other distribution pursuant to and in accordance with Section 2.2, without duplication.

Section 5.11 Public Announcements. Except (a) for communications consistent with the final form of joint press release announcing the Merger and the investor presentation given to investors on the date of announcement of the Merger, (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE or NASDAQ or (c) subject to Section 5.4, in connection with or relating to an Acquisition Proposal received by Parent or the Company, the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Merger and the other transactions contemplated by this Agreement.

Section 5.12 Tax Matters.

(a) The Company and Parent shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) [Reserved.]

(c) Parent and the Company shall take the actions described in Section 5.12(c) of the Company Disclosure Letter.

(d) The Company shall use its reasonable best efforts to (i) obtain the Company 368 Opinion and the Parent REIT Opinion, (ii) assist Parent in obtaining the Company REIT Opinion and the Parent 368 Opinion, (iii) deliver to Sidley Austin LLP (or, if other legal counsel will render the Company 368 Opinion, such other legal counsel) and Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent 368 Opinion, such other legal counsel), officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of the Company, containing representations of the Company requested by legal counsel in rendering the Company 368 Opinion or the Parent 368 Opinion, or in connection with the Form S-4 (the “Company 368 Representation Letters”) and (iv) deliver to Sidley Austin LLP (or, if other legal counsel will render the Company REIT Opinion, such other legal counsel) and Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent REIT Opinion, such other legal counsel) officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of the Company, containing representations of the Company requested by legal counsel in rendering the Company REIT Opinion or the Parent REIT Opinion, or in connection with the Form S-4 (the “Company REIT Representation Letters”). If the legal counsel initially selected by the Company to render the Company 368 Opinion is unable to render either such opinion but Parent’s legal counsel is able to render the Parent 368 Opinion, then the Company shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to the Company that is able to render the Company 368 Opinion. If the legal counsel initially selected by the Company to render the Company REIT Opinion is unable to render such opinion but Parent’s legal counsel is able to render the Parent REIT Opinion, then the Company shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to the Company and Parent that is able to render the Company REIT Opinion.

(e) Parent shall use its reasonable best efforts to (i) obtain the Parent 368 Opinion, (ii) assist the Company in obtaining the Parent REIT Opinion and the Company 368 Opinion, (iii) deliver to Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent 368 Opinion, such other legal counsel) and Sidley Austin LLP (or, if other legal counsel will render the Company 368 Opinion, such other legal counsel) officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of Parent, containing representations of Parent requested by legal counsel in rendering the Parent 368 Opinion or the Company 368 Opinion (the “Parent 368 Representation Letters”), and (iv) deliver to Fried, Frank, Harris, Shriver & Jacobson LLP (or, if other legal counsel will render the Parent REIT Opinion, such other legal counsel) and Sidley Austin LLP (or, if other legal counsel will render the Company REIT Opinion, such other legal counsel) officer’s certificates, dated as of the Closing Date (and similar certificates dated as of the effective date of the Form S-4 if necessary), signed by an officer of Parent, containing representations of Parent requested by legal counsel in rendering the Parent REIT Opinion or the Company REIT Opinion, or in connection with the Form S-4 (the “Parent REIT Representation Letters”). If the legal counsel initially selected by Parent to render the Parent 368 Opinion is unable to render such opinion but the Company’s legal counsel is able to render the Company 368 Opinion, then Parent shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to Parent that is able to render the Parent 368 Opinion. If the legal counsel initially selected by Parent to render the Parent REIT Opinion is unable to render such opinion but the Company’s legal counsel is able to render the Company REIT Opinion, then Parent shall use its reasonable best efforts in good faith to engage another nationally recognized legal counsel reasonably acceptable to Parent and the Company that is able to render the Parent REIT Opinion.

Section 5.13 Financing.

(a) Parent’s Obligations to Obtain Financing.

(i) No later than immediately prior to the Effective Time, Parent shall (A) provide the Company with immediately available funds in an amount sufficient to repay in full as of the Effective Time all of the Specified Company Indebtedness (including any prepayment fees or other penalties that would be payable in connection with any such repayment) in accordance with the terms thereof the “Debt Repayments”) and (B)(1) enter into the Amended and Restated Parent Facilities and (2) cause such Amended and Restated Parent Facilities to be in full force and effect and no default, breach or event of default to have occurred thereunder or any event that, with or without notice, lapse of time or both, would (or would reasonably be expected to) give rise to any default or breach (the “Debt Recastings” and, together with the Debt Repayments, the “Debt Refinancings”). Parent acknowledges and agrees that its obligations to take the actions required by this Section 5.13(a)(i) are not conditioned upon the receipt by Parent of the Financing.

(ii) Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain the Financing not later than the time the Specified Company Indebtedness issued or borrowed pursuant to any Specified Company Contract is to be repaid, on the terms and conditions (including, to the extent applicable, the “flex” provisions) described in the Debt Commitment Letter (for purposes of this Section 5.13, the Debt Commitment Letter shall include any Fee Letter), including using commercially reasonable efforts to (A) enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of the flex provisions contained in any Fee Letter) contemplated by the Debt Commitment Letter (the “Definitive Debt Financing Agreements”), (B) satisfy (or obtain a waiver of) on a timely basis all conditions, including with respect to the payment of any commitment, engagement or placement fees, applicable to Parent and within Parent’s control in the Debt Commitment Letter and the Definitive Debt Financing Agreements, (C) consummate and cause the Lenders to consummate the Financing at or prior to Closing if and to the extent any Specified Company Contract relating to any Specified Company Indebtedness is or will become in breach or default (with or without notice, lapse of time or both) at the time of the Closing as a result of the Mergers and (D) enforce its rights under the Debt Commitment Letter and the Definitive Debt Financing Agreements. Parent shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other provision under the Debt Commitment Letter or the Definitive Debt Financing Agreements without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), other than any amendment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and other than amendments, modifications or waivers to the Debt Commitment Letters or the Definitive Debt Financing Agreements if such amendment, modification or waiver would not (and could not be reasonably expected to) (A) reduce the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount of the Financing or similar fee), (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing, (C) delay or prevent the Closing or the Debt Refinancings, (D) make the funding of the Financing (or satisfaction of the conditions to obtaining any of the Financing) less likely to occur or (E) adversely impact the ability of Parent to enforce its rights against the other parties to the Debt Commitment Letter or the Definitive Debt Financing Agreements. Parent shall use its commercially reasonable efforts to maintain in effect the Debt Commitment Letter, including any Definitive Debt Financing Agreements, in each case in accordance with their terms, until the transactions contemplated by this Agreement are consummated. Parent shall cause to be provided all notices required to be provided pursuant to the Debt Commitment Letter in accordance with terms and notice periods contemplated thereby (it being acknowledged and agreed that Parent shall provide the notice contemplated by Paragraph 10 of Exhibit C to the Debt Commitment Letter no later than the tenth calendar day following the day on which the SEC declares the Form S-4 effective). Except as otherwise contemplated by the Debt Commitment Letter, Parent shall not release or consent to the termination of the obligations of the Lenders under the Debt Commitment Letter or the Definitive Debt Financing Agreements, unless (A) all of the Specified Company Debt Agreement Amendments have been obtained and are in full force and effect or (B) Parent has entered into the Amended and Restated Parent

Facilities which provide sufficient commitments, borrowing capacity or availability to repay in full (including any prepayment fees or other penalties that would be payable in connection with any such repayment) the Specified Company Indebtedness for which Specified Company Debt Agreement Amendments at such times have not been obtained or have been obtained but are not in full force and effect. Parent shall fully pay any and all commitment fees or other fees required by the Debt Commitment Letter or the Fee Letter to be paid after the date of this Agreement in accordance with the terms and time periods contemplated thereby.

(iii) Parent shall not, without the prior written consent of the Company, (not to be unreasonably withheld, conditioned or delayed), prior to or in connection with the Closing, permit or arrange any debt financing to which the Company or any Subsidiary of the Company will be a party or by which any of their respective assets shall be subject or bound, other than the Financing and the Amended and Restated Parent Facilities. If any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to, as promptly as practicable following the occurrence of such event but no later than the third (3rd) Business Day immediately preceding the Outside Date, arrange and obtain from alternative sources of debt financing an amount sufficient to satisfy the Financing, on terms and conditions (including any “flex” provisions) that are at least as favorable to Parent and the Company in the aggregate as those contained in the Debt Commitment Letter, which shall not expand upon the conditions precedent or contingencies to the funding on the Closing Date of the Financing as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise adversely affect the ability or likelihood of Parent to timely consummate the transactions contemplated by this Agreement. The new debt commitment letter and fee letter entered into in connection with such alternative financing are referred to, respectively, as a “New Debt Commitment Letter” and a “New Fee Letter.” In the event Parent enters into any such New Debt Commitment Letter, (A) Parent shall promptly provide the Company with true, correct and complete copies thereof, (B) any reference in this Agreement to the “Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to this clause (iii), and (C) any reference in this Agreement to the “Debt Commitment Letter” (and any definition incorporating the term “Debt Commitment Letter,” including the definition of Definitive Debt Financing Agreements) shall be deemed to include the Debt Commitment Letter and any Fee Letter to the extent not superseded by a New Debt Commitment Letter or New Fee Letter, as the case may be, at the time in question and any New Debt Commitment Letter or New Fee Letter to the extent then in effect.

(iv) Parent shall, and shall cause its Representatives to, keep the Company informed as promptly as practicable in reasonable detail of the status of its efforts to arrange the Financing and the Amended and Restated Parent Facilities and substantially concurrently provide to the Company copies of all documents provided to or received from the Lenders or otherwise related to the Financing or the Amended and Restated Parent Facilities. Parent shall give the Company a reasonable opportunity to comment on, and shall consider in good faith any comments made by the Company on, any proposed amendments to the Debt Commitment Letter or the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities and all proposed drafts of the Definitive Debt Financing Agreements and the Amended and Restated Parent Facilities. Without limiting the generality of the foregoing, Parent shall (A) furnish the Company complete, correct and executed copies of any amendments to the

Financing Commitments, the Definitive Debt Financing Agreements and the Amended and Restated Parent Facilities promptly upon their execution and (B) give the Company prompt written notice (1) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under any of the Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities of which Parent or Merger Sub becomes aware, (2) of any termination of the Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities, (3) of the receipt of any written notice or other communication from any person with respect to any (I) actual or potential default, breach, termination or repudiation of the Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities or any provision thereof, in each case by any party thereto, or (II) material dispute or disagreement between or among any parties to any Debt Commitment Letter, the Definitive Debt Financing Agreements or the Amended and Restated Parent Facilities, and (D) if for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or the Definitive Debt Financing Agreements, as the case may be, or enter into the Amended and Restated Parent Facilities.

(v) In the event that the Commitments (as defined in the Debt Commitment Letter) with respect to the Bridge Facility (as defined in the Debt Commitment Letter) are reduced as contemplated under clauses (a) through (c) of the Section titled “Mandatory Repayments and Commitment Reductions” in Exhibit B of the Debt Commitment Letter, Parent shall cause the proceeds received by Parent or its Subsidiaries that results in such reduction (the “Reduction Proceeds”) to be held as restricted cash for the purpose of repaying the Specified Company Indebtedness, such that there are no conditions or restrictions on Parent’s ability to use such proceeds for such purpose (including any restriction as to which a Subsidiary of Parent is subject, to the extent such restriction prohibits such Subsidiary from transferring, directly or indirectly, such proceeds to Parent). To the extent any of such Reduction Proceeds were generated from securities or Indebtedness that has a scheduled redemption or mandatory redemption or put right (other than customary change of control redemption or put rights), Parent shall ensure that such scheduled redemption shall not be scheduled to occur prior to, and such right shall not be exercisable prior to, a date that is earlier than the Outside Date. For the avoidance of doubt, the foregoing restrictions shall not apply with respect to Commitments which have been reduced pursuant to clause (d) the Section titled “Mandatory Repayments and Commitment Reductions” in Exhibit B of the Debt Commitment Letter. Notwithstanding the foregoing, Parent shall not be required to hold Reduction Proceeds as restricted cash for the purpose of repaying the Specified Company Indebtedness to the extent that such Reduction Proceeds exceed the amount of the Specified Company Indebtedness for which the Requisite Consents (as defined in the Debt Commitment Letter) have not been obtained. In addition, Parent shall have no obligation to hold any Reduction Proceeds as restricted cash for the purpose of repaying the Specified Company Indebtedness if (A) all of the Specified Company Debt Agreement Amendments have been obtained and are in full force and effect or (B) Parent has entered into the Amended and Restated Parent Facilities which provide sufficient commitments, borrowing capacity or availability to repay in full (including any prepayment fees or other penalties that would be payable in connection with any such repayment) the Specified Company Indebtedness for which Specified Company Debt Agreement Amendments at such times have not been obtained or have been obtained but are not in full force and effect.

(b) Company Financing Cooperation. The Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their Representatives to, use commercially reasonable efforts to, at Parent’s expense, provide such cooperation reasonably requested by Parent in connection with the Financing and Debt Refinancing (including, without limitation, assumptions, guarantees, amendments, supplements, modifications, refinancings, replacements, repayments, terminations or prepayments of existing financing arrangements) as Parent may reasonably determine necessary or advisable in connection with the completion of the Financing and Debt Refinancing. Such cooperation shall include using commercially reasonable efforts to (A) participate in a reasonable number of meetings, calls, rating agency and other presentations, drafting sessions, roadshows and due diligence sessions in connection with the Financing and Debt Refinancing, (B) assist Parent with Parent’s efforts to obtain ratings in respect of Parent and public ratings in respect of any debt issued or borrowed as part of any financing arrangements, or assumed or intended to remain outstanding following the consummation of the Mergers, from Fitch Ratings, Inc., Standard & Poor’s Financial Services LLC and Moody’s Investor Services, Inc., (C) provide reasonable and timely assistance with the preparation by Parent of materials for presentations, offering memoranda, prospectuses, bank information memoranda and similar documents required in connection with such financing arrangements, and materials for rating agency presentations for any financing arrangements, (D) (1) furnish Parent the historical financial information of the Company specified in paragraph 7 in Exhibit C of the Debt Commitment Letter as in effect on the date hereof (the “Required Information”) and (2) furnish Parent and its potential financing sources as promptly as reasonably practicable such historical information as may be reasonably necessary for the Required Information to remain Compliant and such other pertinent historical financial and other customary information (including assistance in Parent’s preparing projections, financial statements, forecasts and other forward-looking information) to the extent reasonably requested by Parent in connection with the preparation by Parent of customary information to be used for the Financing; (E) cause its independent registered public accounting firm (1) to cooperate with Parent in connection with any financing arrangements, including, to the extent applicable, by providing customary “comfort letters” (including customary “negative assurances”) and (2) to provide customary assistance with the due diligence activities of Parent and the financing sources and the preparation by Parent of any customary pro forma financial statements, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings; (F) attempt to ensure that any financing arrangements benefit from the existing lending relationships of the Company and its Subsidiaries; (G) obtain such consents, approvals and authorizations from third parties required in connection with the Financing and Debt Refinancing which may be reasonably requested by Parent; (H) assist with the preparation of customary definitive financing documentation as may be reasonably requested by Parent, including pledge and security documents, guarantees, instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with, the Financing and Debt Refinancing (and delivering stock certificates for certificated securities and (with transfer powers executed in blank) of the Company and its domestic Subsidiaries to the extent required on the Closing Date by the terms of any financing arrangements) (it being understood and agreed that all solvency or similar certificates shall be executed and delivered by officers of Parent); (I) cause officers of the Company and its Subsidiaries to participate in the negotiation of the Definitive Debt Financing Agreements and the Debt Refinancing and (J) to the extent requested in writing at least ten Business Days prior to the Closing, deliver at least three Business Days prior to the Closing all documentation and other information with respect to the Company and its Subsidiaries that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA PATRIOT Act.

(c) The Company shall, and shall cause its Subsidiaries to, at Parent’s sole expense, use commercially reasonable efforts to, as soon as reasonably practicable after (and not prior to) the receipt of a written request from Parent to do so, on the terms and conditions specified by Parent (provided that such terms are reasonably acceptable to the Company) and in compliance with all applicable terms and conditions of the Company Debt Agreements, seek the Specified Company Debt Agreement Amendments on terms that are reasonably acceptable to the Company, in each case, subject to the occurrence of the Closing (any such transaction, a “Debt Transaction”). The Company shall not be required to take any action in respect of any Debt Transaction until Parent shall have provided the Company with drafts of the necessary documentation required in connection with such Debt Transaction in a form reasonably satisfactory to the Company (collectively, the “Debt Transaction Documents”) at least three Business Days prior to the date of such requested action. The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, cause its and their respective Representatives to provide commercially reasonable cooperation and assistance reasonably requested by Parent in connection with the Debt Transactions (it being understood and agreed that the Company shall not be required to enter into or approve, prior to the Closing, any Debt Transaction Documents or effect any Debt Transactions the effectiveness of which is not expressly conditioned on the Closing). It is understood and agreed that a failure to effectuate any Debt Transaction shall not constitute a failure by the Company to satisfy its obligations under this Section 5.13(c).

(d) The Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, after (and not prior to) the receipt of a written request from Parent to do so, deliver all notices and use commercially reasonable efforts to facilitate the termination at the Effective Time of all commitments in respect of each of the Company Credit Facilities and any other Specified Company Indebtedness to be paid off, discharged and terminated at the Closing, the repayment in full on the Closing Date of all obligations in respect of the indebtedness thereunder, and the release on the Closing Date of any Liens securing such indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, after (and not prior to) the receipt of a written request from Parent to do so, the Company and its Subsidiaries shall use commercially reasonable efforts to deliver to Parent (i) at least ten Business Days prior to the Closing Date, a draft payoff letter with respect to each of the Company Credit Facilities and any other Specified Company Indebtedness (including mortgages) to be paid off, discharged and terminated on the Closing Date and (ii) at least one Business Day prior to the Closing Date, an executed payoff letter with respect to each of the Company Credit Facilities (the “Payoff Letters”) and any other Specified Company Indebtedness (including mortgages) of the Company or its Subsidiaries to be paid off, discharged and terminated at the Closing, in each case in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the

Company Credit Facilities or any other indebtedness of the Company to be paid off, discharged and terminated on the Closing Date relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The Company shall not be required to provide any irrevocable termination or repayment notices with respect to any Company Credit Facilities or other Specified Company Indebtedness until Parent has irrevocably provided Parent with the funds to pay all amounts payable in connection with the repayment of the Company Credit Facilities and the Specified Company Indebtedness.

(e) The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with any financing arrangement, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries; and subject to the prior review by, and consent of, the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding any other provision set forth herein or in any other agreement between the Company and Parent (or their respective affiliates), the Company agrees that Parent and its affiliates may share customary projections with respect to the Company and its business, which are approved for distribution by the Company, with their potential financing sources and other prospective lenders in connection with any marketing efforts in connection with any financing arrangements, provided that the recipients of such information agree to customary confidentiality arrangements.

(f) Notwithstanding the foregoing, (1) nothing in this Section 5.13 shall require the Company to cooperate with the Financing, the Debt Refinancings or take any other action contemplated by this Section 5.13 to the extent it would (I) interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or (II) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the Organizational Documents of the Company or any of its Subsidiaries or any applicable Laws or any Contract, (2) neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing or that would be effective at or prior to the Effective Time, (3) neither the Company’s board of directors nor any of the Company Subsidiaries’ boards of directors (or equivalent bodies) shall be required to approve or adopt any Financing or agreements related thereto (or any alternative financing) at or prior to the Effective Time, (4) neither the Company nor any of its Subsidiaries shall be required to execute or deliver any agreements, certificates or instruments in connection with any Financing (or any alternative financing)at or prior to the Effective Time and (5) neither the Company nor any of the Company’s Subsidiaries shall be required to call for redemption, defease or otherwise repay any Indebtedness of the Company or any of its Subsidiaries unless and until Parent has irrevocably provided the Company with sufficient funds to make such redemption, defeasance payment or other repayment.

(g) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Financing or Debt Refinancing (including any action taken in accordance with

Section 5.13(b)) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except in each case to the extent such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties resulted from a Willful Breach by the Company, its Subsidiaries or their Representatives of this Section 5.13.

Section 5.14 Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any Legal Proceeding related to this Agreement, the Merger or the other transactions contemplated by this Agreement, threatened (to the extent aware) or brought against (i) the Company, its directors and/or officers by stockholders of the Company (a “Company Transaction Litigation”), on the one hand, or (ii) Parent, its directors and/or officers by stockholders of Parent, on the other hand (a “Parent Transaction Litigation” and each such action, a “Transaction Litigation”). The Company shall provide Parent a reasonable opportunity to participate, in (but not control), the defense of a Company Transaction Litigation and Parent shall provide the Company a reasonable opportunity to participate in (but not control), the defense of a Parent Transaction Litigation, including, in each case and without limitation, the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, the Company, on the one hand, and Parent, on the other hand, shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of Parent or the Company, as applicable (which consent shall not be unreasonably withheld) unless such settlement would not (i) require a payment in excess of coverage under applicable insurance policy limits or (ii) impose any obligations that relate to the operation of the business of the Company or its Subsidiaries following the Closing, on the one hand, or Parent or its Subsidiaries following the Closing (including the Company and its Subsidiaries), on the other hand.

Section 5.15 Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the Effective Time and effective upon the Effective Time.

Section 5.16 Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions reasonably necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.17 Rule 16b-3 Matters. Prior to the Effective Time, the Parties shall, as applicable, be entitled to take all such steps as may be reasonably necessary or advisable, to the extent permitted by applicable Law, to cause any dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.18 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Company to perform their respective obligations under this

Agreement and to consummate the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.19 Parent Charter Amendment. No less than five (5) Business Days prior to the earlier to occur of the Company Stockholder Meeting and the Parent Stockholder Meeting, Parent shall take all action necessary to duly amend its charter to effect an increase in its authorized Parent Common Stock to a number of shares that is at least sufficient to effect the Parent Stock Issuance and articles of amendment setting forth such amendment shall be filed with the SDAT.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to the Parties’ Obligation. The respective obligation of each of Parent, Parent OP, Merger Sub, Company OP and the Company to effect the Merger shall be subject to the satisfaction or waiver by Parent, Parent OP and Merger Sub and the Company, as the case may be, in writing, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Required Vote, and Parent shall have obtained the Parent Required Vote, in each case in accordance with applicable Law.

(b) NASDAQ Listing. The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and no material statute, material rule or material regulation shall be in existence (and being enforced) or shall have been enacted, promulgated, or entered by any Governmental Entity of competent jurisdiction that renders the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of the Company and Company OP. The obligation of the Company and Company OP to effect the Merger is subject to the satisfaction or waiver by the Company in writing, at or prior to the Closing, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the first two sentences and the last sentence of Section 3.2(b)(i) and set forth in Section 3.2(b)(ii) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of Parent and Merger Sub set forth in Section 3.2(a)(i), Section 3.2(b) (other than those set forth in the first two sentences and the last sentence of Section 3.2(b)(i) and other than Section 3.2(b)(ii)), Section 3.2(m), Section 3.2(n), Section 3.2(t), Section 3.2(u) and Section 3.2(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of Parent, Parent OP and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Parent Obligations. Parent, Parent OP and Merger Sub shall have each performed in all material respects all of the obligations required to be performed by Parent, Parent OP and Merger Sub, respectively, under this Agreement at or prior to the Closing.

(c) Company 368 Opinion. The Company shall have received the written opinion (the “Company 368 Opinion”) of Sidley Austin LLP (or other nationally recognized legal counsel reasonably acceptable to the Company), substantially in the form of Exhibit C to this Agreement, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the Company 368 Opinion, legal counsel will be entitled to rely upon customary assumptions, representations, warranties and covenants, including those contained in the Company 368 Representation Letter and the Parent 368 Representation Letter dated, in each case, as of the Closing Date.

(d) Parent REIT Opinion. The Company shall have received the written opinion (the “Parent REIT Opinion”) of Fried, Frank, Harris, Shriver & Jacobson LLP (or other nationally recognized legal counsel reasonably acceptable to Parent and the Company), substantially in the form of Exhibit D to this Agreement, dated as of the Closing Date, to the effect that, for all taxable periods from its taxable year ended December 31, 2011, through the Closing Date, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering the Parent REIT Opinion, legal counsel may (i) rely upon the representations contained in the Company REIT Representation Letter and the Parent REIT Representation Letter dated, in each case, as of the Closing Date, provided that the Company is given a reasonable opportunity to review such representations and finds them reasonably acceptable, and (ii) assume the accuracy of and rely upon the Company REIT Opinion, which shall be delivered prior to the delivery of the Parent REIT Opinion.

(e) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(f) Parent Board of Directors. Parent shall have taken all actions necessary so that effective as of the Effective Time (i) the size of the Board of Directors of Parent shall be increased from five to eight directors and (ii) the Company Designees shall be elected as members of the Board of Directors of Parent filling the three vacancies created by the increase in the size of the Parent Board of Directors, to serve until the next annual meeting of the stockholders of Parent and until their successors are duly elected and qualified or their earlier death, resignation or removal.

(g) Parent Charter. Parent shall have duly amended its charter to increase its authorized Parent Common Stock to a number of shares that is at least sufficient to effect the Parent Stock Issuance, such amendment shall be in full force and effect and articles of amendment setting forth such amendment shall have been filed with and accepted for record by the SDAT, and the Company shall have received a copy of such amendment certified by SDAT.

Section 6.3 Conditions to Obligations of Parent, Parent OP and Merger Sub. The obligation of Parent, Parent OP and Merger Sub to effect the Merger are subject to the satisfaction or waiver by Parent in writing, at or prior to the Closing, of the following additional conditions:

(a) Company Representations and Warranties. (i) The representations and warranties of the Company set forth in (A) the first two sentences of Section 3.1(b)(i), (B) Section 3.1(b)(iii) and (C) the last sentence of Section 3.1(h)(xxii) (without giving effect to any qualification as to Company Material Adverse Effect therein)shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Section 3.1(l)(ii) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 3.1(a)(i), Section 3.1(b) (other than those set forth in the first two sentences of Section 3.1(b)(i) and other than Section 3.1(b)(iii)), Section 3.1(m), Section 3.1(n), Section 3.1(t), Section 3.1(u) and Section 3.1(v) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iv) the other representations and warranties of the Company and Company OP set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Company Obligations. The Company and the Company OP shall have performed in all material respects all of the obligations required to be performed by the Company and the Company OP, respectively, under this Agreement at or prior to the Closing.

(c) Parent 368 Opinion. Parent shall have received the written opinion (the “Parent 368 Opinion”) of Fried, Frank, Harris, Shriver & Jacobson LLP (or other nationally recognized legal counsel reasonably acceptable to Parent), substantially in the form of Exhibit E to this Agreement, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the Parent 368 Opinion, legal counsel will be entitled to rely upon customary assumptions, representations, warranties and covenants, including those contained in the Company 368 Representation Letter and the Parent 368 Representation Letter dated, in each case, as of the Closing Date.

(d) Company REIT Opinion. Parent shall have received the written opinion (the “Company REIT Opinion”) of Sidley Austin LLP (or other nationally recognized legal counsel reasonably acceptable to Parent and the Company), substantially in the form of Exhibit F to this Agreement, dated as of the Closing Date, to the effect that, for all taxable periods from its taxable year ended December 31, 2015 through the Closing Date, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled the Company to meet, through the Effective Time, the requirements for qualification and taxation as REIT under the Code. In rendering the Company REIT Opinion, legal counsel may rely upon the representations contained in the Company REIT Representation Letter dated as of the Closing Date, provided that Parent is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated, and the Mergers may be abandoned, at any time before the Effective Time (whether before or, subject to the terms hereof, after obtaining stockholder approval) by action of Parent or the Company (as applicable) only as follows:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling in each case permanently enjoining or otherwise prohibiting the consummation of the Merger, and such order, decree or ruling has become final and nonappealable; provided, however, that the right to terminate this

Agreement under this Section 7.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in such order, decree or ruling or who has failed to use its reasonable best efforts to contest, resolve or lift, as applicable, such order, decree or ruling in accordance with Section 5.3;

(c) by either Parent or the Company, if the Merger shall not have been consummated by 5:00 p.m., Eastern Time, on November 7, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the principal cause of or resulted in the failure of the Merger to be consummated before such date or who has failed to use its reasonable best efforts to consummate the transactions contemplated hereby in accordance with Section 5.3;

(d) by the Company, at any time before the time the Parent Required Vote is obtained, (i) upon a Change in Parent Recommendation or (ii) upon a Willful Breach by Parent of its obligations pursuant to Section 5.4;

(e) by the Company at any time before the Company Required Vote is obtained if (i) in accordance with Section 5.4(b)(iv) the Company’s Board of Directors shall have effected a Change in Company Recommendation and authorized the Company to enter into a definitive acquisition agreement with respect to a Superior Proposal with respect to the Company, (ii) the Company shall have paid (or substantially concurrently with the termination of this Agreement shall pay) the Company Termination Fee to Parent in accordance with Section 7.2(b)(iii) and (iii) immediately following the termination of this Agreement in accordance with this Section 7.1(e), the Company shall enter into such definitive acquisition agreement with respect to such Superior Proposal;

(f) by Parent, at any time before the time the Company Required Vote is obtained, (i) upon a Change in the Company Recommendation or (ii) upon a Willful Breach by the Company of its obligations pursuant to Section 5.4;

(g) by Parent at any time before the Parent Required Vote is obtained if (i) in accordance with Section 5.4(b)(iv) Parent’s Board of Directors shall have effected a Change in Parent Recommendation and authorized Parent to enter into a definitive acquisition agreement with respect to a Superior Proposal with respect to Parent, (ii) Parent shall have paid (or substantially concurrently with the termination of this Agreement shall pay) the Parent Termination Fee to the Company in accordance with Section 7.2(c)(iii) and (iii) immediately following the termination of this Agreement in accordance with this Section 7.1(g), Parent shall enter into such definitive acquisition agreement with respect to such Superior Proposal;

(h) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(d) will apply), or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by the Company to Parent of such breach, failure to perform or failure to be true; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(h) if the Company is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition contained in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(i) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a Willful Breach of Section 5.4, as to which Section 7.1(f) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true (i) would result in the failure of any of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied and (ii) cannot be cured by the Outside Date or, if curable prior to the Outside Date, has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice by Parent to the Company of such breach, failure to perform or failure to be true; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) if Parent is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement such that a condition contained in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(j) by either Parent or the Company, if the Company Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof, in each case, at which a vote on the adoption of this Agreement was taken; or

(k) by either Parent or the Company, if the Parent Required Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or at any adjournment or postponement thereof, in each case, at which a vote on the approval of the Parent Stock Issuance was taken.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective directors or Representatives, except (A) with respect to Section 5.7, Parent’s indemnification and expense reimbursement obligations under Section 5.13, this Section 7.2 and Article VIII and except for the Confidentiality Agreement, each of which shall survive such termination, (B) that no Party shall be relieved or released from any liabilities or damages of any breach (whether or not a Willful Breach) of any such provisions or of the Confidentiality Agreement, (C) that no Party shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of this Agreement and (D) that Parent shall not be relieved or released from any liabilities or damages arising out of its breach (whether or not a Willful Breach) of Section 5.13(a)(i).

(b) Company Termination Fee and Expense Reimbursement.

(i) If Parent terminates this Agreement pursuant to Section 7.1(f)(i), then the Company shall pay to Parent the Company Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to the Company shall have been publicly announced (in the case of a termination pursuant to Section 7.1(j)) or in the case of a termination pursuant to Section 7.1(c), Section 7.1(f)(ii) or Section 7.1(i), shall have been communicated to the Board of Directors of the Company and, in the case of a termination pursuant to Section 7.1(j), such Acquisition Proposal shall not have been publicly withdrawn at least three Business Days prior to the date of the Company Stockholders Meeting, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(c) (if the Company Required Vote has not theretofore been obtained) or Section 7.1(j) or (2) by Parent pursuant to Section 7.1(i) or Section 7.1(f)(ii) and (C) before the date that is twelve months after the date of such termination, the Company consummates any Acquisition Proposal or enters into any definitive agreement to effect any Acquisition Agreement, then the Company shall, on the earlier of (I) the date on which such Acquisition Proposal is consummated and (II) the date on which such Acquisition Agreement is entered into, pay to Parent the Company Termination Fee less the amount of any Parent Expense Reimbursement previously paid to Parent (if any) pursuant to Section 7.2(b)(iv)(provided that, for purposes of clause (C) above, each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event the Company terminates this Agreement pursuant to Section 7.1(e), then the Company shall pay to Parent the Company Termination Fee prior to or substantially concurrently with such termination.

(iv) In the event that Parent or the Company terminates this Agreement pursuant to Section 7.1(j), then the Company shall pay to Parent the Parent Expense Reimbursement; provided that the payment by the Company of the Parent Expense Reimbursement shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 7.2(b)(ii).

(c) Parent Termination Fee and Expense Reimbursement.

(i) If the Company terminates this Agreement pursuant to Section 7.1(d)(i), then Parent shall pay to the Company the Parent Termination Fee within two Business Days after the date of such termination.

(ii) In the event that (A) an Acquisition Proposal with respect to Parent shall have been publicly announced (in the case of a termination pursuant to Section 7.1(k)) or in the case of a termination pursuant to Section 7.1(c), Section 7.1(d)(ii) or Section 7.1(h) shall have been communicated to the Board of Directors of Parent and, in the case of a termination pursuant to Section 7.1(k), such Acquisition Proposal shall not have been publicly withdrawn least three Business Days prior to the date of the Parent Stockholders Meeting), (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(c) (if the

Parent Required Vote has not theretofore been obtained) or Section 7.1(k) or (2) by the Company pursuant to Section 7.1(h) or Section 7.1(d)(ii) and (C) before the date that is twelve months after the date of such termination, Parent consummates any Acquisition Proposal or enters into any definitive agreement to effect any Acquisition Agreement, then Parent shall, on the earlier of (I) the date on which such Acquisition Proposal is consummated and (II) the date on which such Acquisition Agreement is entered into, pay to the Company the Parent Termination Fee less the amount of any Company Expense Reimbursement previously paid to the Company (if any) pursuant to Section 7.2(c)(iv) (provided that, for purposes of clause (C) above, each reference to “20%” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50%”).

(iii) In the event that Parent terminates this Agreement pursuant to Section 7.1(g), Parent shall pay the Company the Parent Termination Fee prior to or substantially concurrently with such termination.

(iv) In the event that Parent or the Company terminates this Agreement pursuant to Sections 7.1(k), then Parent shall pay to the Company the Company Expense Reimbursement; provided that the payment by Parent of the Company Expense Reimbursement shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 7.2(c)(ii).

(d) In no event shall this Section 7.2 require (i) the Company to pay the Company Termination Fee on more than one occasion or (ii) Parent to pay the Parent Termination Fee on more than one occasion.

(e) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either the Company or Parent fails to pay all amounts due to Parent or the Company, as applicable, under this Section 7.2 on the dates specified, then either the Company or Parent, as applicable, shall pay all costs and expenses (including legal fees and expenses) incurred by such other Party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in The Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other Party. Each of the Parties acknowledges that each of the Parent Expense Reimbursement, the Company Expense Reimbursement, the Parent Termination Fee and the Company Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate a Party in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) The “Company Termination Fee” shall be an amount equal to the lesser of (i) $38,500,000 (the “Company Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Company Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Company Termination Fee shall be an amount equal to the Company Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Company Base Amount within five Business Days. In the event that Parent is not able to receive the full Company Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Company Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Company Termination Fee shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Company Termination Fee terminates shall be released to the Company. “Qualifying Income” shall mean income described in Sections 856(c)(2)(A)–(H) and 856(c)(3)(A)–(I) of the Code. “Tax Guidance” shall mean a reasoned opinion from outside counsel or a ruling from the IRS.

(g) The “Parent Termination Fee” shall be an amount equal to the lesser of (i) $38,500,000 (the “Parent Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) the Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants to the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Parent Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Termination Fee shall be an amount equal to the Parent Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Parent Base Amount within five Business Days. In the event that the Company is not able to receive the full Parent Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Parent Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Parent Termination Fee shall terminate on the December 31 following the date which is five years from the date of this

Agreement. Amounts remaining in escrow after the obligation of Parent to pay the Parent Termination Fee terminates shall be released to Parent.

(h) The “Parent Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $15,000,000 (the “Parent Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to Parent without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) Parent has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of Parent which was not Qualifying Income), in each case as determined by independent accountants to Parent. Notwithstanding the foregoing, in the event Parent receives Tax Guidance providing that Parent’s receipt of the Parent Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Parent Expense Reimbursement shall be an amount equal to the Parent Expense Reimbursement Base Amount and the Company shall, upon receiving notice that Parent has received the Tax Guidance, pay to Parent the unpaid Parent Expense Reimbursement Base Amount within five Business Days. In the event that Parent is not able to receive the full Parent Expense Reimbursement Base Amount due to the above limitations, the Company shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to Parent unless and until Parent receives either one or a combination of the following once or more often: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing Parent to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events the Company shall pay to Parent the lesser of the unpaid Parent Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after the Company has been notified thereof. The obligation of the Company to pay any unpaid portion of the Parent Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of the Company to pay the Parent Expense Reimbursement terminates shall be released to the Company.

(i) The “Company Expense Reimbursement” shall be an amount equal to the lesser of (i) the reasonable and documented out-of-pocket expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $15,000,000 (the “Company Expense Reimbursement Base Amount”) and (ii) the maximum amount, if any, that can be paid to the Company without causing it to fail to meet the REIT Requirements for such year determined as if (A) the payment of such amount did not constitute Qualifying Income, and (B) the Company has 0.5% of its gross income from unknown sources during such year which was not Qualifying Income (in addition to any known or anticipated income of the Company which was not Qualifying Income), in each case as determined by independent accountants to the Company. Notwithstanding the foregoing, in the event the Company receives Tax Guidance providing that the Company’s receipt of the Company Expense Reimbursement Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the

Company Expense Reimbursement shall be an amount equal to the Company Expense Reimbursement Base Amount and Parent shall, upon receiving notice that the Company has received the Tax Guidance, pay to the Company the unpaid Company Expense Reimbursement Base Amount within five Business Days. In the event that the Company is not able to receive the full Company Expense Reimbursement Base Amount due to the above limitations, Parent shall place the unpaid amount in escrow by wire transfer within three days of termination and shall not release any portion thereof to the Company unless and until the Company receives either one or a combination of the following once or more often: (x) a letter from the Company’s independent accountants indicating the maximum amount that can be paid at that time to the Company without causing the Company to fail to meet the REIT Requirements (calculated as described above) or (y) the Tax Guidance, in either of which events Parent shall pay to the Company the lesser of the unpaid Company Expense Reimbursement Base Amount or the maximum amount stated in the letter referred to in clause (x) above within five Business Days after Parent has been notified thereof. The obligation of Parent to pay any unpaid portion of the Company Expense Reimbursement shall terminate on the December 31 following the date which is five years from the date of this Agreement. Amounts remaining in escrow after the obligation of Parent to pay the Company Expense Reimbursement terminates shall be released to Parent.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their clear and unambiguous terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Amendment; Waiver. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by the Company and Parent, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided, that (a) if the Company Required Vote has been obtained, no amendment, modification or waiver of this Agreement shall be made which requires the consent of the Company’s stockholders under applicable Law without obtaining such consent and (b) if the Parent Required Vote has been obtained, no amendment of this Agreement shall be made which requires the consent of Parent’s stockholders without obtaining such consent. The conditions to each Party’s obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law and this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding the foregoing, Sections 8.6, 8.7, 8.11, 8.12, 8.13 and this 8.2 (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Lenders.

Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), transmitted by email (notice deemed given upon transmitter’s confirmation of delivery to recipient), or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice).

(a) if to the Company or the Company OP, to:

Care Capital Properties, Inc.

191 North Wacker Drive, Suite 1200

Chicago, IL 60606

Attention: Kristen M. Benson

                 Executive Vice President, General Counsel and Corporate Secretary

Email: kbenson@carecapitalproperties.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

1 South Dearborn St.

Chicago, IL 60603

Attention: Imad I. Qasim; Scott R. Williams

Facsimile No.: (312) 853-7036

Email: iqasim@sidley.com; swilliams@sidley.com

(b) if to Parent, the Parent OP or Merger Sub, to:

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Attention: Richard K. Matros

                 Chairman, President and Chief Executive Officer

Email: rmatros@sabrahealth.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, California 92660

Attention: Andor D. Terner

Facsimile No.: (949) 823-6994

Email: aterner@omm.com

Section 8.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this

Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” in this Agreement shall mean that the information or documents referred to have been provided to the receiving Party no later than 5:00 p.m. (California time) on the date which is one day prior to the date of this Agreement by being posted in the electronic data room established by the disclosing Party, or, in the case of any documents filed with the SEC, filed by the disclosing Party at least two Business Days prior to the date of this Agreement. The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. As used in the second Recital and Sections 3.1(c), 3.1(d), 3.1(m), 3.1(n), 3.1(z) and 4.1(a)(x), the phrase “transactions contemplated hereby” shall exclude the Financing and the Debt Refinancings. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.”

Section 8.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Except as provided in Section 5.9(e), this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. Notwithstanding the foregoing, each Financing Source in connection with the Financing or the Debt Commitment Letter is an express third party beneficiary of Sections 8.2, 8.7, 8.11, 8.12, and this 8.6 (and any provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) and may enforce such sections directly.

Section 8.7 Governing Law.

(a) This Agreement, and all claims or causes of actions (whether at law, in equity, in contract or in tort) that may be based upon, arise out of, or relate to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts-of-laws principles (whether of the State of Delaware or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Delaware).

(b) Notwithstanding anything herein to the contrary, each party hereto acknowledges and irrevocably agrees:

(i) that any action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation involving any Financing Source arising out of, or relating to, the transactions contemplated hereby, any Financing or the performance of services thereunder or related thereto (collectively, a “Proceeding”) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party hereto submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court;

(ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any Proceeding in any other court;

(iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 8.3 shall be effective service of process against it for any such Proceeding brought in any such court;

(iv) to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court; and

(v) that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Nothing in this paragraph shall affect or eliminate any right to serve process in any other manner permitted by applicable Laws.

Section 8.8 Severability. Any term or provision (or part thereof) of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions (or parts thereof) of this Agreement or affect the validity or enforceability of any of the terms or provisions (or parts thereof) of this Agreement in any other jurisdiction. If any term or provision (or part thereof) of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void, provided, however, that Merger Sub may assign, in its sole discretion and without the consent of the Company, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned Subsidiaries of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10 Submission to Jurisdiction. All Legal Proceedings and proceedings arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated by this Agreement, except as provided in Section 8.7(b) above, shall be heard and determined exclusively in the Delaware Court of Chancery in New Castle County and any state appellate court therefrom (or, if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any other Delaware state or federal court), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties agrees not to commence any such Legal Proceeding except as and in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in this Agreement. Each of the parties further agrees that notice delivered as provided in this Agreement shall constitute sufficient service of process for purposes of any Legal Proceeding brought by any party or its affiliates or successors or assigns, and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Legal Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described in this Agreement for any reason (other than a failure to serve process as described in the immediately preceding sentence), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Legal Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Legal Proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts.

Section 8.11 Enforcement; Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Prior to the termination of this Agreement pursuant to Article VII, the non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c) The Parties’ right of specific enforcement is an integral part of the Merger and other transactions contemplated by this Agreement and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 8.11. In the event that any Party seeks an injunction or injunctions to prevent breaches of this Agreement, or to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction.

Section 8.12 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, ANY FINANCING (OR AGAINST ANY FINANCING SOURCE) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

Section 8.13 Financing Sources. Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates and each officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (as each of the foregoing is determined prior to the Closing Date)):

(i) hereby waives any claims or rights against any Financing Source relating to or arising out of this Agreement, the Financing, the Debt Financing Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise arising prior to the Closing Date;

(ii) hereby agrees not to commence prior to the Closing Date any suit, action or proceeding against any Financing Source in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, whether at law or in equity and whether in tort, contract or otherwise; and

(iii) hereby agrees to cause any suit, action or proceeding asserted against any Financing Source prior to the Closing Date by or on behalf of the Company, any of its Affiliates or any officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof (as each of the foregoing is determined prior to the Closing Date) in connection with this Agreement, the Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby to be dismissed or otherwise terminated.

ARTICLE IX

DEFINITIONS

Section 9.1 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means other than the transactions contemplated hereby: (a) any proposal, offer or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or Parent, as applicable, or any of their respective Subsidiaries or (b) any acquisition by any Person or group resulting in, or any proposal, offer or indication of interest that, in the case of (a) or (b), if consummated would result in, any Person (or the stockholders or other equity interest holders of such Person) or “group” (as defined pursuant to Section 13(d) of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of any class of equity securities of the Company or Parent (or of the surviving parent entity in such transaction), as applicable, or 20% or more of the consolidated net revenues, net income or total assets (it being understood that assets include equity securities of Subsidiaries) of the Company and its Subsidiaries (taken as a whole) or Parent and its Subsidiaries (taken as a whole), as applicable, in each case other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), shall mean, with respect to any person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Amended and Restated Parent Facilities” means the fourth amended and restated credit agreement, which shall amend and restate that certain Third Amended and Restated Credit Agreement, dated as of January 14, 2016, among Parent, Parent OP, certain subsidiaries of Parent OP party thereto from time to time, the lending institutions party thereto from time to time as lenders and Bank of America, N.A., as administrative agent (in addition to any swap transactions entered into in connection therewith), which fourth amended and restated credit agreement contemplates and consents to the transactions contemplated by this Agreement so that the Closing will not result in any default event of default, or breach thereof or cause any Indebtedness thereunder to become due (with or without notice or lapse of time or both).

“Benefit Plan” means, with respect to any entity, any compensation or employee benefit plan, program, policy, agreement or other arrangement, including any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, profit-sharing, consulting, change in control, Tax gross-up, or savings, plan, program, policy, agreement or arrangement.

“Business Day” means any day other than a Saturday, Sunday or other day on which the banks in California or Chicago, IL are authorized by law or executive order to be closed.

“Company CapEx Budget” means the capital expenditure budget set forth on Section 9.1(a)(i) of the Company Disclosure Letter.

“Company Credit Facilities” means the Company Revolving Credit Facility and the Company Term Loan Agreement, in addition to any swap transactions entered into in connection therewith.

“Company Debt Agreements” means (a) each of the Company Credit Facilities; (b) the Company Notes Indenture; and (c) any mortgage by the Company or its Subsidiaries.

“Company Designees” means Raymond J. Lewis, Ronald G. Geary and Jeffrey A. Malehorn (or if any of such persons ceases to be a member of the Board of Directors of the Company prior to the Effective Time or becomes unwilling or unable to serve as a member of the Board of Directors of Parent, such replacement individual who is designated by the Company to Parent in writing and approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed).

“Company Equity Awards” means the Company Stock Options, the Company Restricted Stock Unit Awards (including Company Performance Stock Unit Awards) and the Company Deferred Stock Unit Awards, taken together.

“Company Equity Plans” means the Care Capital Properties, Inc. 2015 Incentive Plan and the Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan.

“Company Joint Ventures” means the entities set forth on Section 9.1(a)(ii) of the Company Disclosure Letter.

“Company Material Adverse Effect” means any Effect that has a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that a Company Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which the Company operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation, pendency or announcement of this Agreement, and the transactions contemplated hereby or any action taken by the Company or any of its Subsidiaries that is required by this Agreement or with Parent’s written consent or at Parent’s written request or the failure by the Company or any of its Subsidiaries to take any action that is prohibited by this Agreement (other than any action taken or the failure to take any action by the Company or any of its Subsidiaries in order to comply with Section 4.1(a)) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by the Company to meet any internal or published projections (whether published by the Company or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any change in the price or trading volume of shares of Company Common Stock or any other publicly traded securities of the Company (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (i) any reduction in the credit rating of the Company or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect) and (j) any bankruptcy, insolvency or reorganization of any tenant under any Company Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Company Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound, as of the date of this Agreement, that:

(a) is required to be filed as an exhibit to the Company SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of the Company or any of its Subsidiaries (or would so restrict or limit the Surviving Company or any of its Subsidiaries following the Effective Time), or that otherwise restricts or limits in any material respect the lines of business conducted by the Company or any of its Subsidiaries or the geographic area in which the Company or any of its Subsidiaries may conduct business (or would so restrict or limit the Surviving Company or any of its Subsidiaries following the Effective Time);

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(h) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Company Property that has an aggregate fair market value of greater than $10,000,000, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Company Property that is material to the Company;

(i) prohibits the payment of dividends or other distributions in respect of Company Common Stock or shares or other equity interests of any Subsidiary of the Company;

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of the Company) by the Company or any of its Subsidiaries in an amount in excess of $5,000,000;

(k) relates to the Spinoff or where (i) Ventas is a party to the Contract and (ii) the Company has continuing obligations;

(l) obligates the Company or any Subsidiary of the Company to make non-contingent aggregate annual expenditures (other than principal and/or interest payments, the Company Permitted Development Expenditures, or the deposit of reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to the Company or any Subsidiary of the Company, except for any Company Lease or ground lease affecting any Company Property; or

(m) that is a license in respect of any Company Intellectual Property or otherwise grants the Company any Intellectual Property Rights that requires annual payments in excess of $500,000.

“Company Non-Employee Director Deferred Stock Compensation Plan” means the Care Capital Properties, Inc. Non-Employee Director Deferred Stock Compensation Plan.

“Company Notes Indenture” means the Indenture, dated as of July 14, 2016, by and among Company OP, as issuer, the Company and Company OP GP as guarantors, and Regions Bank as trustee, and as otherwise modified or supplemented prior to the date of this Agreement.

“Company Operator” means the third party managers of any Company Properties that are not leased to unaffiliated third parties.

“Company Revolving Credit Facility” means that certain Credit and Guaranty Agreement, dated as of August 17, 2015, by and among Company OP, as borrower, the Company and Company OP GP, as guarantors, the lenders identified therein, and Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and alternative currency fronting lender, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Company Term Loan Agreement” means that certain Term Loan and Guaranty Agreement, dated as of January 29, 2016, by and among Company OP, as borrower, the Company and Company OP GP, as guarantors, the lenders identified therein, and Capital One, National Association, as administrative agent, as amended, restated, supplemented or otherwise modified prior to the date of this Agreement.

“Compliant” means, with respect to the Required Information, that (a) the Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Information not misleading in light of the circumstances in which made; (b) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Information; (b) none of the historical financial statements included in the Required Information has been restated and the Company has not publicly announced that a restatement of any such financial statements is required; and (c) the financial statements included in the Required Information are not stale under Regulation S-X.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of February 11, 2017, between Parent and the Company, as it may be amended.

“Contract” means any written or oral contract, agreement, lease, license, note, loan, bond, mortgage, indenture, commitment, arrangement, understanding or other instrument or obligation, in each case that is legally binding.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any applicable Law relating to pollution or protection of the environment, including Laws relating to (a) releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; (b) the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; (c) the treatment, storage, disposal or management of Hazardous Materials; (d) the exposure to Hazardous Materials; or (e) the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), those portions of the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq. relating to Hazardous Materials exposure and compliance, the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. (“HMTA”) and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of § 414 of the Code or § 4001(a)(14) of ERISA.

“Excluded Shares” means shares of Company Common Stock owned directly by Parent, Merger Sub, the Company or their respective Subsidiaries and, in each case, not held on behalf of third parties.

“Financing Sources” means the collective reference to each Lender and each other Person, including each agent and arranger (in each case in their capacities as such) that have committed to provide or otherwise entered into agreements in connection with the Financing, including, any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto (and any joinders or amendments thereof), together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing.

“GAAP” means United States generally accepted accounting principles.

“Government Sponsored Health Care Program” means any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by a Governmental Entity, whether pursuant to one or more contracts with the applicable Governmental Entity or otherwise, including Medicare, state Medicaid programs, the TRICARE program, Medicare Advantage and managed Medicaid.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under applicable Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, “Hazardous Materials” include “hazardous substances” as defined in RCRA, “extremely hazardous substances” as defined in EPCRA, “hazardous waste” as defined in RCRA, “hazardous materials” as defined in HMTA, a “chemical substance or mixture” as defined in TSCA, crude oil, petroleum products or any fraction thereof, radioactive materials, including source, byproduct or special nuclear materials, asbestos or asbestos-containing materials, chlorinated fluorocarbons and radon.

“Health Care Laws” means (a) any and all applicable federal, state and local Laws of any applicable Governmental Entity concerning health care or insurance fraud and abuse, including, but not limited to, as applicable, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b) and 41 U.S.C. §§ 51-58), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the Exclusion Laws (42 U.S.C.§§ 1320a-7 and 1320a-7a), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a and 1320a-7b, and the regulations promulgated pursuant to such statutes; (b) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Federal Health Care Fraud Law (18 U.S.C. § 1347) and all federal and state Laws, as applicable, concerning pharmacology and dispensing medicines or controlled substances, and the regulations promulgated thereunder; (c) any and all applicable federal, state and local Laws concerning privacy and data security for patient information, including the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1329d-8), as amended, and the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, and all federal and state Laws concerning medical record retention, privacy, security, patient confidentiality, and informed consent and the regulations promulgated thereunder; (d) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including, specifically, conditions of participation for skilled nursing facilities; (e) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (f) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (g) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (h) quality, safety and accreditation standards and requirements of all applicable state Laws or regulatory bodies; (i) federal, state and local Laws regulating the ownership, operation or licensure of a health care facility or business, or assets used in connection therewith, including hospitals, skilled nursing facilities, assisted living facilities, independent living facilities and memory care facilities; (j) federal, state and local Laws relating to the provision of management or administrative services in connection with the practice of a health care profession, employment of professionals by non-professionals, professional fee splitting, patient brokering, patient or program charges, claims submission, record retention, certificates of need, certificates of operations and authority; (k) federal and state Laws with respect to financial relationships between referral sources and referral recipients, including, but not limited to the federal Stark Law (42 U.S.C. 1395nn et. seq.) and the regulations promulgated thereunder; (l) life safety codes; and (m) the Laws of any foreign jurisdiction in which a Party or its Subsidiaries and affiliates operate that are analogous to those Laws identified in items (a) through (l) above.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured,

(b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases (as determined based upon accounting standards in effect as of the date hereof), (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable), patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (vi) domain name registrations.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Mergers” means the Merger, the Subsequent Merger and the Partnership Merger.

“Minimum Distribution Dividend” shall mean a distribution with respect to the Company’s taxable year ending at the Effective Time which is sufficient to allow the Company to (a) satisfy the distribution requirements set forth in Section 857(a) of the Code and (b) avoid, to the extent possible, the imposition of income tax under Section 857(b) of the Code and the imposition of excise tax under Section 4981 of the Code.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Parent CapEx Budget” means the capital expenditure budget set forth on Section 9.1(a)(iii) of the Parent Disclosure Letter.

“Parent Common Stock” means common stock, par value $0.01, of Parent.

“Parent Equity Plan” means the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan.

“Parent Joint Ventures” means the entities set forth on Section 9.1(a)(iv) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that has a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that a Parent Material Adverse Effect shall not include any Effect arising out of or resulting from: (a) any changes in general United States or global economic conditions; (b) changes generally affecting the industry or industries in which Parent operates; (c) any change in Law or the interpretation thereof or GAAP or the interpretation thereof; (d) acts of war, armed hostility or terrorism or any worsening thereof; (e) earthquakes, hurricanes, tornados or other natural disasters or calamities; (f) any Effect to the extent attributable to the negotiation, pendency or announcement of this Agreement, and the transactions contemplated hereby or any action taken by Parent or any of its Subsidiaries that is required by this Agreement or with the Company’s written consent or at the Company’s written request or the failure by Parent or any of its Subsidiaries to take any action that is prohibited by this Agreement (other than any action taken or the failure to take any action by Parent or any of its Subsidiaries in order to comply with Section 4.2(a)) (provided that this clause (f) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby); (g) any failure by Parent to meet any internal or published projections (whether published by Parent or any analysts) or forecasts or estimates of revenues or earnings or results of operations for any period (it being understood and agreed that the facts and circumstances giving rise to any such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (h) any change in the price or trading volume of shares of Parent Common Stock or any other publicly traded securities of Parent (it being understood and agreed that the facts and circumstances giving rise to such change that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (i) any reduction in the credit rating of Parent or its Subsidiaries (it being understood and agreed that the facts and circumstances giving rise to such reduction that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect) or (j) any bankruptcy, insolvency or reorganization of any tenant under any Parent Lease or the commencement of any bankruptcy, insolvency or reorganization proceeding with respect to any tenant under any Parent Lease; and provided, further, that if any Effect described in any of clauses (a), (b), (c), (d) or (e) has had a disproportionate adverse impact on Parent relative to other companies of comparable size to Parent operating in the industry in which Parent operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect has occurred.

“Parent Material Contract” means any Contract to which Parent or any of its Subsidiaries is a party or by which any of them or their respective properties or assets may be bound that:

(a) is required to be filed as an exhibit to the Parent SEC Documents pursuant to Item 601 of Regulation S-K promulgated by the SEC;

(b) relates to any partnership, joint venture, strategic alliance, co-investment or similar agreement with any third party;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts or limits in any material respect the business of Parent or any of its Subsidiaries, or that otherwise restricts or limits in any material respect the lines of business conducted by Parent or any of its Subsidiaries or the geographic area in which Parent or any of its Subsidiaries may conduct business, other than any ground lease and other than Contracts that are terminable on 12 months or less notice without material cost or penalty;

(d) involves any merger, consolidation or similar business combination transaction;

(e) relates to development, construction, capital expenditures or purchase of materials, supplies, equipment or other assets or properties (other than purchase orders for such items in the ordinary course of business) in each case that are not terminable on 12 months or less notice without material cost or penalty and requiring aggregate payments by the Company or any of its Subsidiaries in excess of $2,000,000 during their remaining term;

(f) evidences a capitalized lease obligation or other Indebtedness to any Person, or any guaranty thereof, in excess of $10,000,000, other than any Contract in respect of a ground lease or office leases or obligations thereunder;

(g) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(h) (i) grants to any Person a right of first refusal or a right of first offer, in each case, to purchase, acquire, sell or dispose of any Parent Property that has an aggregate fair market value of greater than $10,000,000, or (ii) grants to any Person an option to purchase, acquire, sell or dispose of any Parent Property that is material to Parent;

(i) prohibits the payment of dividends or other distributions in respect of Parent Common Stock or shares or other equity interests of any Subsidiary of Parent;

(j) constitutes a loan to any Person (other than a wholly owned Subsidiaries of Parent) by Parent or any of its Subsidiaries in an amount in excess of $5,000,000;

(k) obligates Parent or any Subsidiary of Parent to make non-contingent aggregate annual expenditures (other than principal and/or interest payments, the Parent Permitted Development Expenditures, or the deposit of reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within 90 days without material penalty to Parent or any Subsidiary of Parent, except for any Parent Lease or ground lease affecting any Parent Property; or

(l) that is a license in respect of any Parent Intellectual Property or otherwise grants Parent any Intellectual Property Rights that requires annual payments in excess of $500,000.

“Parent Operator” means the third party managers of any Parent Properties that are not leased to unaffiliated third parties.

“Parent Performance Stock Unit Awards” means any Parent Stock Unit Awards subject to performance-based vesting terms.

“Parent Preferred Stock” means preferred stock, par value $0.01 per share, of Parent.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the Exchange Act on which Parent Common Stock is then traded.

“Parent Stock Unit Awards” means stock unit or restricted stock unit awards in respect of shares of Parent Common Stock granted under the Parent Equity Plan.

“Permitted Lien” means any (a) Liens relating to the Indebtedness set forth on Section 9.1(a)(v) of the Parent Disclosure Letter or Section 9.1(a)(vi) of the Company Disclosure Letter, as applicable, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due and owing or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (c) air rights affecting any Parent Property or Company Property, as applicable, (d) zoning regulations, permits and licenses, (e) Liens that are disclosed on the existing Parent Title Insurance Policies or Company Title Insurance Policies as in existence on the date hereof, as applicable, and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (g) with respect to real property, non-monetary Liens or other minor imperfections of title, which may include (i) easements whether or not shown by the public records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property and (ii) title to any portion of the premises lying within the right of way or boundary of any public road or private road, in all cases only to the extent such non-monetary Liens or minor imperfections of title do not materially impair the value of the applicable Parent Property or Company Property, as applicable, or the continued use and operation of the applicable Parent Property or Company Property, as applicable, in each case, as currently used and operated and (h) ordinary course, non-exclusive licenses of Intellectual Property Rights.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such Person.

“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, or representatives (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“SEC” means the U.S. Securities and Exchange Commission.

“Significant Subsidiary” means any Subsidiary of Parent or the Company, as the case may be, that would constitute a Significant Subsidiary of such Party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Specified Company Contracts” means the following Contracts and all Contracts ancillary thereto:

i.	the Company Term Loan Agreement;

ii.	the Loan Agreement, dated as of July 25, 2016, by and among Capital One, National Association, as Administrative Agent, the lending institutions party thereto from time to time as lenders, and certain subsidiaries of the Company listed on Exhibit B thereto, as borrowers;

iii.	the Note Purchase Agreement in respect of 5.38% Senior Notes due May 17, 2027, dated as of May 17, 2016, by and among the Company, certain subsidiaries of the Company party thereto from time to time and the purchasers party thereto from time to time.

“Specified Company Debt Agreement Amendments” means amendments to the Specified Company Contracts to permit the Mergers and the other transactions contemplated hereby such that the consummation of such transactions does not result in a breach, default or event of default (with or without notice or lapse of time or both) under the Specified Company Contracts.

“Specified Company Indebtedness” means the Indebtedness evidenced by the following Contracts:

i.	the Company Term Loan Agreement;

ii.	the Loan Agreement, dated as of July 25, 2016, by and among Capital One, National Association, as Administrative Agent, the lending institutions party thereto from time to time as lenders, and certain subsidiaries of the Company listed on Exhibit B thereto, as borrowers;

iii.	the Note Purchase Agreement in respect of 5.38% Senior Notes due May 17, 2027, dated as of May 17, 2016, by and among the Company, certain subsidiaries of the Company party thereto from time to time and the purchasers party thereto from time to time; and

iv.	the Company Revolving Credit Facility;

provided that, in each case, the Specified Company Indebtedness shall not include any Specified Company Contracts for which Specified Company Debt Agreement Amendments have been obtained and remain in full force and effect.

“Spinoff” means the pro rata distribution by Ventas of the stock of the Company to the shareholders of Ventas pursuant to Section 355 and Section 368(a)(1)(D) of the Code that was consummated on August 17, 2015.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust, or other organization, whether incorporated or unincorporated, or other legal entity of which (i) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (ii) such Person is a general partner, manager or managing member; or (iii) such Person holds a majority of the equity economic interest. For the purposes of this Agreement, (i) the Company Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of the Company or any of its respective Subsidiaries and (ii) the Parent Joint Ventures and their Subsidiaries shall not be deemed to be Subsidiaries of Parent or any of its respective Subsidiaries.

“Superior Proposal” means, with respect to the Company or Parent, as applicable, a bona fide written Acquisition Proposal that the Board of Directors of the Company or the Board of Directors of Parent, respectively, determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, timing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination fees, expense reimbursement provisions and conditions to consummation), if consummated, would result in a transaction that is more favorable from a financial perspective to the stockholders of the Company or Parent, respectively, than the transactions contemplated by this Agreement; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in this Section 9.1, except that the references to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than 50%”.

“Tax” or “Taxes” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, assessments, impositions or other similar governmental charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding (including dividend withholding and withholding required pursuant to Section 1445 and Section 1446 of the Code), occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes of any kind whatsoever, together with any interest, penalties or additions to tax imposed with respect to any of the foregoing, whether disputed or not.

“Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, or (iv) dispose of assets only in a particular manner, in each case for Tax reasons.

“Tax Return” shall mean any report, return, document, declaration or other information or filing supplied or required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto and any amendment thereof, any information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party Payor” means any Government Sponsored Health Care Program, insurer, health benefit plan, health maintenance organization, preferred provider organization, employer-sponsored health plan, multi-employer welfare trust, or any other managed care program or third party payor, including any fiscal intermediary or contractor of any of the foregoing.

“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the persons listed in Section 9.1(a)(vii) of the Parent Disclosure Letter.

“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the persons listed in Section 9.1(a)(viii) of the Company Disclosure Letter.

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would or would reasonably be likely to cause a breach of this Agreement.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Acquisition Agreement	Section 5.4(a)
Acquisitions	Section 4.1(b)(viii)
Additional Dividend Amount	Section 5.10(a)
Agreement	Preamble
Bankruptcy and Equitable Exceptions	Section 3.1(c)(i)

Base Amount	Section 5.9(c)
Blue Sky Laws	Section 3.1(c)(iii)
Certificate of Merger	Section 1.1(b)
Change in Company Recommendation	Section 5.4(b)(iii)
Change in Parent Recommendation	Section 5.4(b)(iii)
Closing	Section 1.2
Closing Date	Section 1.2
Closing Dividend Date	Section 5.10(a)
Code	Recitals
Company	Preamble
Company 368 Opinion	Section 6.2(c)
Company 368 Representation Letters	Section 5.12(d)
Company Base Amount	Section 7.2(f)
Company Benefit Plans	Section 3.1(j)(i)
Company Book-Entry Shares	Section 2.1(b)
Company Capitalization Date	Section 3.1(b)(i)
Company Certificates	Section 2.1(b)
Company Common Stock	Section 2.1(a)
Company Deferred Stock Unit Award	Section 2.4(d)
Company Disclosure Letter	Section 3.1
Company Employees	Section 3.1(k)(ii)
Company ESPP	Section 2.5
Company Intellectual Property	Section 3.1(q)
Company Leases	Section 3.1(o)(vi)
Company OP	Preamble
Company OP GP	Recitals
Company Performance Stock Unit Award	Section 2.4(c)
Company Permitted Development Expenditures	Section 3.1(o)(xv)
Company Preferred Stock	Section 3.1(b)(i)
Company Properties	Section 3.1(o)(i)
Company Property	Section 3.1(o)(i)
Company Qualified DC Plan	Section 5.6(c)
Company REIT Opinion	Section 6.3(d)
Company REIT Representation Letter	Section 5.12(d)
Company Registered IP	Section 3.1(q)
Company Expense Reimbursement	Section 7.2(i)
Company Expense Reimbursement Base Amount	Section 7.2(i)
Company Required Vote	Section 3.1(n)
Company Restricted Stock Unit Award	Section 2.4(c)
Company SEC Documents	Section 3.1(d)(i)
Company Stock Option	Section 2.4(a)
Company Stockholders Meeting	Section 5.1(b)
Company Termination Fee	Section 7.2(f)
Company Title Insurance Policies	Section 3.1(o)(xi)
Company Title Insurance Policy	Section 3.1(o)(xi)
Company Transaction Litigation	Section 5.14

Continuation Period	Section 5.6(a)
Continuing Employees	Section 5.6(a)
Debt Commitment Letter	Section 3.2(aa)(i)
Debt Recastings	Section 5.13(a)(i)
Debt Refinancings	Section 5.13(a)(i)
Debt Repayments	Section 5.13(a)(i)
Debt Transaction	Section 5.13(c)
Debt Transaction Documents	Section 5.13(c)
Definitive Debt Financing Agreements	Section 5.13(a)(ii)
Delaware Secretary	Section 1.1(b)(i)
DESM Certificate of Merger	Section 1.1(b)(ii)
DGCL	Section 1.1(a)
DLLCA	Section 1.1(a)(i)
Effective Time	Section 1.1(b)
Eligible Shares	Section 2.1(a)
EPCRA	Section 9.1
Exchange Act	Section 3.1(c)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Recitals
Fee Letter	Section 3.2(aa)(i)
Financing	Section 3.2(aa)(i)
Form S-4	Section 5.1(a)
Governmental Entity	Section 3.1(c)(iii)
HMTA	Section 9.1
Indemnified Parties	Section 5.9(a)
Joint Proxy Statement/Prospectus	Section 5.1(a)
Legal Proceeding	Section 3.1(g)
Lenders	Section 3.2(aa)(i)
Letter of Transmittal	Section 2.2(b)(i)
Material Parent Leases	Section 3.2(o)(vii)
Material Company Leases	Section 3.1(o)(vii)
MDSM Articles of Merger	Section 1.1(b)(ii)
Merger	Section 1.1(a)(i)
Merger Consideration	Recitals
Merger Consideration Cashout Value	Section 2.4(a)
Merger Sub	Preamble
MGCL	Recitals
NASDAQ	Section 2.2(e)
New Debt Commitment Letter	Section 5.13(a)(iii)
New Fee Letter	Section 5.13(a)(iii)
New Plans	Section 5.6(a)
Notice of Superior Proposal Recommendation Change	Section 5.4(b)(iv)
Organizational Documents	Section 3.1(a)(i)
Outside Date	Section 7.1(c)
Parties	Preamble

Party	Preamble
Parent	Preamble
Parent 368 Opinion	Section 6.3(c)
Parent 368 Representation Letter	Section 5.12(e)
Parent Base Amount	Section 7.2(g)
Parent Benefit Plans	Section 3.2(j)(i)
Parent Capitalization Date	Section 3.2(b)(i)
Parent Deferred Stock Unit Award	Section 2.4(d)
Parent Disclosure Letter	Section 3.2
Parent Employees	Section 3.2(k)(ii)
Parent Expense Reimbursement	Section 7.2(h)
Parent Expense Reimbursement Base Amount	Section 7.2(h)
Parent Intellectual Property	Section 3.2(q)
Parent Leases	Section 3.2(o)(vi)
Parent OP	Preamble
Parent OP GP	Recitals
Parent Permitted Development Expenditures	Section 3.2(o)(xv)
Parent Properties	Section 3.2(o)(i)
Parent Property	Section 3.2(o)(i)
Parent REIT Opinion	Section 6.2(d)
Parent REIT Representation Letter	Section 5.12(e)
Parent Registered IP	Section 3.2(q)
Parent Required Vote Parent Restricted Stock Unit Award	Section 3.2(n) Section 2.4(d)
Parent SEC Documents	Section 3.2(d)(i)
Parent Stock Issuance	Section 3.2(m)
Parent Stock Options	Section 2.4(a)
Parent Stockholders Meeting	Section 5.1(c)
Parent Termination Fee	Section 7.2(g)
Parent Title Insurance Policy	Section 3.2(o)(xi)
Parent Transaction Litigation	Section 5.14
Partnership Certificate of Merger	Section 1.1(b)(iii)
Partnership Merger	Section 1.1(a)(iii)
Partnership Merger Effective Time	Section 1.1(b)(iii)
Payoff Letters	Section 5.13(d)
Permits Proceeding	Section 3.1(r)(i) Section 8.7(b)
Qualifying Acquisition Proposal	Section 5.4(b)
Qualifying Income	Section 7.2(f)
RCRA	Section 9.1
REIT Requirements	Section 7.2(f)
Reduction Proceeds	Section 5.13(a)(v)
Required Information	Section 5.13(b)
Sarbanes-Oxley Act	Section 3.1(d)(i)
SDAT	Section 1.1(b)(ii)
Securities Act	Section 3.1(c)(iii)

Series A Parent Preferred Stock	Section 3.2(b)(i)
SM Surviving Corporation	Section 1.1(a)(ii)
Special Parent Distribution	Section 4.2(b)(iv)
Special Company Distribution	Section 4.1(b)(iv)
Subsequent Merger	Section 1.1(b)(ii)
Subsequent Merger Effective Time	Section 1.1(b)(ii)
Surviving Company	Recitals
Surviving Partnership	Recitals
Takeover Statutes	Section 3.1(x)
Tax Guidance	Section 7.2(f)
Tax Matters Agreement	Section 3.1(h)(xxii)
Transaction Litigation	Section 5.14
TSCA	Section 9.1
Ventas	Section 3.1(h)(xxii)
Ventas Opinion	Section 3.1(h)(xxii)
Voting Debt	Section 3.1(b)(iv)

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

SABRA HEALTH CARE REIT, INC.

By:	/s/ Richard K. Matros
Name:	Richard K. Matros
Title:	Chief Executive Officer and President

SABRA HEALTH CARE LIMITED PARTNERSHIP

By: SABRA HEALTH CARE REIT, INC., its general partner

By:	/s/ Richard K. Matros
Name:	Richard K. Matros
Title:	Chief Executive Officer and President

PR SUB, LLC

By:	/s/ Richard K. Matros
Name:	Richard K. Matros
Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

CARE CAPITAL PROPERTIES, LP

By: CARE CAPITAL PROPERTIES GP, LLC, its General Partner

By:	/s/ Raymond J. Lewis
Name:	Raymond J. Lewis
Title:	Chief Executive Officer

CARE CAPITAL PROPERTIES, INC.

By:	/s/ Raymond J. Lewis
Name:	Raymond J. Lewis
Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF FORMATION

OF

PR SUB, LLC

1.	The name of the limited liability company is PR Sub, LLC.

2.	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 4th day of May, 2017.

/s/ Harold W. Andrews, Jr.
Harold W. Andrews, Jr.
Authorized Person

EXHIBIT B

OPERATING AGREEMENT

OF

PR SUB, LLC

THIS OPERATING AGREEMENT (this “Agreement”) of PR Sub, LLC, a Delaware limited liability company (the “Company”), is made and entered into as of this 4th day of May, 2017 by Sabra Health Care REIT, Inc., a Maryland corporation (“Parent”), as the initial member of the Company (together with any person or entity admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company, each a “Member” and collectively, the “Members”).

The Member desires to form a limited liability company pursuant to the laws of the State of Delaware. Accordingly, in consideration of the covenants contained herein, it is agreed as follows:

ARTICLE I

ORGANIZATION

1.1. Formation. The Member, by execution of this Agreement, hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”), and subject to the terms, provisions and conditions set forth in this Agreement.

1.2. Filing; Effectiveness. Harold W. Andrews, Jr. is hereby designated as an “authorized person” of the Company within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, which filing is hereby ratified and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” of the Company ceased, and the Managing Member (as defined in Section 3.1.1) and each Officer (as defined in Section 3.1.3) thereupon became a designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Act. The Managing Member or any Officer, as an “authorized person” of the Company within the meaning of the Act, shall execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the Secretary of State of the State of Delaware. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation of the company with the Office of the Delaware Secretary of State on May 4, 2017.

1.3. Name. The name of the Company is “PR Sub, LLC”.

1.4. Purpose; Powers. The purpose of the Company is to engage in any lawful activity for which a limited liability company may be formed under the Act. The Company, and the Managing Member and the Officers on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in this Section 2, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

1.5. Principal Office. The principal office of the Company shall be located at 18500 Von Karman Avenue, Suite 550, Irvine, California 92612 or at any other location on which the Managing Member may determine.

1.6. Registered Agent and Office. The Company’s registered agent and registered office in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Managing Member may, from time to time, change the registered agent or registered office through appropriate filings with the Delaware Secretary of State. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or registered office through an appropriate filing with the Delaware Secretary of State.

1.7. Qualification in Other Jurisdictions. The Managing Member shall cause the Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in each jurisdiction in which the Company transacts business in which such qualification, formation or registration is required or desirable from time to time. The Managing Member or any Officer shall execute, deliver and file, or cause the execution, delivery and filing of any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

ARTICLE II

MEMBERS

2.1. Membership and Percentage Interests. The ownership of the Company shall be represented by limited liability company interests in the Company (“Membership Interests”). A person or entity who holds a Membership Interest and is admitted to the Company as an additional or substitute member of the Company pursuant to the provisions of this Agreement shall be referred to herein as a “Member.” The proportion of Membership Interests of a Member, expressed as a percentage, of a Member’s Membership Interests to the total Membership Interests held by all Members is referred to herein as a “Percentage Interest.” Parent, as the initial Member, shall own a 100% Percentage Interest in the Company, until and unless additional or substitute members are admitted to the Company.

2.2. Voting Rights. On all matters to be voted upon by the Members, the voting power of each Member shall be equal to such Member’s respective Percentage Interest. The affirmative vote of a majority of the Percentage Interests of all Members shall be the act of the Members, unless express provisions of the Act or this Agreement require a different vote, in which case such express provisions shall govern and control such vote.

2.3. Member Meetings. Meetings of the Members may be called at any time by Members holding at least a majority of the Percentage Interests of all Members or by the Managing Member. The Members or Managing Member, as applicable, may designate any place, either within or outside of the State of Delaware, as the place for any meeting of the Members of the Company. Whenever Members are required or permitted to take action at a meeting, written notice

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stating the place, date and time of such meeting shall be given to each Member not less than five (5) business days before the date of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. The holders of at least a majority of the Percentage Interests of all Members, represented in person or by proxy, shall constitute a quorum at all meetings of the Members.

2.4. Action by Consent. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if consented to or approved, in writing, by electronic transmission or by any other means permitted by law, by Members having not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting at which all Percentage Interests entitled to vote thereon were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to the Members that have not consented in writing. Any action taken by written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

ARTICLE III

MANAGEMENT

3.1. Managing Member.

3.1.1. Management by Member. The business and affairs of the Company shall be managed by Parent, as the initial managing member of the Company (and each successor that is appointed as the Managing Member in accordance with this Agreement, each in its capacity as a managing member of the Company, being referred to herein as a “Managing Member”), and all decisions to be made on behalf of the Company and, unless otherwise provided herein, all actions to be taken on behalf of the Company shall be made or taken by the Managing Member and no other person or entity shall have the power or authority under this Agreement to make any decisions or take any actions on behalf of the Company. The Managing Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. To the extent of its powers set forth in this Agreement, the Managing Member is an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding any other provision of this Agreement, the Manager Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other Member, person or entity. Without limiting the foregoing, the Managing Member shall have the sole authority to execute and/or deliver, in furtherance of the Company business, any deed of trust, promissory note, bill of sale, contract or other instrument purporting to convey, exchange or encumber any Company asset. The Managing Member shall not be removed or replaced and its duties shall not be limited by any action taken by or on behalf of any other Member, other than upon the affirmative vote of at least a majority of the Percentage Interests of all Members. The Managing Member or the Members may call a meeting of the Members from time to time in accordance with Section 2.3.

3

3.1.2. Right to Rely on the Managing Members. Any person or entity dealing with the Company may rely upon a certificate signed by the Managing Member as to:

(A) the identity of the Managing Member and the Members;

(B) the existence or nonexistence of any fact or facts, which constitute a condition precedent to acts by the Managing Member or which are in any other manner germane to the affairs of the Company;

(C) the persons or entities who are authorized to execute and deliver any instrument or document of the Company; or

(D) any act or failure to act by the Company or any other matter whatsoever involving the Company or any Member.

3.1.3. Officers and Related Persons. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing any titles (including, without limitation, President, Chief Executive Officer, Executive Vice President, Chief Financial Officer, Chief Investment Officer, Vice President, Secretary and Treasurer) to any such person. Unless the Managing Member decides otherwise, if the title assigned to an Officer is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 3.1.3 may be revoked at any time by the Managing Member. An Officer may be removed with or without cause at any time by the Manager Member. The Managing Member may delegate to any Officer any of the Managing Member’s powers under this Agreement, including, without limitation, the power to bind the Company. All Officers of the Company have the power, acting individually or jointly, to represent and bind the Company in all matters as provided in this Agreement or in a resolution of the Managing Member. All instruments, contracts, agreements and documents executed by such Officers in their capacities as officers of the Company shall be valid and binding on the Company.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

4.1. Capital Contributions. The Members shall not be required to contribute any capital to the Company. Capital contributions, if any, shall be made by the Members pro rata in accordance with their respective Percentage Interests in the amounts and upon the terms and conditions as the Members may unanimously agree. A separate capital account shall be maintained for each Member. A Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Company and the Member shall agree.

4.2. Interest on and Return of Capital Contributions. No interest shall accrue on any capital contribution and no Member shall have the right to withdraw or be repaid any capital contribution except as otherwise provided in this Agreement. If a Member is entitled to receive a return of a capital contribution, the Company may subject to the Act, in the sole discretion of the Managing Member, distribute cash, notes, property, or a combination thereof to the Member in return of the capital contribution.

4

4.3. Distributions. Each distribution to a Member of cash or other assets of the Company shall be made in accordance with their respective Percentage Interests in such amounts and at such times as shall be determined by the approval of the Managing Member. Unless the Managing Member otherwise establishes, the Company’s distribution of assets to a Member shall be valued on the basis of the fair market value of such assets, which may be determined by an independent appraiser who shall be selected by the Managing Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

4.4. Tax Treatment. Each Member will treat its share of the profits and losses of the Company as its own profits and losses for federal income tax purposes and state income tax purposes where applicable. Unless otherwise determined by the affirmative vote of at least a majority of the Percentage Interests of all Members, the Company shall be treated as a disregarded entity for U.S. federal income tax purposes (as well as for any analogous state or local tax purposes).

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF ADDITIONAL MEMBERS

5.1. Assignment of Membership Interests; Resignation; Admission of New Members, Trustee Member.

5.1.1. A Member may sell, assign, convey, exchange, mortgage, pledge, grant, hypothecate, or transfer all or a portion of its Membership Interest with (a) the prior written consent of the Managing Member and (b) the execution and delivery of an instrument by the transferee signifying the transferee’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement), the form of which shall be satisfactory to the Managing Member. Upon a transfer in accordance with this Section 5.1.1, the transferee of a Membership Interest shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If a Member transfers all of its Membership Interest pursuant to this Section 5.1.1, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

5.1.2. Without limiting any of the foregoing, upon the sale, transfer, or other disposition of a Member’s entire Membership Interest pursuant to the exercise of foreclosure rights under any pledge thereof to any lender (or any agent, trustee or other representative for any lender or group of lenders), (i) the transferee of the Member’s Membership Interest shall, upon the execution of a counterpart to this Agreement, automatically be admitted to the Company as a member of the Company effective as of such sale, transfer, or other disposition pursuant to the exercise of foreclosure rights, be admitted to the Company as a member of the Company and shall acquire all of the right, title and interest of the Member in the Company, including all rights and obligations as a Member under this Agreement, (ii) the transferring Member shall thereafter cease to be a member of the Company and shall have no further right, title or interest in the Company or

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under this Agreement, and (iii) the Company shall be continued without dissolution. Upon the sale, transfer, or other disposition of a Member’s Membership Interest pursuant to the exercise of foreclosure rights under any pledge thereof, the successor Member may transfer its interests in the Company, subject to Section 5.1.

5.1.3. Notwithstanding the foregoing or anything in this Agreement to the contrary, if any person or entity who is acting as a trustee of a trust is a Member and shall cease to be a trustee of such trust, the successor trustee or trustees shall, without further act of any Member or other person or entity, automatically be a Member hereunder.

5.1.4. A Member may at any time resign from the Company only with the prior written consent of the Managing Member.

5.1.5. The Managing Member may admit additional Members in its sole discretion. A person or entity shall be admitted to the Company as an additional Member of the Company upon the written consent of the Managing Member and such person’s or entity’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

ARTICLE VI

ACCOUNTING, BOOKS AND RECORDS

6.1. Accounting. All decisions as to financial and accounting matters shall be made by the Managing Member. The Managing Member may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with applicable accounting methods.

6.2. Books and Records. The Managing Member shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The books and records shall be maintained in accordance with generally accepted accounting principles and shall be available at the Company’s principal office for examination by any Member or such Member’s duly authorized representatives at any and all reasonable times during normal business hours for any purpose reasonably related to the Member’s interest as a member of the Company.

6.3. Bank Accounts. The Managing Member or any other Member authorized by the Managing Member shall be authorized to endorse checks, drafts or other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit in the Company account. Only the Managing Member or its delegates shall be authorized to sign checks drawn on the Company account on behalf of the Company.

6.4. Fiscal Year. The fiscal year of the Company shall begin on the first day of January and end on the last day of December, or such other period as the Managing Member shall by resolution designate.

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ARTICLE VII

LIABILITY, EXCULPATION AND INDEMNIFICATION

7.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members and the Managing Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Managing Member of the Company.

7.2. Exculpation.

7.2.1. To the fullest extent permitted by applicable law, no Covered Person shall be liable to the Company, any Member or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct. A “Covered Person” means a Member, Managing Member, any Officer, any affiliate of a Member or Managing Member, any officers, managers, directors, members, shareholders, partners, employees, representatives or agents of a Member or Managing Member, or their respective affiliates, or any employee or agent of the Company or its affiliates.

7.2.2. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person or entity as to matters the Covered Person reasonably believes are within such other person’s or entity’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which distributions to Members or creditors might properly be paid.

7.3. Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 7.3 by the Company shall be provided out of and to the extent of the assets of the Company only, and the Members shall not have personal liability on account thereof.

7.4. Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, subject to the last sentence of Section 7.5, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 7.3.

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7.5. Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Managing Member shall, in its sole discretion, deem reasonable, on behalf of Covered Persons and such other persons or entities as the Managing Member shall determine, against any liability that may be asserted against or expenses that may be incurred by any such person or entity in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such person or entity against such liability under the provisions of this Agreement. The Managing Member and the Company may enter into indemnity contracts with Covered Persons and such other persons or entities as the Managing Member shall determine and may adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under Section 7.4 and containing such other procedures regarding indemnification as are appropriate.

7.6. Corporate Opportunity. To the fullest extent permitted by law and notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, any Member (including the Managing Member) may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, similar or dissimilar to the business of the Company, whether now existing or hereafter acquired or initiated, whether or not such ventures are competitive with the Company, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member. To the fullest extent permitted by law and notwithstanding any duty (including any fiduciary duty) otherwise existing at law or in equity, no Member (including the Managing Member) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty (fiduciary or otherwise) to communicate or offer such opportunity to the Company, and such Member (including the Managing Member) shall not be liable to the Company or to any other Member or any other person or entity otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Member (including the Managing Member) pursues or acquires for, or directs such opportunity to another person or entity or does not communicate such opportunity or information to the Company. To the fullest extent permitted by law, neither the Company nor any Member (including the Managing Member) shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful, improper or the breach of any duty (fiduciary or otherwise) to the Company or any Member (including the Managing Member) or any other person or entity otherwise bound by this Agreement existing at law, in equity or otherwise.

ARTICLE VIII

DISSOLUTION AND LIQUIDATION

8.1. Term. The term of the Company commenced upon the filing of the Certificate of Formation of the Company with the Delaware Secretary of State and shall continue until dissolution of the Company as provided herein. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation of the Company as provided in the Act.

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8.2. Events Giving Rise to Dissolution.

8.2.1. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following, and upon no other event or occurrence:

(A) The unanimous written election by the Members to dissolve the Company;

(B) Any event that makes it unlawful for the business of the Company to be carried on by the Members;

(C) Upon the occurrence of any event that causes the last remaining Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon the assignment by such Member of all of its Membership Interests and the admission of the transferee or transferees pursuant to Section 5.1); provided, however, that the Company is not dissolved and shall not be required to be wound up if, within ninety (90) days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees (i) to continue the Company and (ii) to the admission of such personal representative or its nominee or designee, as the case may be, to the Company as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member; or

(D) The entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act.

8.2.2. The Members agree that the Company may be dissolved, liquidated and terminated only pursuant to the terms of this ARTICLE VIII, and, to the fullest extent permitted by law, the Members irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of all or substantially all the assets, except as otherwise expressly provided herein. The bankruptcy (as defined at Sections 18-101(1) and 18-304 of the Act) of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. To the fullest extent permitted by law, the retirement, withdrawal, removal, bankruptcy (as defined in Sections 18-101(1) and 18-304 of the Act) or incapacity of a Member or the occurrence of any event that terminates the continued membership of a Member of the Company shall not, in and of itself ,cause a dissolution of the Company. Any dissolution of the Company other than as provided in this ARTICLE VIII shall be a dissolution in contravention of this Agreement.

8.3. Liquidation. Upon the occurrence of any event specified in Section 8.2, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managing Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities and assets of the Company and shall use reasonable efforts to cause the assets to be sold prior to the Company distributing any such assets to the Members, and shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 8.4.

8.4. Distributions. Distributions to the Members upon a dissolution or winding up of the Company may be made in cash or in kind, or partly in cash and partly in kind, as determined by the

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Managing Member in its sole discretion. The assets (including proceeds from the sale or disposition of any assets during the period of dissolution) shall be applied as follows:

8.4.1. First, to the Company’s creditors, including the Managing Member and any other Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) in the order of priority required by law); and

8.4.2. Thereafter to the Members pro rata in accordance with their respective Percentage Interests.

8.5. Certificate of Cancellation. Upon completion of the winding up of the Company in accordance with the Act and this Agreement, the Managing Member shall cause to be executed and filed a Certificate of Cancellation with the office of the Secretary of State of the State of Delaware. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Agreement and (ii) the Certificate of Formation of the Company shall have been canceled in the manner required by the Act.

ARTICLE IX

MISCELLANEOUS

9.1. Entire Agreement. This Agreement and the Certificate of Formation of the Company supersede and replace any and all prior agreements and understandings written or oral among the parties hereto with respect to the subject matter hereof and state the entire agreement and understanding between the parties hereto.

9.2. Binding Provisions. Subject to the provisions of this Agreement relating to the transfer of Membership Interests and the admission of transferees as substitute Members of the Company, this Agreement will be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and/or assignees. Except for Covered Persons, there shall be no third-party beneficiaries to this Agreement. To the fullest extent permitted by law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company (other than Covered Persons) as such.

9.3. Section Titles; Terms. The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the person may in the context require.

9.4. Severability of Provisions. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect, and such provision will be reformed in a manner to effectuate the original intent of the parties as closely as possible and remain enforceable. If such reformation is not possible in a manner that is enforceable, then such term will be severed from the remaining terms, and the remaining terms will remain in effect.

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9.5. Assurances. The Managing Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Managing Member deems appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation, or holding of the property of the Company. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement.

9.6. Notices. All notices, requests, consents and other communications hereunder to any party hereto shall be in writing and shall be delivered (a) by hand to the person to whom the notice is addressed or his appointed agent, (b) by facsimile or email with confirmation of receipt or (c) by nationally recognized express same-day, next-day or second-day courier service, in all instances postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by such party to the other parties hereto. All such notices, requests, consents and other communications shall be effective upon receipt at the applicable address for such party.

(A) if to the Company:

PR Sub, LLC

18500 Von Karman Avenue, Suite 550, Irvine, California 92612

Attention: Richard K. Matros

            President

Email: rmatros@sabrahealth.com

(B) if to the Members, to their respective addresses set forth on Schedule I to this Agreement, as may be amended from time to time.

9.7. Amendments. Except as otherwise expressly provided for herein, any amendment to this Agreement shall be adopted and be effective as an amendment hereto if it is approved in writing by the Managing Member, without any other act, vote or approval of any other person or entity, including any other Member, being necessary to effect such amendment; provided, however, that this Agreement may not be amended without the written consent of more than fifty percent (50%) of the Percentage Interests of all Members if such amendment would materially adversely affect the rights or obligations of the Members (other than the Managing Member).

9.8. No Interest in Company Property; Waiver of Action for Partition. No Member shall have any interest in any specific assets or other property of the Company solely by virtue of being a Member of the Company. Without limiting the foregoing, to the fullest extent permitted by law, each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any specific assets or other property of the Company.

9.9. Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws. Each of the Members, to the fullest extent permitted by law,

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(i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce (A) the provisions of this Agreement, (B) the duties, obligations or liabilities of the Company to the Members or the managers, or of the Members or the managers to the Company, or among the Members or the managers, (C) the rights or powers of, or restrictions on, the Company, the Members or the managers, (D) any provision of the Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Act relating to the Company (regardless of whether such claims, suits, actions or proceedings that (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware; (ii) irrevocably submits to the exclusive jurisdiction of such court in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such court or any other court to which proceedings in such court may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11. Survival. To the fullest extent permitted by law, the terms of ARTICLE VII and this ARTICLE IX will survive any expiration or termination of this Agreement.

9.12. Permitted Mergers

9.12.1. Notwithstanding any other provision of this Agreement and without the need for any further act, vote or approval of any Member, any Officer or any other person or entity, (a)

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the Company is hereby authorized to merge Care Capital Properties, Inc., a Delaware corporation (“Corvette”), with and into the Company pursuant to Section 18-209 of the Act, with the Company continuing as the surviving entity in such merger (the “Permitted Merger 1”); (b) following Permitted Merger 1, the Company is hereby authorized to merge with and into Parent pursuant to Section 18-209 of the Act, with Parent continuing as the surviving entity in such merger (the “Permitted Merger 2” and together with Permitted Merger 1, the “Permitted Mergers”); (c) the Company is hereby authorized to execute, deliver and perform, and the Managing Member or any Officer, acting alone, on behalf of the Company, is hereby authorized to negotiate the terms of, cause the Company to enter into and perform, and execute, deliver and file (if necessary or desirable), all documents, agreements and certificates that the Managing Member or such Officer determines are necessary, appropriate, proper, advisable, incidental or convenient to consummate the Permitted Mergers (including, without limitation, the Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (the “Permitted Merger Agreement”) and any certificate of merger (as an authorized person of the Company within the meaning of the Act)), and all other documents, agreements, exhibits or certificates contemplated thereby or related thereto with respect to the Permitted Mergers (all with such terms and conditions as the Managing Member or such Officer shall approve; its approval to be conclusively, but not exclusively, evidenced by its execution of any such documents, agreements or certificates); and (d) the Managing Member is hereby authorized to amend this Agreement in any manner that the Managing Member determines is appropriate, proper, advisable, incidental or convenient to consummate the Permitted Mergers. The foregoing authorization shall not be deemed a restriction on the powers of the Managing Member or any Officer to enter into other agreements on behalf of the Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

MEMBER/MANAGING MEMBER:

SABRA HEALTH CARE REIT, INC.,
a Maryland corporation

By:	/s/ Richard K. Matros
Richard K. Matros
Chief Executive Officer and President

Operating Agreement

PR Sub, LLC

S-1

SCHEDULE I

MEMBERS; ADDRESSES; PERCENTAGE INTERESTS

as of May 7, 2017

Members	Ownership Percentage
Sabra Health Care REIT, Inc.	100.0%

Total:	100%

Exhibit A

Agreement and Plan of Merger

The following schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated by the SEC. Sabra Health Care REIT, Inc. agrees to furnish supplementally a copy of any omitted schedules or exhibits to the SEC upon request.

•	Company Disclosure Letter

•	Parent Disclosure Letter

•	Company 368 Opinion

•	Parent REIT Opinion

•	Parent 368 Opinion

•	Company REIT Opinion